UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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ev3 Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9600 54th Avenue North
Plymouth, Minnesota 55442
April 13, 2009
Dear Fellow Stockholders:
We are pleased to invite you to join us for the ev3 Inc. Annual Meeting of Stockholders to be held on Tuesday, May 26, 2009, at 2:00 p.m., local time, at our corporate offices located at 9600 54th Avenue North, Plymouth, Minnesota 55442. Details about the meeting, nominees for election to the Board of Directors and other matters to be acted on at the meeting are presented in the Notice of Annual Meeting of Stockholders and proxy statement that follow.
It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or by using Internet or telephone voting as described in the proxy statement.
We are pleased this year to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our meeting.
On behalf of ev3’s Board of Directors and management, it is our pleasure to express our appreciation for your continued support.
Sincerely,

/s/ Robert J. Palmisano	/s/ Daniel J. Levangie
Robert J. Palmisano	Daniel J. Levangie
President and Chief Executive Officer	Chairman of the Board
Your vote is important. Please exercise your right to vote as soon as possible by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or by using Internet or telephone voting as described in the proxy statement. By doing so, you may save us the expense of additional solicitation.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2009

To the Stockholders of ev3 Inc.:
     The Annual Meeting of Stockholders of ev3 Inc., a Delaware corporation, will be held on Tuesday, May 26, 2009, at 2:00 p.m., local time, at ev3’s corporate offices at 9600 54th Avenue North, Plymouth, Minnesota 55442 for the following purposes:
1.	To elect three directors, each to serve for a term of three years.

2.	To consider a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009.

3.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.
     Only stockholders of record at the close of business on March 30, 2009 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof. A stockholder list will be available at ev3’s corporate offices beginning May 15, 2009 during normal business hours for examination by any stockholder registered on ev3’s stock ledger as of the record date for any purpose germane to the annual meeting.

By Order of the Board of Directors,
/s/ Kevin M. Klemz
Kevin M. Klemz
Senior Vice President, Secretary and Chief Legal Officer

April 13, 2009
Plymouth, Minnesota

9600 54th Avenue North
Plymouth, Minnesota 55442

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 26, 2009

The board of directors of ev3 Inc. is soliciting your proxy for use at the 2009 Annual Meeting of Stockholders to be held on Tuesday, May 26, 2009. The board of directors expects to make available to our stockholders beginning on or about April 13, 2009 the Notice of Annual Meeting of Stockholders, this proxy statement and a form of proxy on the Internet or has sent these materials to stockholders.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
Our proxy statement and annual report to stockholders, which includes our annual report on Form 10-K, are available at www.proxyvote.com/ev3. Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record and beneficial owners (excluding those stockholders of record and beneficial owners who previously have requested that they receive electronic or paper copies of our proxy materials). All stockholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or to request a printed copy may be found in the Notice Regarding the Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We believe that this new process should expedite your receipt of our proxy materials, lower the costs of our Annual Meeting and reduce the environmental impact of our meeting.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Date, Time, Place and Purposes of Meeting
The Annual Meeting of Stockholders of ev3 Inc. will be held on Tuesday, May 26, 2009, at 2:00 p.m., local time, at ev3’s corporate offices located at 9600 54th Avenue North, Plymouth, Minnesota 55442, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

Who Can Vote
Stockholders of record at the close of business on March 30, 2009 will be entitled to notice of and to vote at the meeting or any adjournment of the Annual Meeting. As of that date, there were 106,670,457 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders are not entitled to cumulate voting rights.
How You Can Vote
Your vote is important. Whether you hold shares directly as a stockholder of record or beneficially in “street name” (through a broker, bank or other nominee), you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee.
If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:
•	Vote by Internet, by going to the web address http://www.proxyvote.com and following the instructions for Internet voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

•	Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.
If your shares are held in street name, you may receive a separate voting instruction form or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.
The deadline for voting by telephone or by using the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Monday, May 25, 2009. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker, or other holder of record provided to you for more information on your options for voting.
If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on.
For the election of directors, you may:
•	Vote FOR any one or more of the three nominees for director,

•	Vote AGAINST any one or more of the three nominees for director or

•	ABSTAIN from voting on any one or more of the three nominees for director.

For each of the other proposals, you may:
•	Vote FOR the proposal,

•	Vote AGAINST the proposal or

•	ABSTAIN from voting on the proposal.
If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, the proxies will vote your shares FOR all three of the nominees for director and FOR all of the other proposals set forth in the Notice of Annual Meeting of Stockholders.
How Does the Board Recommend that You Vote
The board of directors unanimously recommends that you vote FOR the three nominees for director and FOR the approval of all of the other proposals set forth in the Notice of Annual Meeting of Stockholders.
How You May Revoke or Change Your Vote
If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:
•	Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card to us.

•	Sending written notice of revocation to our Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot.
Quorum Requirement
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority (53,335,229 shares) of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies marked “For,” “Against” or “Abstain” are counted in determining whether a quorum is present. In addition, a “broker non-vote” is considered in determining whether a quorum is present. A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter.
Vote Required
Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of the three nominees for director will be decided by a majority vote, which under our bylaws means the number of shares voted “For” a director must exceed the number of votes cast “Against” that director. Pursuant to our corporate governance guidelines, each of the three nominees for director has agreed to tender an irrevocable offer of resignation which will be automatically effective upon such person’s receiving, in an uncontested election, less than the requisite vote necessary for such person’s re-election pursuant to our bylaws. In the event that a nominee for re-election fails to receive the requisite vote in an uncontested election, the nominating, corporate governance and compliance committee of our board of directors will consider the resignation offer and make a recommendation to our board of directors. The independent members of our board of directors will then act on the nominating, corporate governance and compliance committee’s recommendation within 90 days following certification of the stockholder vote.
The approval of each of the other proposals described in this proxy statement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote.
If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters that include the election of directors (Proposal One) and the ratification of the selection of our independent registered public accounting firm (Proposal Two).

STOCK OWNERSHIP

Significant Stockholders
The following table sets forth information as to individuals and entities that have reported to the SEC or have advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Warburg, Pincus Equity Partners, L.P.(1)	31,401,560	29.4%
Individuals and Entities Affiliated with John B. Simpson, Ph.D., M.D.(2)	8,428,581	7.9%
D.E. Shaw Valence Portfolios, L.L.C.(3)	9,365,946	8.8%

(1)	Warburg Pincus Partners LLC, or WPP LLC, a New York limited liability company and a subsidiary of Warburg Pincus & Co., or WP, a New York general partnership, is the sole general partner of Warburg, Pincus Equity Partners, L.P., or WPEP, a Delaware limited partnership. WPEP is managed by Warburg Pincus LLC, or WP LLC, a New York limited liability company. WPEP, WPP LLC, WP and WP LLC are each referred to as a “Warburg Pincus Entity” and are collectively referred to as the “Warburg Pincus Entities.” Each of the Warburg Pincus Entities shares with the other Warburg Pincus Entities the voting and investment control of all of the shares of common stock such Warburg Pincus Entity may be deemed to beneficially own. Charles R. Kaye and Joseph P. Landy are each managing general partners of WP and co-presidents and managing members of WP LLC. Each of these individuals disclaims beneficial ownership of the shares of common stock of ev3 that the Warburg Pincus Entities may be deemed to beneficially own. The address of the Warburg Pincus Entities is 466 Lexington Avenue, New York, New York 10017.

(2)	According to a Schedule 13D/A filed with the SEC on November 28, 2007 and information known to ev3. Includes: (i) 541 shares directly held by Dr. Simpson, (ii) 6,629,180 shares held by The Simpson Family Trust, of which John B. Simpson, Ph.D., M.D. and his spouse Rita Lynn Simpson serve as co-trustees and share voting and investment control; (iii) 800,263 shares held by the John David Simpson Trust II, a trust for the benefit of Dr. and Ms. Simpson’s son, of which Dr. and Mrs. Simpson serve as co-trustees and share voting and investment control; (iv) 292,787 shares held by FoxHollow, a California limited partnership, of which Dr. and Mrs. Simpson serve as co-general partners and share voting and investment control; (v) 53,832 shares personally held by Ms. Simpson, individually, which shares she shares voting and investment control with her spouse, Dr. Simpson; (vi) 325,989 shares held by the John Bush Simpson Annuity Trust III, of which Dr. Simpson serves as sole trustee; and (vii) 325,989 shares held by the Rita Lynn Simpson Annuity Trust III, of which Dr. Simpson serves as sole trustee. Dr. and Mrs. Simpson disclaim beneficial ownership of the shares, except to the extent of their individual respective pecuniary interest therein. The address of Dr. and Mrs. Simpson and their affiliated entities is 309 Manuella Avenue, Woodside, California 94062.

(3)	According to a Schedule 13G/A filed with the SEC on February 17, 2009, David E. Shaw and D.E. Shaw & Co., L.P. each beneficially own (i) 9,365,946 shares in the name of D. E. Shaw Valence Portfolios, L.L.C. and (ii) 5,100 shares under the management of D. E. Shaw Investment Management, L.L.C., each with shared voting power. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as president and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser and the managing member of D. E. Shaw Valence Portfolios, L.L.C. and the managing member of D. E. Shaw Investment Management, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 9,371,046 shares as described above and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 9,371,046 shares. The address of D.E. Shaw Valence Portfolios, L.L.C. is 120 W. 45th Street, Tower 45, 39th Floor, New York, New York 10036.
Directors and Executive Officers
The following table sets forth information known to us regarding the beneficial ownership of our common stock as of March 30, 2009 for:
•	each of our current directors and nominees for directors;

•	our current President and Chief Executive Officer, our former Chairman, President and Chief Executive Officer, our former Senior Vice President and Chief Financial Officer and other current and former executive officers named in the Summary Compensation Table under the heading “Executive Compensation—Summary of Cash and Other Compensation” (we collectively refer to these persons as our “named executive officers”); and

•	all of our current directors and executive officers as a group.
The number of shares beneficially owned by a person includes shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days of March 30, 2009, shares subject to stock grants which vest over time and/or upon the achievement of certain milestones and are subject to forfeiture until vested and shares subject to restricted stock units which vest over time and/or upon the achievement of certain milestones and become issuable within 60 days of March 30, 2009. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable or restricted stock units that vest within 60 days of March 30, 2009 are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person.
Except as otherwise indicated, the persons in the following table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the notes to the table. Unless otherwise indicated, the address for each of the individuals in the table below is c/o ev3 Inc., 9600 54th Avenue North, Plymouth, Minnesota 55442.

	Shares Beneficially Owned(1)(2)
Name	Number	Percentage
Directors:
John K. Bakewell	59,589	*
Jeffrey B. Child	96,959	*
Richard B. Emmitt(3)	3,815,187	3.6%
Douglas W. Kohrs	73,295	*
Daniel J. Levangie	105,423	*
John L. Miclot	7,295	*
Robert J. Palmisano	384,525	*
Thomas E. Timbie	195,003	*
Elizabeth H. Weatherman(4)	31,449,723	29.5%
Named Executive Officers:
Robert J. Palmisano	384,525	*
James M. Corbett(5)	906,760	*
Patrick D. Spangler(6)	260,917	*
Pascal E.R. Girin	385,527	*
Stacy Enxing Seng	425,432	*
Gregory Morrison	202,380	*
Matthew Jenusaitis (7)	194,766	*
Paul Richard Lunsford(8)	16,472	*
All directors and executive officers as a group (16 persons) (9)	37,542,405	34.7%

*	Represents beneficial ownership of less than one percent of our common stock.

(1)	Includes for the persons listed below the following shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of March 30, 2009, shares subject to restricted stock grants which vest over time and/or upon the achievement of certain milestones and are subject to forfeiture until vested, and shares subject to restricted stock units which vest over time and/or upon the achievement of certain milestones and will become issuable within 60 days of March 30, 2009:

Name	Stock Options	Restricted Stock	Restricted Stock Units
Directors:
John K. Bakewell	52,014	7,575	—
Jeffrey B. Child	85,068	7,575	—
Richard B. Emmitt	40,588	7,575	—
Douglas W. Kohrs	65,833	7,462	—
Daniel J. Levangie	47,848	7,575	—
John L. Miclot	—	7,295	—
Robert J. Palmisano	285,458	99,067	—
Thomas E. Timbie	187,428	7,575	—
Elizabeth H. Weatherman	40,588	7,575	—
Named Executive Officers:
Robert J. Palmisano	285,458	99,067	—
James M. Corbett	841,662	—	—
Patrick D. Spangler	200,750	50,298	—
Pascal E.R. Girin	196,391	—	188,300
Stacy Enxing Seng	262,368	132,560	—
Gregory Morrison	136,074	59,102	—
Matthew Jenusaitis	148,672	44,806	—
Paul Richard Lunsford	—	—	—
All directors and executive officers as a group (16 persons)	1,495,381	573,572	188,300

(2)	Includes shares held by the following person in securities brokerage accounts, which in certain circumstances under the terms of the standard brokerage account form may involve a pledge of such shares as collateral: Ms. Weatherman (3,196,750 shares).

(3)	Vertical Fund I., L.P. (“VF-I”) and Vertical Fund II, L.P. (“VF-II”), each of which is a Delaware limited partnership, own shares of ev3’s common stock. Mr. Emmitt is a member and manager of The Vertical Group GP, LLC, a limited liability company, that, through other entities, controls the investment decisions made on behalf of VF-I and VF-II (collectively, the “Funds”), and Mr. Emmitt may therefore be deemed to be a beneficial owner of the shares owned by the Funds. Mr. Emmitt disclaims beneficial ownership of the shares owned by the Funds except to the extent of his indirect pecuniary interest therein. Mr. Emmitt’s address is c/o The Vertical Group, 25 DeForest Avenue, Summit, New Jersey 07901.

(4)	Ms. Weatherman is a managing director and member of WP LLC and a general partner of WP. 31,401,560 shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus Entities. Ms. Weatherman disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities. Ms. Weatherman’s address is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017. See note (1) to the significant stockholders ownership table above.

(5)	Mr. Corbett resigned as Chairman, President and Chief Executive Officer effective April 6, 2008.

(6)	Mr. Spangler resigned as Senior Vice President and Chief Financial Officer effective January 19, 2009.

(7)	Mr. Jenusaitis resigned as Senior Vice President and President, Neurovascular Division effective July 18, 2008.

(8)	Mr. Lunsford resigned as Senior Vice President and President, U.S. Commercial Operations effective December 5, 2008.

(9)	Includes shares beneficially owned by our current directors and executive officers and therefore excludes shares held by Mr. Corbett, Mr. Spangler, Mr. Jenusaitis and Mr. Lunsford.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and greater than 10 percent beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 31, 2008, and based on written representations by our directors and executive officers, all required Section 16 reports under the Securities Exchange Act of 1934, as amended, for our directors, executive officers and beneficial owners of greater than 10 percent of our common stock were filed on a timely basis during the year ended December 31, 2008, except that Paul Richard Lunsford, a former executive officer, filed a Form 4 reporting an open market sale late and Daniel J. Levangie, a current director, filed a Form 4 reporting several open market purchases by an affiliated trust late.

PROPOSAL ONE — ELECTION OF DIRECTORS

Board Structure; Number of Directors
As provided in our certificate of incorporation, our board of directors is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the directors will expire upon election and qualification of successor directors at the 2009 annual meeting of stockholders for the Class I directors, at the 2010 annual meeting of stockholders for the Class II directors and at the 2011 annual meeting of stockholders for the Class III directors.
Our current directors and their respective classes and terms are as follows:

Class I Directors - Term Ending	Class II Directors - Term Ending	Class III Directors - Term Ending
at 2009 Annual Meeting	at 2010 Annual Meeting	at 2011 Annual Meeting
Jeffrey B. Child	John K. Bakewell	Daniel J. Levangie
John L. Miclot	Richard B. Emmitt	Robert J. Palmisano
Thomas E. Timbie	Douglas W. Kohrs	Elizabeth H. Weatherman
On February 12, 2009, our board of directors nominated the following three individuals to serve as Class I directors with three-year terms expiring at our 2012 annual meeting of stockholders: Jeffrey B. Child, John L. Miclot and Thomas E. Timbie.
Our certificate of incorporation and bylaws provide that the number of directors that constitute our board of directors will be fixed from time to time by a resolution of the majority of our board of directors and will consist of at least five members. Our board of directors has fixed the number of directors at nine.
Under our certificate of incorporation, our board of directors has the power to fill vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the authorized number of directors. Any director so elected by our board will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor is elected and qualified. Any additional directorships resulting from any increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Board Designation Rights
We and certain of our stockholders, including Warburg Pincus LLC and certain of its affiliates (collectively, “Warburg Pincus”), The Vertical Group, L.P. and certain of its affiliates (collectively, “The Vertical Group”) and members of our management, are parties to a holders agreement, which includes terms relating to the composition of our board of directors. The holders agreement requires us to nominate and use our best efforts to have elected to our board of directors:
•	two persons designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates, which we refer to collectively as the “Warburg Pincus Entities,” and Vertical Fund I, L.P. and Vertical Fund II, L.P., which we refer to together as the “Vertical Funds,” if the Warburg Pincus Entities, the Vertical Funds and their affiliates collectively beneficially own 20 percent or more of our common stock; or

•	one person designated by the Warburg Pincus Entities and the Vertical Funds if the Warburg Pincus Entities, the Vertical Funds and their affiliates collectively beneficially own at least 10 percent but less than 20 percent of our common stock.
Mr. Emmitt and Ms. Weatherman were the initial designees under the holders agreement. In the event any director designated by the Warburg Pincus Entities and the Vertical Funds is unable to serve or is removed or withdraws from our board of directors, the Warburg Pincus Entities and the Vertical Funds will have the right to designate a substitute for such director. We and certain of our stockholders, including certain members of our management party to the holders agreement, have agreed to take all action within our or their respective power, including the voting of shares of common stock owned by us or them as is necessary to cause the election of the substitute director designated by the Warburg Pincus Entities and the Vertical Funds or to, upon the written request of the Warburg Pincus Entities and the Vertical Funds, remove with or without cause a director previously designated by such institutional investors.
Nominees for Director
The three nominees for election at the 2009 Annual Meeting are Jeffrey B. Child, John L. Miclot and Thomas E. Timbie. All of these nominees are current members of our board of directors and have consented to serve if elected. Proxies can only be voted for the number of persons named as nominees in this proxy statement, which is three.
Board Recommendation
The board of directors unanimously recommends a vote FOR the election of the three nominees named above.
If prior to the Annual Meeting, the board of directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the board of directors. Alternatively, the proxies, at the discretion of the board of directors, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The board of directors has no reason to believe that any of the nominees will be unable to serve.
Information About Board Nominees and Other Directors
The following table sets forth certain information that has been furnished to us by each director and each person who has been nominated by our board of directors to serve as a director of our company.

Name of Nominee/Director	Age	Principal Occupation	Director Since
Nominees for election as Class I directors for three-year terms expiring in 2012
Jeffrey B. Child(1)	49	Chief Financial Officer of a Family Office of an Unaffiliated Third Party	2007
John L. Miclot(2)	50	President and Chief Executive Officer of CCS Medical, Inc.	2008
Thomas E. Timbie(1)(3)	51	President of Timbie & Company, LLC	2005

Class II directors not standing for election this year whose terms expire in 2010
John K. Bakewell(3)	47	Executive Vice President and Chief Financial Officer of Wright Medical Group, Inc.	2006
Richard B. Emmitt(3)	64	General Partner of The Vertical Group, L.P.	2005
Douglas W. Kohrs(2)	51	President and Chief Executive Officer of Tornier B.V.	2008

Name of Nominee/Director	Age	Principal Occupation	Director Since
Class III directors not standing for election this year whose terms expire in 2011
Daniel J. Levangie(2)	58	Chairman of the Board of ev3 Inc. and President and Chief Executive Officer of Keystone Dental, Inc.	2007
Robert J. Palmisano	64	President and Chief Executive Officer of ev3 Inc.	2008
Elizabeth H. Weatherman(1)(2)	49	Managing Director of Warburg Pincus LLC	2005

(1)	Member of nominating, corporate governance and compliance committee (2) Member of compensation committee (3) Member of audit committee
Additional Information About Board Nominees and Other Directors
Nominees for Election as Class I Directors for Three-Year Terms Expiring in 2012
Jeffrey B. Child has served as one of our directors since October 2007 when he was elected to our board of directors in connection with our merger with FoxHollow Technologies, Inc. Mr. Child has served as Chief Financial Officer of a family office of an unaffiliated third party since July 2004. From February 1999 through June 2003, Mr. Child served as a Managing Director, U.S. Equity Capital Markets at Banc of America Securities LLC. Prior to that time, he served as a Managing Director in the Healthcare Group at Banc of America Securities. Mr. Child currently serves on the board of directors of AMERIGROUP Corporation, a multi-state managed healthcare company. Mr. Child also serves as a Trustee of the Menlo Park City School District Board of Education.
John L. Miclot currently serves as President and Chief Executive Officer of CCS Medical, Inc., a privately held provider of home healthcare products, such as insulin pumps, incontinence products and respiratory equipment, a position he has held since November 2008. Prior to joining CCS Medical, Inc., Mr. Miclot served as Chief Executive Officer of Phillips Home Healthcare Solutions since March 2008, when Phillips acquired Respironics, Inc., a provider of sleep and respiratory products. From December 2003 to March 2008, Mr. Miclot served as President and Chief Executive Officer of Respironics, Inc. Prior to that position, Mr. Miclot served in various positions at Respironics, Inc. from 1998 to 2003, including Chief Strategic Officer and President of the Homecare Division. His previous employer, Healthdyne Technologies, Inc., a medical device company, was acquired by Respironics, Inc. in 1998. Mr. Miclot served in various positions at Healthdyne Technologies, Inc., including Senior Vice President, Sales and Marketing, from 1995 to 1998. He began his career at DeRoyal Industries, Inc. and Baxter International Inc. Mr. Miclot is a director of Pittsburgh Zoo & PPG Aquarium, Burger King Cancer Caring Center and the American Association for Homecare, all private companies, and is a director of Wright Medical Group, Inc., a public company.
Thomas E. Timbie has served as one of our directors since June 2005. Mr. Timbie served as a Vice President of ev3 from April 2005 until June 2005 and as ev3’s Interim Chief Financial Officer from January 2005 until April 2005. Mr. Timbie was a member of the board of managers of ev3 LLC from March 2004. Since 2000, Mr. Timbie has been the President of Timbie & Company, LLC, a financial and management consulting firm that he founded. During 2000, Mr. Timbie was the Interim Vice President and Chief Financial Officer of e-dr. Network, Inc., and from 1996 to 1999 he was the Vice President and Chief Financial Officer of Xomed Surgical Products, Inc. Mr. Timbie currently serves on the board of directors of American Medical Systems Holdings, Inc., a publicly held company, and Acclarent, Inc., a privately held medical device company.

Class II Directors Not Standing for Election this Year Whose Terms Expire in 2010
John K. Bakewell has served as one of our directors since April 2006. Mr. Bakewell currently serves as Executive Vice President and Chief Financial Officer of Wright Medical Group, Inc., a publicly held orthopaedic medical device company, a position he has held since December 2000. From July 1998 until December 2000, Mr. Bakewell served as Chief Financial Officer and Vice President of Finance and Administration with Altra Energy Technologies, Inc., a software and e-commerce solutions provider to the energy industry. From May 1993 to July 1998, Mr. Bakewell held the position of Vice President of Finance and Administration and Chief Financial Officer of Cyberonics, Inc., a publicly-held manufacturer of medical devices for the treatment of epilepsy and other neurological disorders. From October 1990 to May 1993, Mr. Bakewell served as Chief Financial Officer of ZEOS International Ltd., a publicly-held manufacturer and direct marketer of personal computers and related products. Mr. Bakewell currently serves on the board of directors of Keystone Dental, Inc., a privately held dental implant medical device company.
Richard B. Emmitt has served as one of our directors since June 2005. Mr. Emmitt was a member of the board of managers of ev3 LLC from August 2003 through the date of the merger of ev3 LLC with and into ev3 in June 2005. Since 1989, Mr. Emmitt has been a General Partner, or a principal of a General Partner, of The Vertical Group, L.P., an investment management and venture capital firm focused on the medical device and biotechnology industries. Mr. Emmitt currently serves on the board of directors of American Medical Systems Holdings, Inc., a publicly held company, and previously served on the board of directors of public companies including SciMed Life Systems, Wright Medical Group, Inc., and Xomed Surgical. Mr. Emmitt also serves on the board of directors of BioSET, Inc., ENTrigue Surgical, Inc., Galil Medical, Inc., Incumed, Inc., Tepha, Inc. and Tornier B.V. (Dutch), all privately held companies.
Douglas W. Kohrs currently serves as President and Chief Executive Officer of Tornier B.V., a privately held global orthopedic company, a position he has held since July 2006. Mr. Kohrs served as Chief Executive Officer of American Medical Systems Holdings, Inc. from April 1999 until January 2005. He served on the board of directors of American Medical Systems Holdings from 1999 to May 2006, and served as chairman of the board from March 2004 to May 2006. Mr. Kohrs currently serves as a director of Tornier B.V. and The Institute for Health Technology Studies (InHealth), a not-for-profit medical device research organization.
Class III Directors Not Standing for Election this Year Whose Terms Expire in 2011
Daniel J. Levangie has served as our Chairman of the Board since April 2008 and as one of our directors since February 2007. Mr. Levangie currently serves as a member of the board of directors and the President and Chief Executive Officer of Keystone Dental, Inc., a privately held dental implant medical device company, and serves as a Managing Partner of Constitution Medical Investors, Inc., a Boston-based private investment firm focused on healthcare sector-related acquisitions. From July 2006 to October 2007, Mr. Levangie served as the President, Surgical Products Division, and as an Executive Vice President and director of Cytyc Corporation, a leading provider of surgical and diagnostic products targeting women’s health and cancer, since July 2006. Prior to July 2006, Mr. Levangie held several positions with Cytyc, including Executive Vice President and Chief Operating Officer from July 2000 to June 2002, Chief Executive Officer and President of Cytyc Health Corporation from July 2002 to December 2003 and Executive Vice President and Chief Commercial Officer from January 2004 to June 2006. Mr. Levangie is also a member of the board of directors of Dune Medical Devices Ltd. and HyperMed, Inc., both privately held medical device companies.

Robert J. Palmisano has served as our President and Chief Executive Officer and as one of our directors since April 2008. Mr. Palmisano served as President and Chief Executive Officer of IntraLase Corp., a company engaged in the design, development and manufacture of laser products for vision correction, from April 2003 to April 2007, when IntraLase was acquired by Advanced Medical Optics, Inc. From April 2001 to April 2003, Mr. Palmisano was the President, Chief Executive Officer and a director of MacroChem Corporation, a development stage pharmaceutical corporation. From April 1997 to January 2001, Mr. Palmisano served as President and Chief Executive Officer and a director of Summit Autonomous, Inc., a global medical products company that was acquired by Alcon, Inc. in October 2000. Prior to 1997, Mr. Palmisano held various executive positions with Bausch & Lomb Incorporated, a global eye care company. Mr. Palmisano earned his B.A. in Political Science from Providence College. Mr. Palmisano serves on the board of directors of Osteotech, Inc., a publicly held company, and Songbird Hearing, Inc., a privately held company.
Elizabeth H. Weatherman has served as one of our directors since June 2005. Ms. Weatherman was a member of the board of managers of ev3 LLC from August 2003 through the date of the merger of ev3 LLC with and into ev3 in June 2005. Ms. Weatherman is a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and is currently responsible for the firm’s healthcare investment activities. Ms. Weatherman currently serves on the board of directors of Adlens Beacon, Inc., Bausch & Lomb, Inc., Keystone Dental, Inc. and Tornier B.V. (Dutch), all privately held companies.

CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines. A copy of these corporate governance guidelines can be found on the Investor Relations—Corporate Governance section of our corporate website at www.ev3.net. A printed copy of these corporate governance guidelines is available to any stockholder upon request to our Corporate Secretary at ev3 Inc., 9600 54th Avenue North, Plymouth, MN 55442 or by telephone at (763) 398-7000. Among the topics addressed in our corporate governance guidelines are:
•	Board size, composition and qualifications

•	Majority voting for directors and resignation policy

•	Board leadership and lead independent director duties

•	Board and committee meetings

•	Executive sessions of independent directors

•	Appropriate information and access

•	Conflicts of interest

•	Change of principal occupation and board memberships

•	Board compensation

•	Loans to directors and executive officers

•	Board and committee evaluations

•	Succession planning

•	Selection of director nominees

•	Director attendance at annual meetings of stockholders

•	Meeting attendance by directors and non-directors

•	Limitations on other directorships

•	Board committees

•	Ability to retain advisors

•	Retirement and term limits

•	Stock ownership by directors and executive officers

•	Board interaction with corporate constituencies

•	CEO evaluation

•	Director continuing education

•	Communication with directors
Director Independence
The board of directors has affirmatively determined that eight of our nine current directors —John K. Bakewell, Jeffrey B. Child, Richard B. Emmitt, Douglas W. Kohrs, Daniel J. Levangie, John L. Miclot, Thomas E. Timbie, and Elizabeth H. Weatherman — are “independent directors” under the Marketplace Rules of the NASDAQ Stock Market. The board of directors previously had determined that Myrtle S. Potter, a former director, was an independent director. The Marketplace Rules of the NASDAQ Stock Market provide a non-exclusive list of persons who are not considered independent. For example, under these rules, a director who is, or during the past three years was, employed by the company or by any parent or subsidiary of the company, other than prior employment as an interim chairman or chief executive officer, would not be considered independent. No director qualifies as independent unless the board of directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment. In making an affirmative determination that a director is an “independent director,” the board of directors reviewed and discussed information provided by these individuals and by us with regard to each of their business and personal activities as they may relate to us and our management.

Chairman of the Board; Lead Independent Director; Executive Sessions
Daniel J. Levangie serves as our non-executive Chairman of the Board. Under our corporate governance guidelines, if at any time the Chief Executive Officer and Chairman of the Board positions are held by the same person, our board of directors will elect an independent director as a lead independent director. The lead independent director will have the following duties and responsibilities in addition to such other duties and responsibilities as may be determined by the board of directors from time to time:
•	chairing the executive sessions of the board’s independent directors and calling meetings of the independent directors;

•	determining the agenda for the executive sessions of the independent directors, and participating with the Chairman of the Board in establishing the agenda for board meetings;.

•	coordinating feedback among the independent directors and our chief executive officer;

•	overseeing the development of appropriate responses to communications from stockholders and other interested persons addressed to the independent directors as a group; and

•	on behalf of the independent directors, retaining legal counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities.
At each regular board meeting, our independent directors meet in executive session with no company management present during a portion of the meeting.
Board Meetings and Attendance
Our board of directors held 13 meetings during 2008. All of our directors, except our former director Myrtle S. Potter, attended 75 percent or more of the aggregate meetings of the board of directors (held during the period for which they had been a director) and all committees on which they served during 2008 (during the period that they served).
Board Committees
Our board of directors has three standing committees: audit committee, compensation committee and nominating, corporate governance and compliance committee. Each of these committees has the composition and responsibilities described below. Our board of directors may from time to time establish other committees to facilitate the management of our company and may change the composition and the responsibilities of our existing committees. Each committee has a charter which can be found on the Investor Relations — Corporate Governance section of our corporate website at www.ev3.net. A printed copy of each committee charter is also available to any stockholder upon request to our Corporate Secretary at ev3 Inc., 9600 54th Avenue North, Plymouth, MN 55442 or by telephone at (763) 398-7000.
The following table summarizes the current membership of each of our three board committees. Each of the members of the audit committee, compensation committee and nominating, corporate governance and compliance committee is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market.

Nominating,
Corporate Governance
Director	Audit	Compensation	and Compliance
John K. Bakewell	Chair	—	—
Jeffrey B. Child	—	—	✓
Richard B. Emmitt	✓	—	—
Douglas W. Kohrs	—	✓	—
Daniel J. Levangie	—	Chair	—
John L. Miclot	—	✓	—
Robert J. Palmisano	—	—	—
Thomas E. Timbie	✓	—	Chair
Elizabeth H. Weatherman	—	✓	✓
Audit Committee
Responsibilities. Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee:
•	assists our board of directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements as they relate to our financial statements and financial reporting obligations, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

•	assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such independent registered public accounting firm;

•	provides a medium for consideration of matters relating to any audit issues; and

•	prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K.
The audit committee reviews and evaluates, at least annually, the performance of the audit committee and its members, including compliance of the audit committee with its charter.
Composition. The current members of our audit committee are Messrs. Bakewell, Emmitt and Timbie. Mr. Bakewell is the chair of our audit committee.
Each current member of our audit committee qualifies as “independent” for purposes of membership on audit committees pursuant to the Marketplace Rules of the NASDAQ Stock Market and the rules and regulations of the SEC and is “financially literate” as required by the Marketplace Rules of the NASDAQ Stock Market. In addition, our board of directors has determined that Mr. Bakewell qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Marketplace Rules of the NASDAQ Stock Market as a result of his experience as a chief financial officer of several public companies. Other members of our audit committee who have served as chief executive officers or chief financial officers of public companies or have similar experience or understanding with respect to certain accounting and auditing matters also may be considered audit committee financial experts. These designations related to our audit committee members’ experience and understanding with respect to certain accounting and auditing matters are disclosure requirements of the SEC and the NASDAQ Stock Market and do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of our audit committee or of our board of directors.
Meetings and Other Information. The audit committee met 11 times during 2008. At four of these meetings, the audit committee met in private session with our independent registered public accounting firm. Additional information regarding our audit committee and our independent registered public accounting firm is disclosed under the “—Audit Committee Report” and “Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm” sections of this proxy statement.
Audit Committee Report
This report is furnished by the audit committee of our board of directors with respect to our consolidated financial statements for the year ended December 31, 2008.
One of the purposes of our audit committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements. Our management is responsible for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.
In performing its oversight role, our audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008 with our management. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. Our audit committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T and in effect for our fiscal year ended December 31, 2008. Our audit committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board independence and ethics rule, Rule 3526 (Communication with Audit Committees Concerning Independence), as in effect for our fiscal year ended December 31, 2008. The audit committee has discussed with Ernst & Young LLP its independence and concluded that the independent registered public accounting firm is independent from our company and our management.
Based on the review and discussions of the audit committee described above, in reliance on the unqualified opinion of Ernst & Young LLP regarding our audited financial statements, and subject to the limitations on the role and responsibilities of the audit committee described above and in the audit committee’s charter, the audit committee recommended to our board of directors that our audited financial statements for the fiscal year ended December 31, 2008 be included in our annual report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
This report is dated as of February 24, 2009.
Audit Committee
John K. Bakewell, Chair
Richard B. Emmitt
Thomas E. Timbie

Compensation Committee
Responsibilities. Our compensation committee discharges our board’s responsibilities relating to compensation of our directors, officers and certain other executives and our overall compensation and benefits structure. Our compensation committee:
•	reviews and approves goals and objectives relevant to our chief executive officer and executive officer compensation and evaluates our chief executive officer and other executive officers’ performance in light of those goals and objectives;

•	reviews and approves any and all compensation for our chief executive officer and other executive officers;

•	reviews and makes recommendations to our board concerning the adoption of and any amendment to our compensation plans for all directors and executive officers, including incentive compensation plans and equity-based plans, and performs the administrative functions of such plans;

•	reviews and discusses with management the “Compensation Discussion and Analysis” section of our annual meeting proxy statement and based on such review and discussions makes a recommendation to our board as to whether the “Compensation Discussion and Analysis” section should be included in our annual report on Form 10-K and annual meeting proxy statement in accordance with applicable rules and regulations of the SEC and any other applicable regulatory bodies; and

•	reviews and makes recommendations to our board concerning compensation for non-employee members of our board, including retainers, meeting fees, committee fees, committee chair fees, equity compensation, benefits and perquisites.
The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.
Composition. The current members of our compensation committee are Mr. Kohrs, Mr. Levangie, Mr. Miclot and Ms. Weatherman. Mr. Levangie is the chair of our compensation committee. Each of the four current members of our compensation committee is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Each of Mr. Kohrs, Mr. Levangie and Mr. Miclot is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.
Processes and Procedures for Consideration and Determination of Executive Compensation. As described in more detail above under the heading “—Responsibilities,” our board has delegated to our compensation committee the responsibility, among other things, to approve any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and any special or supplemental benefits or perquisites, and to administer our equity and incentive compensation plans applicable to our executive officers. Our board has retained, however, the authority to approve the adoption of and any amendment to our compensation plans for all directors and executive officers, including incentive compensation plans and equity-based plans.

Under the terms of its written charter, the compensation committee has the power and authority, to the extent permitted by our bylaws and applicable law, to delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee; provided, that any actions taken pursuant to any such delegation are reported to the compensation committee at its next meeting. The compensation committee has delegated its power and authority to review and approve the grant of stock options, restricted stock and other discretionary awards under our equity-based plans to a subcommittee of the compensation committee consisting solely of Mr. Kohrs, Mr. Levangie and Mr. Miclot. The compensation committee did not delegate any other duties and responsibilities to the chair, a subcommittee or any other members of the compensation committee during 2008.
In terms of the process of determining executive compensation, our compensation committee typically reviews the base salaries for all of our executive officers, including our named executive officers, at its annual December meeting. Final decisions concerning any salary changes are made at the compensation committee meeting in either December or January. Historically, at the December meeting, our compensation committee also establishes goals for the following year for our cash incentive plan, generally based on and consistent with the annual operating plan typically adopted by the board at that meeting. At its meeting in January of each year, our compensation committee determines the individual payout amounts under our cash incentive plan for the prior year, any base salary changes and individual annual performance recognition grants under our equity incentive plan.
Three members of our executive team play a role in our executive compensation process and regularly attend meetings of our compensation committee. Our Senior Vice President, Human Resources assists our compensation committee primarily by gathering compensation related data regarding our named executive officers and coordinating the exchange of such information and other executive compensation information among the members of our compensation committee, our compensation committee’s compensation consultant and management in anticipation of compensation committee meetings. Our Senior Vice President, Secretary and Chief Legal Officer assists our compensation committee primarily by educating the committee on executive compensation trends and best practices from a corporate governance perspective. Our President and Chief Executive Officer assists our compensation committee primarily by making formal recommendations regarding the amount and type of compensation to be paid to our executives (other than himself). From time to time, our compensation committee also may request informal input on compensation related decisions from our Senior Vice President, Human Resources and our Senior Vice President, Secretary and Chief Legal Officer in light of their close participation in the process.
Our President and Chief Executive Officer makes recommendations to our compensation committee regarding the compensation to be paid to each executive (other than himself). In making final decisions regarding compensation to be paid to our executive officers, the compensation committee considers the recommendations of our President and Chief Executive Officer, but also considers other factors, such as those listed under the heading “Compensation Discussion and Analysis—Setting Executive Compensation—Role of Compensation Committee.” The compensation committee also considers the recommendations of the compensation committee’s compensation consultant in determining executive compensation.
Our compensation committee has engaged a compensation consultant, Mercer (US) Inc., to provide information, analyses and advice regarding executive compensation. In so doing, at the request of the compensation committee, Mercer recommended a peer group of companies, collected relevant market data from these companies to allow the compensation committee to compare elements of our compensation program to those of our peers, provided information on executive compensation trends and implications for our company and made other recommendations to the compensation committee regarding certain aspects of our executive compensation program. The compensation committee values especially

Mercer’s benchmarking information and input regarding best practices and trends in executive compensation matters. To help determine the appropriate levels of compensation for each principal element of our executive compensation program, our compensation committee annually reviews the compensation levels of our named executive officers and other executives against the compensation levels of comparable positions with companies similar to ev3 in terms of products, operations and revenues. The compensation committee believes that compensation paid by peer group companies is representative of the compensation required to attract, retain and motivate ev3’s executive talent, which is why one of the goals and philosophies of the compensation committee is to target base compensation and total compensation at the 50th to 75th percentile of companies in our peer group.
In addition to the executive compensation work performed by Mercer for the compensation committee, during 2008, management engaged Mercer to provide other compensation consulting services. The compensation committee has established procedures that it considers adequate to ensure that Mercer’s advice to the compensation committee remains objective and is not influenced by our management. These procedures include: the compensation committee has the sole authority to hire and fire Mercer; a direct reporting relationship of the Mercer consultant to the compensation committee including a summary of the work performed for our company during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for our company has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work for our company. The compensation committee believes that the provision of such other services by Mercer does not compromise Mercer’s ability to provide the compensation committee an objective perspective on executive compensation.
Our management, principally our Senior Vice President, Human Resources and the chair of our compensation committee, regularly consult with representatives of Mercer and generally meet with Mercer representatives prior to each compensation committee meeting. A representative of Mercer is invited on a regular basis to attend meetings of our compensation committee.
All of the recommendations and decisions by our compensation committee and board of directors with respect to determining the amount or form of executive compensation under our executive compensation program were made by the compensation committee and board of directors, as the case may be, alone and may reflect factors and considerations other than the information and advice provided by Mercer.
Final deliberations and decisions by our compensation committee or our board of directors regarding the form and amount of compensation to be paid to our executive officers, including our current President and Chief Executive Officer and our former Chairman, President and Chief Executive Officer, for 2008 performance were made by the compensation committee or the board, as the case may be, without the presence of our current President and Chief Executive Officer, our former Chairman, President and Chief Executive Officer or any other executive officer of our company whose compensation was being determined at that time.
Processes and Procedures for Consideration and Determination of Director Compensation. As described in more detail above under the heading “—Responsibilities,” our board of directors has delegated to our compensation committee the responsibility, among other things, to review and make recommendations to our board concerning compensation for non-employee members of our board, including retainers and any other cash compensation, equity compensation, benefits and perquisites. Decisions regarding director compensation made by our compensation committee are not considered final and are subject to final review and approval by our entire board. Under the terms of its written charter, the compensation committee has the power and authority, to the extent permitted by our bylaws and applicable law, to delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee; provided, that any actions taken pursuant to any such delegation are reported to the compensation committee at its next meeting. The compensation committee has not generally delegated any of its duties and responsibilities regarding director compensation to subcommittees, the chair or any other members of the compensation committee, but rather has taken such actions as a committee, as a whole.
Our Senior Vice President, Human Resources assists the compensation committee in gathering compensation related data regarding director compensation. In making final recommendations to the board regarding compensation to be paid to our non-employee directors, the compensation committee considers general market information regarding director compensation, including benchmarking information gathered by Mercer, and other factors that may be relevant.
Our compensation committee has engaged Mercer to provide information, analyses and advice regarding director compensation. In so doing, at the request of the compensation committee, Mercer collected relevant market data from the same peer group of companies used in connection with our determination of executive compensation to allow the compensation committee to compare elements of our director compensation program to those of our peers, provided information on director compensation trends and implications for our company and made other recommendations to the compensation committee regarding certain aspects of our director compensation program. In setting director compensation, our compensation committee targets director compensation at the 50th to 75th percentile of companies in our peer group. As with executive compensation, the compensation committee values Mercer’s benchmarking information and input regarding best practices and trends in director compensation matters.
In making final decisions regarding compensation to be paid to our non-employee directors, the board gives considerable weight to the recommendations of our compensation committee.
Meetings and Other Information. Our compensation committee met 10 times during 2008. Additional information regarding our compensation committee is disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation—Compensation Committee Report” sections of this proxy statement.
Nominating, Corporate Governance and Compliance Committee
Responsibilities. Our board of directors established our nominating and corporate governance committee in October 2007 upon completion of our merger with FoxHollow to provide assistance to our board in fulfilling its responsibilities relating to the nomination of directors and overseeing corporate governance processes of our company. In February 2008, we transferred from our audit committee to our nominating and corporate governance committee the responsibility for overseeing our compliance efforts with respect to legal and regulatory requirements and relevant company policies and procedures, including our Code of Business Conduct, Code of Ethics for Senior Executive and Financial Officers and Corporate Compliance Program, other than with respect to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which remain within the purview of our audit committee. At that time, we changed the name of the committee to the nominating, corporate governance and compliance committee to reflect this additional responsibility of the committee.
In addition to overseeing our compliance efforts with respect to legal and regulatory requirements, our nominating, corporate governance and compliance committee:
•	reviews and makes recommendations to our board regarding the structure and composition of the board and its members;

•	identifies individuals qualified to become members of our board;

•	makes recommendations to the board regarding nominees for director for each annual meeting of our stockholders and to fill any vacancies that may occur between meetings of our stockholders; and

•	makes recommendations to our board regarding corporate governance matters and practices, including any revisions to our corporate governance guidelines.
The nominating, corporate governance and compliance committee reviews and evaluates, at least annually, the performance of the nominating, corporate governance and compliance committee and its members, including compliance of the nominating, corporate governance and compliance committee with its charter.
Composition. The current members of our nominating, corporate governance and compliance committee are Mr. Child, Mr. Timbie and Ms. Weatherman. Mr. Timbie is the chair of our nominating, corporate governance and compliance committee. Each of the three members of our nominating, corporate governance and compliance committee is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market.
Processes and Procedures for Selecting Nominees for Our Board of Directors. In selecting director nominees for recommendation to our board of directors, the nominating, corporate governance and compliance committee first determines whether the incumbent directors whose terms expire at the meeting are qualified to serve, and wish to continue to serve, on the board. Our board believes that our company and stockholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into our corporate affairs that they have accumulated during their tenure with the company. Appropriate continuity of board membership also contributes to our board’s ability to work as a collective body. Accordingly, it is the general practice of the nominating, corporate governance and compliance committee to recommend to our board and our board to re-nominate an incumbent director whose term expires at the upcoming annual meeting of stockholders if the director wishes to continue his or her service with our board, the director continues to satisfy our board’s criteria for membership on the board, the nominating, corporate governance and compliance committee believes the director continues to make important contributions to the board, and there are no special, countervailing considerations against re-nomination of the director.
In identifying and evaluating new candidates for election to our board, the nominating, corporate governance and compliance committee first solicits recommendations for nominees from persons whom the committee believes are likely to be familiar with candidates having the qualifications, skills and characteristics required for board nominees from time to time. Such persons may include current members of our board and our senior management. Each of Mr. Kohrs, who joined our board of directors in August 2008, and Mr. Miclot, who joined our board of directors in December 2008, were recommended as director nominees by one of our current directors. In addition, from time to time, if appropriate, the nominating, corporate governance and compliance committee may engage a search firm to assist it in identifying and evaluating qualified candidates.
The nominating, corporate governance and compliance committee reviews and evaluates each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for board membership established by the nominating, corporate governance and compliance committee, the existing composition of the board, and other factors that it deems relevant. In conducting its review and evaluation, the nominating, corporate governance and compliance committee may solicit the views of our management, our board members and any other individuals it believes may have insight into a candidate. The nominating, corporate governance and compliance committee may designate one or more of its members and/or other board members to interview any proposed candidate.
The nominating, corporate governance and compliance committee will consider recommendations for the nomination of directors submitted by our stockholders. For more information, see the information set forth under the heading “Other Matters — Director Nominations for 2010 Annual Meeting.” The nominating, corporate governance and compliance committee will evaluate candidates recommended by stockholders in the same manner as those recommended as stated above.
There are no formal requirements or minimum qualifications that a candidate must meet in order for our nominating, corporate governance and compliance committee to recommend the candidate to the board. The nominating, corporate governance and compliance committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of our company and the board at the time. However, in evaluating candidates, there are a number of criteria that the nominating, corporate governance and compliance committee generally view as relevant and are likely to consider. Some of these factors include:
•	whether the candidate is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market and meets any other applicable independence tests under the federal securities laws and rules and regulations of the SEC;

•	whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the Marketplace Rules of the NASDAQ Stock Market;

•	whether the candidate is an “audit committee financial expert” under the rules and regulations of the SEC;

•	the needs of our company with respect to the particular talents and experience of our directors;

•	the personal and professional integrity and reputation of the candidate;

•	the candidate’s level of education and business experience;

•	the candidate’s broad-based business acumen;

•	the candidate’s level of understanding of our business and its industry and other industries relevant to our business;

•	the candidate’s ability and willingness to devote adequate time to work of our board and its committees;

•	the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of our company;

•	whether the candidate possesses strategic thinking and a willingness to share ideas;

•	the candidate’s diversity of experiences, expertise and background; and

•	the candidate’s ability to represent the interests of all stockholders and not a particular interest group.
Meetings. Our nominating, corporate governance and compliance committee met eight times during 2008.
Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers
Our Code of Business Conduct applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and meets the requirements of the SEC. We also have a Code of Ethics for Senior Executive and Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Presidents, and any other senior executive or financial officers performing similar functions and so designated from time to time by the Chief Executive Officer. A copy of our Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers is available on the Investor Relations—Corporate Governance section of our corporate website at www.ev3.net.
Policy Regarding Director Attendance at Annual Meetings of Stockholders
It is the policy of our board of directors that directors standing for re-election should attend our annual meeting of stockholders, if their schedules permit. Two of our nine then current directors attended our annual meeting of stockholders in May 2008, one of whom was standing for re-election at that meeting.
Process Regarding Stockholder Communications with Board of Directors
Stockholders may communicate with our board of directors or any one particular director by sending correspondence, addressed to our Corporate Secretary, ev3 Inc., 9600 54th Avenue North, Plymouth, MN 55442, with an instruction to forward the communication to our board or one or more particular directors. Our Corporate Secretary will promptly forward all such stockholder communications to our board or the one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

DIRECTOR COMPENSATION

Summary of Cash and Other Compensation
The following table provides summary information concerning the compensation of each individual who served as a director of our company during the year ended December 31, 2008, other than Robert J. Palmisano, our current President and Chief Executive Officer, and James M. Corbett, our former Chairman, President and Chief Executive Officer, each of whose compensation is set forth under the heading “Executive Compensation.”
DIRECTOR COMPENSATION — 2008

	Fees Earned or	Stock	Option	All Other Comp-
Name	Paid in Cash ($)	Awards ($)(1)(2)	Awards ($)(3)(4)(5)	ensation ($)(6)		Total ($)
John K. Bakewell	$58,625	$25,063	$111,871	$—		$195,559
Jeffrey B. Child	38,000	25,063	151,214	—		214,277
Richard B. Emmitt	35,125	25,063	58,426	—		118,614
Richard N. Kender(7)	—	—	—	—		—
Douglas W. Kohrs(8).	16,558	15,615	7,996	—		40,169
Daniel J. Levangie	68,000	25,063	118,473	—		211,536
John L Miclot(9)	3,000	1,489	801	—		5,290
Myrtle S. Potter(10)	12,319	—	178,804	—		191,123
John B. Simpson, Ph.D., M.D.(11)	—	—	—	92,413	(12)	92,413
Thomas E. Timbie	46,125	25,063	170,152	—		241,340
Elizabeth H. Weatherman	29,500	25,063	58,426	—		112,989

(1)	Reflects the dollar amount recognized as stock-based compensation expense for financial statement reporting purposes with respect to the fiscal year ended December 31, 2008 in accordance with Financial Accounting Standards Board Statement of Accounting Financial Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R) for stock awards granted to each director in 2008 and in previous years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value is determined based on the closing sale price of our common stock on the date of grant. Amounts in the table reflect the actual forfeiture by Dr. Simpson of 36,672 shares of our common stock underlying restricted stock awards upon his resignation in February 2008. In accordance with FAS 123R, we reversed in 2008 compensation expense relating to the forfeited stock awards that had been recognized for financial statement reporting purposes in 2007 and in prior years. The amounts in the table reflect our accounting expense, and do not correspond to the actual value realized by the directors.

(2)	The following table provides information regarding each stock award granted to each director during the fiscal year ended December 31, 2008:

		Number of Securities	Grant Date
	Grant	Underlying Stock	Fair Value of
Name	Date	Awards Granted (#)	Stock Awards ($)
John K. Bakewell	05/20/08	7,575	$74,993
Jeffrey B. Child	05/20/08	7,575	74,993
Richard B. Emmitt	05/20/08	7,575	74,993
Richard N. Kender	—	—	—
Douglas W. Kohrs	08/01/08	7,462	74,993
Daniel J. Levangie	05/20/08	7,575	74,993
John L Miclot	12/02/08	7,295	37,496
Myrtle S. Potter	—	—	—
John B. Simpson, Ph.D., M.D.	—	—	—
Thomas E. Timbie	05/20/08	7,575	74,993
Elizabeth H. Weatherman	05/20/08	7,575	74,993

The amounts in the column entitled “Number of Securities Underlying Stock Awards Granted” also represents the aggregate number of stock awards outstanding as of December 31, 2008 and held by each of the directors listed in the above table.

(3)	Reflects the dollar amount recognized as stock-based compensation expense for each director for financial statement reporting purposes with respect to the fiscal year ended December 31, 2008 in accordance with FAS 123R for option awards granted to each director in 2008 and in previous years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value is determined based on our Black-Scholes option pricing model. Amounts in the table reflect the actual forfeiture by Dr. Simpson of options to purchase 118,400 shares of our common stock upon his resignation in February 2008 and the actual forfeiture by Ms. Potter of options to purchase 92,810 shares of our common stock upon the expiration of her director term on May 2008. In accordance with FAS 123R, we reversed in 2008 compensation expense relating to the forfeited stock options that had been recognized for financial statement reporting purposes in 2007 and in prior years. The amounts in the table reflect our accounting expense, and do not correspond to the actual value realized by the directors. The following table provides the fair value of options granted to the directors for compensation expense recognized during the fiscal year ended December 31, 2008 and the related specific assumptions used in the valuation of each such option award:

	Grant Date				Expected
Grant	Fair Value	Risk Free	Expected	Expected	Dividend
Date	Per Share	Interest Rate	Life	Volatility	Yield
12/02/2008	$2.09	1.56%	3.85 years	51.6%	0
08/01/2008	3.79	3.05%	3.85 years	44.6%	0
05/20/2008	3.64	2.39%	3.85 years	44.5%	0
10/04/2007	6.30	4.16%	3.85 years	42.7%	0
07/31/2007	5.53	4.16%	3.85 years	42.7%	0
05/17/2007	6.51	4.58%	3.85 years	43.7%	0
02/23/2007	8.09	4.77%	3.85 years	45.3%	0
06/12/2006	6.23	4.90%	4.0 years	51.2%	0
05/09/2006	6.72	4.90%	4.0 years	51.2%	0
04/05/2006	7.97	4.90%	4.0 years	51.2%	0
01/06/2006	10.17	4.16%	3.85 years	42.7%	0
07/12/2005	5.80	3.875%	4.0 years	45.9%	0
06/20/2005	7.74	4.16%	3.85 years	42.7%	0
05/26/2005	3.31	3.625%	4.0 years	44.9%	0
01/05/2005	5.59	3.71%	5.0 years	0.1%	0

(4)	The following table provides information regarding each stock option granted to each director during the fiscal year ended December 31, 2008:

		Number of
		Securities
		Underlying		Exercise		Grant Date
	Grant	Options		Price	Expiration	Fair Value of
Name	Date	Granted (#)(a)		($/Share)	Date	Option Awards ($)(b)
John K. Bakewell	05/20/2008	20,696	(c)	$9.90	05/20/2018	$75,404
Jeffrey B. Child	05/20/2008	20,696	(c)	9.90	05/20/2018	75,404
Richard B. Emmitt	05/20/2008	20,696	(c)	9.90	05/20/2018	75,404
Richard N. Kender	—	—		—	—	—
Douglas W. Kohrs	08/01/2008	20,268	(d)	10.05	08/01/2018	76,804
Daniel J. Levangie	05/20/2008	20,696	(c)	9.90	05/20/2018	75,404
John L. Miclot	12/02/2008	19,334	(d)	5.14	12/02/2018	40,311
Myrtle S. Potter	—	—		—	—	—
John B. Simpson, Ph.D., M.D.	—	—		—	—	—
Thomas E. Timbie	05/20/2008	20,696	(c)	9.90	05/20/2018	75,404
Elizabeth H. Weatherman	05/20/2008	20,696	(c)	9.90	05/20/2018	75,404

(a)	Represents options granted under the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, the material terms of which are described in more detail under the heading “Executive Compensation — Grants of Plan-Based Awards — ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan.”

(b)	We refer you to note (3) above for a discussion of the assumptions made in calculating the grant date fair value of option awards.

(c)	This option vests with respect to 50 percent of the underlying shares of our common stock on each of the following dates, so long as the individual remains a director of our company as of such dates: May 1, 2009 and May 1, 2010.

(d)	This option vests with respect to 50 percent of the underlying shares of our common stock on the one-year anniversary of the date of grant and with respect to the remaining 50 percent of the underlying shares of our common stock on the two-year anniversary of the date of grant, so long as the individual remains a director of our company as of such dates.

(5)	The following table provides information regarding the aggregate number of options to purchase shares of our common stock outstanding at December 31, 2008 and held by each of the directors listed in the above table:

	Aggregate
	Number of
	Securities		Range of	Range of
	Underlying	Exercisable/	Exercise	Expiration
Name	Options	Unexercisable	Price(s)	Date(s)
John K. Bakewell	70,696	32,498/38,198	$9.90-17.71	04/05/2016-05/20/2018
Jeffrey B. Child	105,416	74,720/30,696	9.90-23.65	06/20/2015-05/20/2018
Richard B. Emmitt	55,936	25,240/30,696	6.47-16.66	07/26/2011-05/20/2018
Richard N. Kender	—	—	—	—
Douglas W. Kohrs	86,101	65,833/20,268	8.82-16.66	03/01/2015-08/01/2018
Daniel J. Levangie	70,696	25,000/45,696	9.90-20.06	02/23/2017-05/20/2018
John L. Miclot	19,334	0/19,334	5.14	12/02/2018
Myrtle S. Potter	—	—	—	—
John B. Simpson, Ph.D., M.D.	—	—	—	—
Thomas E. Timbie	207,360	171,316/36,044	8.82-16.66	03/09/2014-05/20/2018
Elizabeth H. Weatherman	55,936	25,240/30,696	6.47-16.66	07/26/2011-05/20/2018

(6)	We do not generally provide perquisites and other personal benefits to our directors. Any perquisites or personal benefits actually provided to any director were less than $10,000 in the aggregate.

(7)	Mr. Kender resigned as a director effective July 25, 2008.

(8)	Mr. Kohrs became a director effective August 1, 2008.

(9)	Mr. Miclot became a director effective December 2, 2008.

(10)	Ms. Potter declined to stand for re-election at our annual meeting of stockholders held on May 20, 2008.

(11)	Dr. Simpson resigned as a director effective February 7, 2008.

(12)	For Dr. Simpson, represents $90,604 in base salary (including accrued paid time off) and $1,809 in matching contributions under our 401(k) plan paid to Dr. Simpson during 2008 as an employee of ev3 until his resignation effective February 7, 2008.
Overview
Compensation for our directors is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation in order to align the interests of our directors with those of our stockholders. In setting director compensation, we follow the process and procedures described under the heading “Corporate Governance—Compensation Committee—Processes and Procedures for Consideration and Determination of Director Compensation.”
From time to time, our compensation committee engages an independent consultant to review our outside director compensation. In December 2007, our compensation committee engaged Mercer to review our outside director compensation. In so doing, Mercer analyzed the outside director compensation levels and practices of our peer companies. Mercer used the same 19 peer companies as were used to gather compensation information for our executive officers at the time. In setting director compensation, we target compensation at the 50th to 75th percentile of companies in our peer group. We revised our director compensation program at the end of April 2008 as described in more detail below to be more competitive.
Our compensation for our “outside” directors for 2008 was comprised of both cash compensation and equity-based compensation. Our cash compensation was in the form of annual retainers for our board members, chairman of the board, committee chairs and committee members. Our equity-based compensation was in the form of initial and annual stock option and restricted stock grants. Each of these components is described in more detail below. We do not generally provide perquisites and other personal benefits to our outside directors.
Our outside directors are those directors who are not our employees or consultants. The following individuals served as outside directors during 2008: John K. Bakewell, Jeffrey B. Child, Richard B. Emmitt, Douglas W. Kohrs, Daniel J. Levangie, John L. Miclot, Myrtle S. Potter, Thomas E. Timbie and Elizabeth H. Weatherman. The following individuals served as directors during 2008 but were not considered outside directors: Robert J. Palmisano, James M. Corbett, Richard N. Kender and John B. Simpson, Ph.D., M.D. These directors did not receive any additional compensation for their director service in 2008. For a description of our compensation arrangements with Mr. Palmisano and Mr. Corbett during 2008, we refer you to the headings entitled “Executive Compensation” and “Compensation Discussion and Analysis.” For a description of our compensation arrangements with Dr. Simpson during 2008, we refer you to the heading entitled “—Compensation Arrangements with Former Director John B. Simpson, Ph.D., M.D.
Cash Compensation
The cash compensation paid to our outside directors consists of annual cash retainers paid to each board member, our chairman of the board, each board committee chair and each board committee member. The following table sets forth the annual cash retainers paid to our outside directors:

Annual Cash
Description	Retainer
Board Member	$36,000
Chairman of the Board*	25,000
Lead Independent Director*	10,000
Audit Committee Chair	20,000
Compensation Committee Chair	10,000
Nominating, Corporate Governance and Compliance Committee Chair	10,000
Audit Committee Member (including Chair)	7,500
Compensation Committee Member (including Chair)	5,000
Nominating, Corporate Governance and Compliance Committee Member (including Chair)	5,000

*	Annual cash retainer is paid to ev3’s Chairman of the Board or ev3’s Lead Independent Director if the Chairman of the Board is also ev3’s Chief Executive Officer.
The annual cash retainers are paid in the beginning of each calendar quarter. For example, the retainers paid in the beginning of the first calendar quarter are for the period from January 1 through March 31.
Daniel J. Levangie has served as our Chairman of the Board since April 2008 and the table under the heading “Corporate Governance—Board Committees” shows on which board committees the individual directors serve and the chair of each board committee.
Prior to April 2008, we paid each of our outside directors an annual cash retainer of $24,000 and an additional annual cash retainer of $20,000 to the chair of our audit committee and an additional annual cash retainer of $10,000 to each of the chair of our compensation committee and the chair of our nominating, corporate governance and compliance committee.
In 2008, we did not pay our outside directors separate fees for attending board and board committee meetings and we currently do not pay such separate meeting fees.
We reimburse each member of our board of directors, including directors who are not outside directors, for out-of-pocket expenses incurred in connection with attending our board and board committee meetings.
Equity-Based Compensation
A substantial portion of our outside director compensation is linked to our common stock performance. Under our current policy regarding equity-based compensation for directors, outside directors, upon their initial election to our board, automatically receive $75,000, one-half of which is paid in stock options and the remaining one-half of which is paid in restricted stock. In addition, our outside directors automatically receive on an annual basis, effective as of the date of our annual meeting of stockholders, $150,000, one-half of which is paid in stock options and the remaining one-half of which is paid in restricted stock. All of these equity awards are granted under the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan. All of these initial and annual stock options have a term of 10 years. The initial stock options and restricted stock grants vest over a two-year period, with 50 percent of the underlying shares vesting on the one-year anniversary of the date of grant and the remaining shares vesting on the two-year anniversary of the date of grant, in each case so long as the director is still a director as of such date. The annual stock options and restricted stock grants vest over a two-year period, with 50 percent of the underlying shares vesting on May 1 of the first calendar year following the date of grant and the remaining shares vesting on May 1 of the second calendar year following the date of grant, in each case so long as the director is still a director as of such date.
In rare circumstances, we will deviate from our automatic initial option grants to new directors. In August 2008, upon his initial election to our board of directors, Mr. Kohrs received $150,000 in equity-based compensation, with one-half of such value paid in stock options and the remaining one-half paid in restricted stock. The board of directors, upon recommendation of the compensation committee, decided to grant Mr. Kohrs upon his election to our board of directors the amount of equity-based compensation paid to our directors on an annual basis ($150,000) instead of the lower amount paid to new directors ($75,000) in light of Mr. Kohrs’ recent prior service as a director of ev3 and his voluntary resignation as an ev3 director in October 2007 in order to facilitate the completion of our merger with FoxHollow Technologies, Inc.
Prior to April 2008, we also granted options to purchase shares of our common stock to our outside directors effective as of the date of the director’s first appointment or election to the board and on an annual basis thereafter. Each outside director received an initial grant of an option, effective as of the date of the director’s first appointment or election to the board, to purchase 20,000 shares of our common stock. On an annual basis, each outside director received an option, effective as of the date of our annual meeting of stockholders, to purchase 20,000 shares of our common stock. All of these initial and annual options had a term of 10 years and vested immediately with respect to 25 percent of the shares purchasable thereunder and vested with respect to the remaining 75 percent annually in three equal installments over the next three years.
We refer you to notes 2 and 4 to the Director Compensation table above for a summary of all equity-based incentive awards granted to our directors, excluding Mr. Palmisano and Mr. Corbett, during the fiscal year ended December 31, 2008. We refer you to notes 2 and 5 to the Director Compensation table above for a summary of all equity-based incentive awards held by our directors, excluding Mr. Palmisano and Mr. Corbett, as of December 31, 2008. Information regarding all equity-based incentive award grants to Mr. Palmisano and Mr. Corbett during the fiscal year ended December 31, 2008 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards” and information regarding all equity-based incentive awards held by Mr. Palmisano and Mr. Corbett as of December 31, 2008 is set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”
Compensation Arrangement with Former Director John B. Simpson, Ph.D., M.D.
While Dr. Simpson did not receive any separate compensation in 2008 for serving on our board of directors during 2008, we paid Dr. Simpson compensation as an employee of ev3 prior to his resignation in February 2008. In total, we paid Dr. Simpson $90,604 in base salary (including accrued paid time off) and $1,809 in contributions under our 401(k) plan during 2008. In 2008, we were also a party to an airplane time-sharing agreement and a reimbursement agreement with an entity affiliated with Dr. Simpson. We terminated these agreements shortly after Dr. Simpson’s resignation in February 2008. These agreements are described under the heading “Related Person Relationships and Transactions — Airplane Time-Sharing and Reimbursement Agreements.”
Indemnification Agreements
We have entered into agreements with all of our directors under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors. We will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the compensation awarded to, earned by or paid to:
•	our current President and Chief Executive Officer, Robert J. Palmisano;

•	our former Chairman, President and Chief Executive Officer, James M. Corbett;

•	our former Senior Vice President and Chief Financial Officer who served as our principal financial officer for all of 2008, Patrick D. Spangler;

•	our current Executive Vice President and President, Worldwide Neurovascular and International, Pascal E.R. Girin;

•	our current Executive Vice President and President, U.S. Peripheral Vascular, Stacy Enxing Seng;

•	our current Senior Vice President, Human Resources, Gregory Morrison;

•	our former Senior Vice President and President, Neurovascular, Matthew Jenusaitis; and

•	our former Senior Vice President and President, U.S. Commercial Operations, Paul Richard Lunsford.
These individuals are referred to in this proxy statement as our “named executive officers.” The discussion below focuses on the information contained in the tables and related footnotes and narrative primarily for 2008 under the heading “Executive Compensation” found elsewhere in this proxy statement, but also describes compensation actions taken during 2007 and 2009 to the extent we believe such disclosure enhances the understanding of our executive compensation disclosure for 2008.
Compensation Objectives and Philosophy
Our executive compensation program is designed to:
•	attract and retain executives important to the success of our company and the creation of value for our stockholders;

•	reinforce our corporate mission, vision and values;

•	motivate our executives to help fulfill our corporate mission and vision, including more specific and focused company performance objectives, while incorporating our shared values;

•	align the interest of our executives with the interests of our stockholders; and

•	reward our executives for progress toward our corporate mission and vision, the achievement of company performance objectives, the creation of stockholder value in the short and long term and their contributions, in general, to the success of our company.
In order to achieve these objectives, our compensation committee makes compensation decisions based on the following philosophies and principles:

•	We target base compensation and total compensation at the 50th to 75th percentile of companies in our peer group, with the opportunity to earn total compensation above the market median when the performance of our business meets or exceeds our plan targets.

•	As a performance-driven company, we favor having a significant component of variable compensation that is tied to results and achievement over solely fixed compensation.

•	The portion of an executive’s total compensation that varies with performance and is therefore at risk should increase with the level of an individual’s responsibility.

•	In order to foster cooperation and communication among our executives and among their respective teams, our compensation committee places primary emphasis on company performance as measured against goals approved by our compensation committee rather than individual performance.

•	We seek to align the interests of our executives with those of our stockholders by providing a significant portion of compensation in stock-based awards.
Setting Executive Compensation
Role of Compensation Committee. The responsibilities of our compensation committee include approving the compensation payable to our executive officers, including our President and Chief Executive Officer, and administering our equity and incentive compensation plans. Although final decisions regarding executive officer compensation, including compensation to be paid to our President and Chief Executive Officer, are typically made by our compensation committee, in April 2008, with respect to the compensation package for our new President and Chief Executive Officer and the severance package for our former Chairman, President and Chief Executive Officer, our full board of directors approved such arrangements upon recommendation of the compensation committee. The compensation committee determined to present its approvals of the new and former CEO compensation packages as recommendations to the full board of directors as opposed to final approvals in light of the significance of the position to our company, the amounts of the compensation packages and, to a lesser extent, the fact that the board of directors was convening on the same day to approve the appointment of the new CEO.
Information about our compensation committee and its composition, processes and responsibilities can be found under the heading “Corporate Governance—Board Committees—Compensation Committee.” In setting executive compensation for our named executive officers, the compensation committee considers the following primary factors:
•	each executive’s position within the company and the level of responsibility;

•	the ability of the executive to impact key business initiatives;

•	the executive’s individual experience and qualifications;

•	compensation paid to executives of comparable positions by companies similar to ev3;

•	an assessment of the risk that the executive would leave our company and the harm to our company’s business initiatives if the executive left;

•	company performance as compared to specific pre-established objectives;

•	individual performance, generally and as compared to specific pre-established objectives;

•	the executive’s current and historical compensation levels;

•	advancement potential and succession planning considerations;

•	the retention value of executive equity holdings, including outstanding stock options and stock grants;

•	anticipated compensation expense as determined under FAS 123R; and

•	“tally” sheets which detail the value of each element of the executive’s compensation, including under various termination scenarios.
The compensation committee also considers the recommendations of our President and Chief Executive Officer and the compensation committee’s compensation consultant in determining executive compensation.
Role of Management. Three members of our executive team play a role in our executive compensation process and regularly attend meetings of our compensation committee. Our Senior Vice President, Human Resources assists our compensation committee primarily by gathering compensation related data regarding our named executive officers and coordinating the exchange of such information and other executive compensation information among the members of our compensation committee, our compensation committee’s compensation consultant and management in anticipation of compensation committee meetings. Our Senior Vice President, Secretary and Chief Legal Officer assists our compensation committee primarily by educating the committee on executive compensation trends and best practices from a corporate governance perspective. Our President and Chief Executive Officer assists our compensation committee primarily by making formal recommendations regarding the amount and type of compensation to be paid to our executives (other than himself). From time to time, our compensation committee also may request informal input on compensation related decisions from our Senior Vice President, Human Resources and our Senior Vice President, Secretary and Chief Legal Officer in light of their close participation in the process.
Our President and Chief Executive Officer makes recommendations to our compensation committee regarding the compensation to be paid to each executive (other than himself). In making such recommendations, our President and Chief Executive Officer considers many of the same factors bulleted above that the compensation committee considers in setting executive compensation. In particular, the President and Chief Executive Officer considers the peer group or market data and the results of each executive’s individual annual performance review.
After the end of each fiscal year, each executive participates in an annual performance review with our President and Chief Executive Officer to provide input about the executive’s performance for the year, including the executive’s contributions to the achievement of the pre-established company performance objectives and the executive’s individual management performance objectives (known internally as MBOs). As part of this review, each executive assigns an achievement level to each of the performance metrics and an overall achievement level. One set of the individual performance metrics relates primarily to the executive’s performance in furtherance of ev3’s mission, values and vision and its quality policy and the other set of individual performance metrics relates to the executive’s progress towards his or her individual MBOs. Our President and Chief Executive Officer next assigns an achievement level to each of the performance metrics, includes a brief narrative report supporting the ratings and reviews each executive’s overall achievement level to ensure that it is correct. In so doing, the President and Chief

Executive Officer and each executive have a discussion about their assigned achievement levels. The President and Chief Executive Officer then shares the performance reviews for each executive with the compensation committee and makes recommendations to the compensation committee regarding the form and amount of compensation to be paid to each executive (other than himself).
The performance of our President and Chief Executive Officer is also evaluated after the end of each fiscal year by our compensation committee. In so doing, the compensation committee seeks the input of other members of our board of directors, as well as other members of our executive team. In assessing the performance of our President and Chief Executive Officer, the compensation committee evaluates primarily our corporate financial performance, our progress towards fulfilling our business initiatives and the President and Chief Executive Officer’s leadership.
In making its final decision regarding the form and amount of compensation to be paid to our named executive officers (other than our President and Chief Executive Officer), our compensation committee considers the recommendations of our President and Chief Executive Officer. The compensation committee gives great weight to the recommendations of our President and Chief Executive Officer recognizing that due to his reporting and otherwise close relationship with each executive, the President and Chief Executive Officer often is in a better position than the compensation committee to evaluate the performance of each executive (other than himself). In making its final decision regarding the form and amount of compensation to be paid to our President and Chief Executive Officer, our compensation committee considers the results of the President and Chief Executive Officer’s individual annual performance review and the recommendations of other board members. Final deliberations and decisions regarding the compensation to be paid to each of our executives are made by our compensation committee without the presence of our President and Chief Executive Officer or any other executive of our company.
Annual Compensation Process. Typically, our compensation committee reviews the base salaries for all of our executive officers, including our named executive officers, at its annual December meeting. Final decisions concerning any salary changes are made at the compensation committee meeting in either December or January. Historically, at the December meeting, our compensation committee also establishes goals for the following year for our annual incentive plan, generally based on and consistent with the annual operating plan typically adopted by the board at that meeting. At its meeting in January of each year, our compensation committee determines the individual payout amounts under our annual incentive plan for the prior year, any base salary changes and individual annual performance recognition grants under our equity incentive plan.
As a result of our merger with FoxHollow Technologies, Inc. in October 2007, the timing of certain decisions concerning executive compensation for 2008 changed from historical practice. In August 2007, in contemplation of the completion of our merger with FoxHollow, management recommended to our compensation committee and board of directors that ev3 review its compensation structure. Our compensation committee retained Mercer (US) Inc. to benchmark against a peer group the compensation of our named executive officers. As a result of this review, in August 2007, our board of directors, upon the recommendation of our compensation committee, approved increases in the base salaries of our executive officers, including our named executive officers, effective immediately, in lieu of salary increases that normally would have been made in the beginning of 2008. In addition, effective upon completion of the FoxHollow merger in October 2007, our board of directors, upon the recommendation of our compensation committee, awarded annual performance recognition grants under our equity incentive plan for 2008, in lieu of grants that normally would have been made in the beginning of 2008.
As intended, in light of the August 2007 base salary increases and October 2007 equity grants, no salary increases or equity grants were made in January 2008. Later in 2008, however, as a result of several management changes that subsequently took place, the compensation committee met outside its annual compensation process on several occasions to approve new and revised executive officer compensation arrangements. For example, in early April 2008, the compensation committee (as well as our board of directors) approved the compensation package for our new President and Chief Executive Officer and the separation package for our former Chairman, President and Chief Executive Officer. In addition, in late April 2008, the compensation committee approved special recognition restricted stock awards (or units) to our executive officers, which were designed to retain such executives in light of the then recent CEO change. In July 2008, the compensation committee approved a revised compensation package for our new Executive Vice President and President, Worldwide Neurovascular and International and a separation package for our former Senior Vice President and President, Neurovascular. In December 2008, the compensation committee approved a revised compensation package for our new Executive Vice President and President, U.S. Peripheral Vascular.
The process for determining executive compensation for 2009 thus far has been more consistent with historical practice, although the timing of some of the decisions has occurred a bit later than in the past. In February 2009, our compensation committee determined individual payout amounts under our annual incentive plan for 2008, base salaries for 2009, individual annual performance recognition grants under our equity incentive plan and approved an annual incentive plan for 2009, including specific corporate performance objectives. The timing of these decisions was a bit later than in previous years due primarily to a desire by the compensation committee to make all of such decisions at approximately the same time and after the completion of a substantial portion of the audit of our 2008 consolidated financial statements.
Role of Compensation Consultants. Our compensation committee and our management use the services of Mercer (US) Inc. from time to time. Mercer’s engagement with ev3 includes reviewing and advising on all significant aspects of executive compensation. This includes base salaries, bonuses, equity awards and perquisites for executive officers, and cash compensation and equity awards for non-employee directors. In so doing, at the request of the compensation committee, Mercer recommended a peer group of companies, collected relevant market data from these companies to allow the compensation committee to compare elements of our compensation program to those of our peers, provided information on executive compensation trends and implications for our company and made other recommendations to the compensation committee regarding certain aspects of our executive compensation program. Our management, principally our Senior Vice President, Human Resources and the chair of our compensation committee, regularly consult with representatives of Mercer and generally meet with Mercer representatives prior to each compensation committee meeting. A representative of Mercer is invited on a regular basis to attend meetings of our compensation committee.
In making its final decision regarding the form and amount of compensation to be paid to our executives, our compensation committee considers the information gathered by and recommendations of Mercer. The compensation committee values especially Mercer’s benchmarking information and input regarding best practices and trends in executive compensation matters. With respect to the benchmarking information gathered by Mercer, the compensation committee recognizes that although benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our company, our compensation committee nevertheless believes that gathering this information is an important part of its compensation-related decision-making process. This is true especially since one of the goals and philosophies of the compensation committee is to target base compensation and total compensation at the 50th to 75th percentile of companies in our peer group. However, where a sufficient basis for comparison does not exist between the peer group or survey data and an executive, the compensation committee gives less weight to the peer group and survey data.

Use of Peer Group and Other Market Data. To help determine the appropriate levels of compensation for each principal element of our executive compensation program, our compensation committee annually reviews the compensation levels of our named executive officers and other executives against the compensation levels of comparable positions with companies similar to ev3 in terms of products, operations and revenues. The compensation committee believes that compensation paid by peer group companies is representative of the compensation required to attract, retain and motivate ev3’s executive talent, which is why one of the goals and philosophies of the compensation committee is to target base compensation and total compensation at the 50th to 75th percentile of companies in our peer group.
In connection with the review by our compensation committee and board of directors in August 2007 of our executive compensation program in light of the then pending FoxHollow merger, our compensation committee engaged Mercer to benchmark the compensation of our executives, including our named executive officers. For purposes of this review, our compensation committee used a peer group of companies rather than broader survey data, as it had for its review in 2006. Our compensation committee believed that use of a peer group generally provides more relevant comparisons for purposes of benchmarking since the compensation committee believes that the compensation paid by the peer companies which are in the same business, with similar products and operations, and with revenues in a range similar to those of ev3 is typically more representative than broader survey data. At the request of our compensation committee, Mercer created a peer group of 19 companies for its analysis that the board of directors also approved. Companies in the peer group were public companies in the health care equipment and supplies business with products and operations similar to those of ev3, and which had annual revenues generally within the range of one-half to two times ev3’s then estimated annual net sales assuming completion of the FoxHollow merger. For purposes of compiling this peer group, ev3’s then estimated annual net sales were assumed to be approximately $600 million. This peer group included the following companies, which had the following respective net sales or revenues for their then most recent 12 months (each in millions):
Peer Group – 2007

Steris Corp. ($1,197)

Advanced Medical Optics Inc. ($1,011)

Conmed Corp. ($659)

Hologic Inc. ($618)

Haemonetics Corp. ($450)

Datascope Corp. ($379)

Mentor Corp. ($302)

Respironics Inc. ($1,143)

Cooper Companies Inc. ($887)

Cytyc Corp. ($637)

Arrow International Inc. ($508)

DJO Inc. ($445)

Wright Medical Group Inc. ($347)

Edwards Lifesciences Corp. ($1,044)

Polymedica Corp. ($675)

Resmed Inc. ($696)

Integra Lifesciences Hldgs. ($465)

Kyphon Inc. ($444)

Biosite Inc. ($313)

In May 2008, Mercer worked with our compensation committee to revise our peer group since eight of the 19 companies in the peer group created in August 2007 had been acquired or fell out of the comparative group due to mergers and acquisitions activity. Mercer recommended and our compensation committee approved the use of a revised peer group of 20 companies, 11 of which were in our previous peer group. As with the previous peer group, companies in the revised peer group are public companies in the health care equipment and supplies business with products and operations similar to those of ev3, and which had annual revenues generally within the range of one-half to two times ev3’s annual net sales. For purposes of compiling this revised peer group, ev3’s then estimated annual net sales were assumed to be approximately $425-430 million based on ev3’s guidance in the beginning of May 2008. ev3’s actual net sales for the year ended December 31, 2008 were $422.1 million. This peer group includes the following companies, which had the following respective net sales or revenues for their then most recent 12 months (each in millions):

Peer Group – 2008

Steris Corp. ($1,240)

Cooper Companies Inc. ($976)

Conmed Corp. ($694)

Integra Lifesciences Hldgs. ($550)

American Medical Systems Hldgs ($464)

Mentor Corp. ($354)

Symmetry Medical Inc. ($256)

Edwards Lifesciences Corp. ($1,091)

Hologic Inc. ($947)

Sirona Dental Systems Inc. ($685)

Haemonetics Corp. ($495)

Gen-Probe Inc. ($393)

Zoll Medical Corp. ($336)

Thoratec Corp. ($235)

Advanced Medical Optics Inc. ($1,091)

Resmed Inc. ($763)

Intuitive Surgical Inc. ($601)

Orthofix International NV ($490)

Wright Medical Group Inc. ($387)

Arthrocare ($319)
The peer group data described above were provided to our compensation committee, which used such data to review and analyze compensation for most of our named executive officers and make adjustments as appropriate. In each case, the peer group data were aged to some extent to reflect average annual base salary increases and thus presumably more current base salary data.
With respect to two of our named executive officers, Mr. Girin and Mr. Morrison, the data from our peer group was not helpful for purposes of benchmarking their compensation since there were no executives of comparable positions to Mr. Girin or Mr. Morrison in the proxy statements of the companies in our peer group. Accordingly, the benchmarking data from Mercer with respect to these two executives used alternative survey or other market data. For Mr. Girin, Mercer used market data reflecting compensation levels for positions with levels of responsibilities similar to Mr. Girin’s position (i.e., chief operating officer, head of division, head of business development and head of sales) among French multinationals in the high tech industry. Compensation data for executives of specifically French medical device companies could not be obtained. For Mr. Morrison, Mercer used the survey Radford Global Life Sciences Survey for companies nationwide with 500 or more employees reflecting compensation levels for other top Human Resource executives. With respect to the market and survey data not relating to our peer group that was used with respect to Mr. Girin’s and Mr. Morrison’s compensation, the identities of the individual companies included in the market data and surveys were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. Instead, Mercer only referred to the statistical summaries of the compensation information for the companies included in such market data and surveys.
As explained above, while our compensation committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our company, our compensation committee nevertheless believes that gathering this information is an important part of its compensation-related decision-making process. The compensation committee believes that compensation paid by peer group companies is representative of the compensation required to attract, retain and motivate ev3’s executive talent. Thus, the compensation committee targets base compensation and total compensation at the 50th to 75th percentile of companies in our peer group or survey data. However, where a sufficient basis for comparison does not exist between the peer group or survey data and an executive, the compensation committee gives less weight to the peer group and survey data. For example, relative compensation benchmarking analysis does not consider individual specific performance or experience.

Executive Compensation Components
The principal elements of our executive compensation program for 2008 were:
•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options and restricted stock awards (or units); and

•	other compensation arrangements, such as benefits made generally available to our other employees, limited executive benefits and perquisites, and severance and change in control arrangements.
In determining the form of compensation to pay our named executive officers, our compensation committee views these elements of our executive compensation program as related but distinct. Our compensation committee does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily result in a reduction in the amount of compensation the executive receives from other elements. At the same time, our compensation committee does not believe that minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation. As an example, the compensation committee did not increase substantially executives’ base salaries, short-term incentive compensation or long-term equity-based incentive compensation for 2009 so as to compensate for the substantial decrease in executives’ equity-based incentive compensation in 2008 as a result of the significant decrease in the value of our common stock during 2008.
Except as described below, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our compensation committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position and responsibility increases given the influence more senior level executives generally have on company performance. Thus, individuals with greater roles and responsibilities associated with achieving our company’s objectives should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed. For example, this philosophy is illustrated by the higher cash incentive targets and equity-based awards of our President and Chief Executive Officer and our Executive Vice Presidents as compared to other executives.
Total Compensation Mix
The table below illustrates how total compensation for our named executive officers for 2008 was allocated between performance and non-performance based components, how performance based compensation is allocated between short-term and long-term components and how total compensation is allocated between cash and equity components. For purposes of this table, our long-term equity based compensation (including the amount of long-term equity incentives included in total compensation) is based on its grant date fair value computed in accordance with FAS 123R, which is different than the manner in which this amount is calculated for purposes of the Summary Compensation Table. See “Executive Compensation—Summary of Cash and Other Compensation.”

	Total Compensation Mix
	(base salary, short-term cash incentives, long-term
	equity incentives and executive benefits and perquisites)
	% of Total		% of Performance Based		% of Total
	Compensation that is:		Total Compensation that is:		Compensation that is:
	Performance					Equity
	Based(1)	Fixed(2)	Annual(3)	Long-Term(4)	Cash Based(5)	Based(6)
Robert J. Palmisano	86%	14%	12%	88%	24%	76%
James M. Corbett	0%	100%	—	—	100%	0%
Patrick D. Spangler	58%	42%	44%	56%	67%	33%
Pascal E.R. Girin	75%	25%	23%	77%	42%	58%
Stacy Enxing Seng	56%	44%	45%	55%	69%	31%
Gregory Morrison	60%	40%	33%	67%	60%	40%
Matthew Jenusaitis	27%	73%	0%	100%	73%	27%
Paul Richard Lunsford	49%	51%	0%	100%	51%	49%

(1)	Short-term cash incentives plus long-term equity incentives divided by total compensation

(2)	Base salary plus executive benefits and perquisites divided by total compensation

(3)	Short-term cash incentives divided by short-term cash incentives plus long-term equity incentives

(4)	Long-term equity incentives divided by short-term cash incentives plus long-term equity incentives

(5)	Base salary plus short-term cash incentives and executive benefits and perquisites divided by total compensation

(6)	Long-term equity incentives divided by total compensation
Consistent with the philosophy of our executive compensation program, the majority of our named executive officers’ compensation is performance-based. As a performance driven culture we favor having a significant component of variable compensation tied to results and achievement over solely fixed compensation. To align the interests of our named executive officers with the interests of our stockholders, a substantial majority of the performance-based compensation paid to our named executive officers is in the form of long-term equity incentives and a significant part of the total compensation paid to our named executive officers is equity based. The compensation paid in 2008 to Mr. Palmisano, our President and Chief Executive Officer, included a larger performance-based element than the other named executive officers, relatively more of which was in the form of long-term equity, reflecting the substantial initial option grants he received in April 2008. Because each of Mr. Corbett, Mr. Jenusaitis and Mr. Lunsford resigned during 2008, they did not receive a short-term cash incentive payment, which caused the percentage of performance-based compensation paid to each of them in 2008 to be lower than that paid to our other executives. In addition, Mr. Corbett and Mr. Jenusaitis were each paid non-performance based severance benefits in connection with their resignations, which increased their non-performance, short-term and cash-based compensation relative to our other executives.
Based on compensation data gathered by Mercer in December 2008, Mercer concluded that our pay mix is reasonable compared to market practices. According to the Mercer December 2008 data, the majority of our executive compensation is delivered through short-term and long-term incentives. Target total cash compensation (base salary plus target annual bonus) for 2009 is closer to the 75th percentile than the market median due primarily to higher than market short-term incentive targets. Target total direct compensation (target total cash compensation plus target long-term incentive) is in line with the market median for most executives, other than Mr. Girin and Mr. Morrison, which are at the 75th percentile.

Base Salary
Overview. We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year.
Setting Initial Salaries for New Executives. We initially fix base salaries for our executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. Even in a down economy with increased unemployment, we still believe that we compete with other public companies for executive talent. Thus, in setting initial base salaries for our executives, we take into account the base compensation that is paid to similar executives by companies in our peer group. In setting base salaries, we target the 50th to 75th percentile of companies in our peer group for the base salaries of our executives.
During 2008, one of our named executive officers, Mr. Palmisano, was hired as our new President and Chief Executive Officer. In establishing Mr. Palmisano’s base salary at $600,000, our compensation committee considered Mr. Palmisano’s prior substantial experience as a chief executive officer of several other public companies, his success in serving in those positions, his most recent compensation and the base salaries of CEOs of companies in our peer group. Based on salary data gathered by Mercer in February 2008, Mr. Palmisano’s base salary of $600,000 was slightly above the 50th percentile of base salaries for CEOs of companies in our peer group.
Salary Increases. We typically increase the base salaries of our named executive officers in the beginning of each year following the completion of our prior fiscal year and individual performance reviews in an amount equal to an approximate cost of living adjustment. We refer to our typical annual base salary increases as “merit increases.” In addition, we may make additional upward adjustments to a particular executive’s base salary to compensate an executive for assuming increased roles and responsibilities, to reward an executive for superior individual performance, to retain an executive at risk of recruitment by other companies, and/or to bring an executive’s base salary closer to the 50th to 75th percentile of companies in our peer group.
In contemplation of the completion of the FoxHollow merger, our board of directors, upon recommendation of our compensation committee, approved increases in the base salaries of our named executive officers in August 2007. These increased salaries, which were effective as of August 2007, were intended to be in lieu of any subsequent merit increases in January 2008. In making this decision, our compensation committee and board of directors considered base salary information from companies in our peer group at that time and the board’s recognition that the scale of ev3’s business had increased dramatically since its review of salaries in late 2006. Based on this review and its determination that base salary increases were necessary to move the base salaries of our executives closer to the 50th percentile of the comparative data, our board of directors determined that it was appropriate to make the increased base salaries of the executives effective whether or not the then-pending FoxHollow merger was completed. After the increases in August 2007, the base salaries for our named executive officers (other than Mr. Girin) were just below the 50th percentile of base salaries reflected in our peer group at the time. For Mr. Girin, his base salary was closer to the 75th percentile of his comparative data. It is important to note that changes in Mr. Girin’s base compensation from year to year as reflected in our compensation tables are in part due to changes in the U.S. dollar/Euro exchange rate. In addition, Mr. Girin’s base salary increased each year as a result of the increased responsibilities that he assumed each year.

As intended, in light of the August 2007 base salary increases, no merit increases were made in January 2008. Later in 2008, however, the base salaries or other “base compensation” of two of our named executive officers were increased in connection with promotions they received during the year. In July 2008, Mr. Girin was promoted to Executive Vice President and President, Worldwide Neurovascular and International assuming the role of leading our worldwide neurovascular business in addition to his responsibilities as president of our international business. In December 2008, Ms. Enxing Seng was promoted to Executive Vice President and President, U.S. Peripheral Vascular assuming the role of leading our U.S. sales operations with respect to our peripheral vascular business. Although in connection with his promotion, Mr. Girin did not receive an increase in his base salary of 259,113 Euro, he did receive an increase in the maximum amount of “mobility premium” or “expatriation premium” payments he would receive from 22,874 Euro to 99,672 Euro. Such mobility premium payments are made to Mr. Girin under French tax law based on the number of days which he works outside of France on behalf of our company. Because such payments are not subject to company or individual performance risk, we consider such payments as a form of “base compensation” for Mr. Girin.
In connection with her promotion, Ms. Enxing Seng received a 10 percent increase in her base salary. These increases in Mr. Girin’s and Ms. Enxing Seng’s base compensation were intended to compensate these executives for assuming increased roles and responsibilities and to bring their base compensation closer to those for executives in comparable positions at similar companies. Based on the market data gathered by Mercer in July 2008 reflecting compensation levels for positions with levels of responsibilities similar to Mr. Girin’s position (i.e., chief operating officer, head of division, head of business development and head of sales) among French multinationals in the high tech industry, Mr. Girin’s base compensation of 358,785 Euro was above the 50th percentile but below the 75th percentile of base compensation for French multinational executives in comparable positions. Based on salary data gathered by Mercer in December 2008, Ms. Enxing Seng’s increased base salary after her December 2008 promotion was slightly above the 50th percentile of base salaries for executives in comparable positions with companies in our peer group.
In February 2009, none of our named executive officers received a merit increase in his or her base salary for 2009. Ms. Enxing Seng did not receive a merit increase since she had just received in December 2008 an increase in her base salary in connection with her promotion to Executive Vice President and President, U.S. Peripheral Vascular, which increase incorporated a merit increase for 2009. Instead of merit increases for our other named executive officers, the compensation committee decided to grant long-term equity incentives to such executives in an amount by which the executive’s base salary would have increased, assuming a 3.5 percent of base salary merit increase. The compensation committee decided to do this upon recommendation of our President and Chief Executive Officer for a few reasons. First, based on salary data gathered by Mercer in December 2008, the base salaries of all of our named executive officers were at or slightly above the 50th percentile of base salaries for executives in comparable positions with companies in our peer group or, in the case of Mr. Girin and Mr. Morrison, companies in the relevant survey or market data. Second, we did not desire to raise our executives’ base salaries at a time when the base salaries of executives of other public companies were being held at the same rate or even decreased in light of the economic recession. Third, by granting long-term equity incentives in lieu of base salary merit increases, we increased the percentages of the executives’ long-term incentives, which in the case of several of our executives, were below the market median of the comparative data. The additional long-term equity incentives, however, were not granted to Ms. Enxing Seng in light of her base salary increase in December 2008 in connection with her promotion to Executive Vice President and President, U.S. Peripheral Vascular.

The following table shows the base salaries for our named executive officers as of January 1 of each of 2007, 2008 and 2009 and the percentage increases between periods:

	January 1,		Percent	January 1,		Percent
	2007	2008	Change	2008	2009	Change
Robert J. Palmisano(1)	N/A	$600,000	N/A	$600,000	$600,000	0.0%
James M. Corbett(2)	$420,000	475,000	13.1%	475,000	N/A	N/A
Patrick D. Spangler(3)	289,800	314,800	8.6%	314,800	N/A	N/A
Pascal E.R. Girin(4)	337,639	480,125	42.2%	480,125	505,672	5.3%
Stacy Enxing Seng	298,644	323,644	8.4%	323,644	356,000	10.0%
Gregory Morrison	N/A	240,901	N/A	240,901	240,901	0.0%
Matthew Jenusaitis(5)	298,644	323,644	8.4%	323,644	N/A	N/A
Paul Richard Lunsford(6).	N/A	325,000	N/A	325,000	N/A	N/A

(1)	Mr. Palmisano was appointed as President and Chief Executive Officer effective April 6, 2008.

(2)	Mr. Corbett resigned as Chairman, President and Chief Executive Officer effective April 6, 2008.

(3)	Mr. Spangler resigned as Senior Vice President and Chief Financial Officer effective January 19, 2009.

(4)	Includes Mr. Girin’s mobility premium payments, which were 22,874 Euros in 2007, 69,672 Euros in 2008 and up to 99,672 Euros in 2009. Dollar amounts are shown in U.S. dollars but determined and paid in Euros. Conversion into U.S. dollars based on conversion rates as of December 31st of the prior year. The conversion rate as of December 31, 2006 was one Euro to $1.3132, as of December 31, 2007 was one Euro to $1.4603 and as of December 31, 2008 was one Euro to $1.4094. Mr. Girin’s base salaries as of January 1, 2007, 2008 and 2009 in Euros were 234,238, 259,113 Euros and 259,113 Euros, respectively.

(5)	Mr. Jenusaitis resigned as Senior Vice President and President, Neurovascular Division effective July 18, 2008.

(6)	Mr. Lunsford resigned as Senior Vice President and President, U.S. Commercial Operations effective December 5, 2008.
Short-Term Cash Incentive Compensation
Generally. Under the terms of the ev3 Inc. 2008 Employee Performance Incentive Compensation Plan, our named executive officers, as well as other executives and certain employees of our company, earned annual cash bonus payments for 2008 based on corporate financial objectives and, to a lesser extent, individual performance objectives. The primary purpose of the plan was to align our short-term incentive compensation program with our operating and financial performance goals and objectives. The plan was designed to provide a direct financial incentive to our executives and certain other employees for the achievement of specific annual corporate performance objectives and individual performance objectives.
The new plan was established at the end of July 2008 and replaced the ev3 Inc. 2008 Executive Performance Incentive Plan and the ev3 Inc. 2008 Employee Performance Incentive Plan, in their entirety, which were established at the end of December 2007. Subsequent to the adoption of the prior plans, we experienced significant management turnover. In the beginning of April 2008, our then Chairman, President and Chief Executive Officer resigned and we hired a new President and Chief Executive Officer and appointed a new non-executive Chairman of the Board. In mid-July 2008, our then Senior Vice President and President, Neurovascular resigned and we appointed our then Senior Vice President and President, International as our new Executive Vice President and President, Worldwide Neurovascular and International. Also during this time period, four of our directors resigned or chose not to stand for re-election, one former director rejoined our board of directors and one new director joined our board of directors. Due in part to these changes, the composition of our compensation committee also changed entirely, other than the chair who remained the same. In addition, primarily as a result of the hiring of our new President and Chief Executive Officer, we established in May 2008 and are still currently implementing a new high performance management system that places emphasis on slightly different operating and financial performance measures than our prior performance incentive plans for 2008. In order to align our short-term incentive compensation programs with our revised operating and financial performance objectives, we decided during mid-2008 to establish a new short-term incentive compensation plan for 2008. The new plan was designed to provide a direct financial incentive to our executives and certain other employees for the achievement of new specific annual corporate performance objectives and individual performance objectives established as part of our new high performance management system. In establishing the new plan, the compensation committee and board of directors specifically discussed whether to prorate bonus payouts under the new plan to reflect the fact that more than one-half of the year had already been completed at the time the new plan was established and that under the prior plans no bonuses would have been paid based on corporate performance for the first half of 2008. Both the compensation committee and the board of directors decided specifically not to prorate final payouts under the new plan in order to further incentivize and reward management to achieve the corporate and individual performance objectives under the plan. The material differences between the new plan and the prior ev3 Inc. Executive Performance Incentive Plan are described below under the heading “Prior Short-Term Incentive Compensation Plan.”
Under the new 2008 plan, each of our named executive officers had an annual incentive target under the plan, expressed as a percentage of his or her base salary, although Mr. Girin’s incentive target was based on a percentage of his base salary and mobility premium payments. The level of each incentive target was based on the individual’s level of responsibility within the company. Each executive’s bonus payment under the plan was determined by multiplying the executive’s target bonus amount for the year (the executive’s incentive target times his or her base salary) by a payout percentage (from 0 to 150 percent, with a minimum threshold of 75 percent) determined based primarily on the achievement of corporate performance objectives, and in the case of all of our named executive officers, other than our President and Chief Executive Officer, certain individual performance objectives. All individual performance objectives were rated (on a scale from one to five with a rating of three representing target or “on plan” performance) and then weighted based on relative importance in order to obtain a weighted performance rating for each objective. All weighted performance ratings were added together to obtain an overall rating for each executive. An aggregate average for all of the objectives must have met at least a two to meet the minimum 75 percent payout threshold. Increments between rating levels were interpolated on a linear basis to determine an actual incentive percentage. For example, an overall rating of 3.5 equaled a 112.5 percent incentive percentage. For each executive, the actual incentive percentage was multiplied by the target bonus percentage to calculate the award. For example, a 112.5 percent actual incentive percentage times 50 percent target bonus equaled an award of 56.3 percent of base salary.
2008 Incentive Targets. The incentive target for each named executive officer under the plan for 2008 is as set forth in the table below, as well as the threshold, target and maximum annual bonus opportunity.

	Incentive Target	Annual Bonus Opportunity for Each Executive
Named Executive Officer	(% of Base Salary)	Threshold (75%)	Target (100%)	Maximum (150%)
Robert J. Palmisano	100%	$333,000	$444,000	$666,000
James M. Corbett	N/A	—	—	—
Patrick D. Spangler	60%	141,660	188,880	283,320
Pascal E.R. Girin(1)	60%/65%	236,162	314,882	472,323
Stacy Enxing Seng	60%/65%	146,538	195,384	293,076
Gregory Morrison	50%	90,338	120,451	180,676
Matthew Jenusaitis	60%	145,640	194,186	291,280
Paul Richard Lunsford	60%	146,250	195,000	292,500

(1)	The conversion into U.S. dollars was based on the conversion rate as of December 31, 2008, which was one Euro to $1.4094.

The threshold, target and maximum annual bonus opportunity for Mr. Palmisano have been prorated to reflect his April 2008 start date. Mr. Corbett did not have an incentive target under the new plan since he had departed prior to the adoption of the plan. For both Mr. Girin and Ms. Enxing Seng, their incentive targets changed from 60 percent to 65 percent effective as of the date of their respective promotions. The threshold, target and maximum annual bonus opportunity for each of Mr. Girin and Ms. Enxing Seng have been prorated to reflect such increased incentive targets and for Mr. Girin, his increased base compensation as a result of his promotion.
Consistent with our philosophy that executives with greater roles and responsibilities associated with achieving our company’s performance objectives should bear a greater proportion of the risk that those objectives are not achieved and should receive a greater proportion of the reward if the objectives are met or surpassed, our President and Chief Executive Officer had the highest incentive target and our executives in charge of our two business segments had the next highest incentive targets. The incentive targets of most of our executives were at or slightly above the 75th percentile compared to the incentive targets of executives with comparable positions at companies in our peer group. This is consistent with our philosophy that we target base compensation and total compensation at the 50th to 75th percentile of companies in our peer group, with the opportunity to earn total compensation above the market median when the performance of our business meets or exceeds our plan targets.
2008 Corporate Performance Objectives. The corporate performance objectives under the plan for 2008 were based on our revenue and operating income (loss) for 2008 and days sales outstanding and inventory days on hand as of December 31, 2008, each as compared with target amounts. Each of the corporate performance objectives were assigned the following weightings:

Financial Performance Objectives	Weighting
Revenue	50%
Operating Income (Loss)	30%
Days Sales Outstanding (DSO)	10%
Inventory Days on Hand (DOH)	10%
As with our prior annual incentive plans, we placed our primary emphasis on our revenue objective and a secondary but also important emphasis on our profitability. Our revenue objectives are intended to encourage our executives to focus on bringing new products to market, gaining market share and expanding the existing markets that we serve. Our profitability objectives are intended to encourage our executives to focus not only on increasing revenue, but also on increasing our efficiency, optimizing our cost structure and improving our margins. In 2008, we added for the first time DSO and DOH objectives to encourage our management and employees to focus on working capital and inventory management. We assigned these two corporate objectives less weight, however, in light of our primary focus on increasing revenue and obtaining sustained profitability.
In determining our operating income (loss) for 2008, on both an overall corporate and U.S. peripheral vascular business basis, in accordance with the terms of the plan, we excluded as an extraordinary or non-recurring item $287.5 million in non-cash, asset impairment charges in our peripheral vascular segment to reduce the carrying values of goodwill and other intangible assets to their estimated fair values. We did not make any other adjustments to the corporate performance objectives.
The bonus payouts to Mr. Palmisano, Mr. Spangler and Mr. Morrison for corporate performance were based on overall corporate performance since each has responsibilities across all of our businesses. The bonus payout to Mr. Girin for corporate performance was based on overall corporate performance and, to a larger extent, the performance of our overall international business and U.S. neurovascular business, the two businesses of which he leads. The bonus payout to Ms. Enxing Seng for corporate performance was based on overall corporate performance and, to a larger extent, the performance of our U.S. peripheral vascular business, which she leads.
The table below shows the threshold, target and maximum payout percentages established for each of the four different financial performance goals, on an overall corporate basis, and the relationship of such financial goals to our 2008 operating plan. The shaded portion of the table shows our actual results for each of the four different corporate performance objectives for 2008, the resulting incentive target percentage and the relationship of such actual results to our 2008 operating plan. The payout percentages for the three specific businesses were derived from the overall corporate numbers but reflected certain internal allocations.
Revenue (50% Weighting)

		% Plan	Incentive %
Threshold	$387.0 million	90.0%	75.0%
Target	$430.0 million	100.0%	100.0%
Maximum	$516.0 million	120.0%	150.0%
Actual	$422.1 million	98.2%	95.4%
Operating Income (Loss) (30% Weighting)*

		% Plan	Incentive %
Threshold	$(47.0) million	110.0%	75.0%
Target	$(42.7) million	100.0%	100.0%
Maximum	$(29.9) million	70.0%	150.0%
Actual	$(44.4) million	103.9%	90.3%

*	Excludes goodwill and other intangible asset impairment of $287.5 million
Days Sales Outstanding (10% Weighting)

		% Plan	Incentive %
Threshold	79	90.0%	75.0%
Target	72	100.0%	100.0%
Maximum	58	120.0%	150.0%
Actual	58	119.4%	148.6%
Inventory Days on Hand (10% Weighting)

		% Plan	Incentive %
Threshold	230	90.0%	75.0%
Target	209	100.0%	100.0%
Maximum	167	120.0%	150.0%
Actual	188	110.0%	125.1%
2008 Individual Performance Objectives. In the case of all of our named executive officers, other than our President and Chief Executive Officer, the attainment of certain MBOs also affected the executives’ actual bonus payouts under the 2008 plan. MBOs are three to five written, measurable and specific objectives agreed to and approved by the executive and the President and Chief Executive Officer and the compensation committee. All MBOs were weighted by agreement, with areas of critical importance or critical focus weighted most heavily. As described above, each of our named executive officers participated in a review process during the beginning of 2009 and in connection with such review was rated depending upon whether, and in some cases, when, their MBOs for 2008 were achieved. These ratings were then used to determine the portion of the final bonus payout attributable to MBOs. The following table indicates for each named executive officer the percentage of which MBOs determined each executive’s final bonus payout for 2008:

Named Executive Officer	MBOs
Robert J. Palmisano	0%
James M. Corbett	N/A
Patrick D. Spangler	10%
Pascal E.R. Girin	25%
Stacy Enxing Seng	25%
Gregory Morrison	20%
Matthew Jenusaitis	N/A
Paul Richard Lunsford	N/A
The MBOs for each executive for 2008 related primarily to the implementation of the high performance management system that we established in mid-2008 that focuses executives’ efforts on our vital few programs and action items and objectives to work toward fulfilling our corporate mission and vision. For example, Mr. Girin’s MBOs related primarily to initiatives involving aneurysm coiling, international atherectomy, neurovascular stenting and our neuro access products. Ms. Enxing Seng’s MBOs related primarily to our atherectomy business and the commercial launch of our own PTA balloons. Mr. Spangler’s MBOs related primarily to developing financial tools to assist our management in analyzing the performance of our businesses. Mr. Morrison’s MBOs related primarily to internal communications regarding our high performance management system and vital few programs and establishing and implementing mechanisms to measure the success of our high performance management system. Mr. Palmisano did not have any MBOs because the compensation committee determined that any annual bonus to be paid to Mr. Palmisano for 2008 should be based solely on the achievement of our 2008 corporate performance objectives.
2008 Bonus Payouts and Analysis. Bonus payouts made to our named executive officers under our annual incentive plan for 2008 were as follows:

	Dollar Amount of	Actual Incentive Percentage
Named Executive Officer	2008 Annual Bonus Payout	or Percent of Target
Robert J. Palmisano(1)	$451,809	102.2%
James M. Corbett(2)	N/A	N/A
Patrick D. Spangler(3)	193,522	102.5%
Pascal E.R. Girin(4)(5)	267,735	110.2%
Stacy Enxing Seng(5)	200,915	102.8%
Gregory Morrison	123,751	102.7%
Matthew Jenusaitis(6)	113,683	107.4%
Paul Richard Lunsford(7).	N/A	N/A

(1)	Mr. Palmisano’s bonus was prorated to reflect his start date of April 6, 2008.

(2)	Mr. Corbett resigned prior to the adoption of the 2008 annual incentive plan.

(3)	Although Mr. Spangler resigned prior to the payouts under the 2008 annual incentive plan, he, nonetheless, was entitled to receive his payout pursuant to the terms of the plan and his separation agreement.

(4)	Although based on the plan, Mr. Girin’s annual bonus payment was to be 218,043 Euros, he was only paid 189,964 Euros, in light of the 28,079 Euros cash bonus that was paid to Mr. Girin in April 2008 and based in part on the performance of our international business for such quarter. Dollar amount shown is in U.S. dollars but bonus was determined and paid to Mr. Girin in Euros (189,964). The annual incentive percentage or percent of target shown in the table assumes the higher

218,043 Euros payout. The conversion into U.S. dollars was based on the conversion rate as of December 31, 2008, which was one Euro to $1.4094.

(5)	Mr. Girin’s and Ms. Enxing Seng’s bonuses were prorated to reflect their increased incentive targets effective upon their respective promotion dates.

(6)	Although Mr. Jenusaitis resigned prior to the payouts under the 2008 annual incentive plan, he, nonetheless, was entitled under the terms of his separation agreement to receive a pro rata portion of his payout assuming he had remained employed by ev3 through the end of 2008. Based on a 107.4 percentage of target payout, Mr. Jenusaitis would have received a $208,556 payout had he remained employed by ev3 through the end of 2008. Mr. Jenusaitis’ pro rata portion of this payout, $113,683, was paid to him in February 2009 under the terms of his separation agreement.

(7)	Mr. Lunsford resigned prior to the end of 2008 and thus was not entitled to any payout under the 2008 annual incentive plan.
None of the individual bonus payouts to any our named executive officers were adjusted or deviated from the terms of our 2008 plan. In other words, our compensation committee did not exercise any discretion in either increasing or decreasing the bonus payouts to any of our executives.
In terms of the dollar amounts of the 2008 annual bonus payouts, because the President and Chief Executive Officer and the two Executive Vice Presidents have higher incentive targets, their bonus payouts were higher than other executives. In terms of the actual incentive percentages, because the U.S. neurovascular and international businesses performed well as compared to our operating plan, executives with payouts tied more directly to the performance of these businesses received higher actual incentive percentages used to calculate their bonus payouts. Mr. Girin’s bonus payout was also higher than other executives (other than our President and Chief Executive Officer) since his bonus payout was based on a percentage of his base salary, plus his mobility premium payments, as opposed to just his base salary as is the case with other executives.
Prior Short-Term Incentive Compensation Plan. The primary differences between the ev3 Inc. 2008 Employee Performance Incentive Compensation Plan and the prior ev3 Inc. Executive Incentive Plan are: (1) the prior plan provided for quarterly corporate performance objectives and payouts to executives as opposed to annual objectives and payouts under the new 2008 plan; (2) the primary factor in determining the bonus payout percentages under the prior plan was quarterly pre-tax income, excluding certain items, and then adjusting the bonus payout percentages based on the level of net sales for the quarter, in each case as compared with target amounts from our annual operating plan, as opposed to the following performance metrics with the following weightings under the new 2008 plan: annual revenue (50%), annual operating income (loss) (30%), days sales outstanding (10%) and inventory days on hand (10%), each as compared with target amounts from our annual operating plan; (3) the actual target amounts for the corporate performance objectives that were the same under both plans were lower under the new plan; and (4) the prior plan provided for no threshold bonus payout percentage and a maximum bonus payout percentage of 200 percent; whereas, the revised plan provided for a threshold bonus payout percentage of 75 percent and a maximum payout percentage of 150 percent. If we had not approved the new plan for 2008, none of our named executive officers would have received any bonus payments for 2008 performance under the prior plan.
2009 Short-Term Incentive Compensation Plan; Incentive Targets and Corporate Performance Goals. In February 2009, the compensation committee approved the ev3 Inc. Employee Performance Compensation Plan for 2009, which is substantially identical to the ev3 Inc. Employee Performance Compensation Plan for 2008.
The incentive target under the plan for 2009 for each named executive officer is as set forth in the table below, as well as the threshold, target and maximum annual bonus opportunity.

	Incentive Target	Annual Bonus Opportunity for Each Executive
Named Executive Officer	(% of Base Salary)	Threshold (50%)	Target (100%)	Maximum (150%)
Robert J. Palmisano	100%	$300,000	$600,000	$900,000
Pascal E.R. Girin(1)	65%	164,344	328,687	493,030
Stacy Enxing Seng	65%	115,700	231,400	347,100
Gregory Morrison	50%	60,225	120,451	180,676

(1)	The conversion into U.S. dollars was based on the conversion rate as of December 31, 2008, which was one Euro to $1.4094.
Consistent with our philosophy that executives with greater roles and responsibilities associated with achieving our company’s performance objectives should bear a greater proportion of the risk that those objectives are not achieved and should receive a greater proportion of the reward if the objectives are met or surpassed, our President and Chief Executive Officer has the highest incentive target and our executives in charge of our two business segments have the next highest incentive targets. The incentive targets of most of our executive officers are again at or slightly above the 75th percentile compared to the incentive targets of executives with comparable positions at companies in our peer group, which is consistent with our philosophy that we target base compensation and total compensation at the 50th to 75th percentile of companies in our peer group, with the opportunity to earn total compensation above the market median when the performance of our business meets or exceeds our plan targets.
Each plan participant’s annual bonus payment under the 2009 plan is determined by multiplying the participant’s target bonus amount (the participant’s target bonus percentage times his or her annual base salary) by a payout percentage and determined based on the achievement of corporate financial objectives, as well as, in the case of Mr. Girin and Ms. Enxing Seng, additional divisional financial objectives, and non-financial individual performance objectives. The corporate and divisional financial objectives under the plan for 2009 are identical to the objectives for 2008 and are based on revenue and operating profit (loss) for 2009 and days sales outstanding and inventory days on hand as of December 31, 2009, each as compared with target amounts. In addition to overall corporate financial objectives, we will again measure financial objectives for U.S. peripheral vascular, U.S. neurovascular and international. In 2009, we also will measure financial objectives for our worldwide neurovascular business. With respect to the non-financial individual performance objectives, or MBOs, the percentage of which MBOs will determine each executive’s final bonus payout for 2009 will remain the same as 2008. MBOs for 2009 were required under the terms of the plan to be finalized by the end of first quarter 2009.
Each executive’s bonus payment under the 2009 plan will be determined by multiplying the executive’s target bonus amount for the year (the executive’s incentive target times his or her base salary) by a payout percentage (from 50 to 150 percent) determined based primarily on the achievement of the corporate performance objectives, and in the case of all of our named executive officers, other than our President and Chief Executive Officer, their 2009 MBOs. All performance measures and objectives will be rated (on a scale from one to five with a rating of three representing target or “on plan” performance) and then weighted based on relative importance in order to obtain a weighted performance rating for each objective. All weighted performance ratings will be added together to obtain an overall rating for each executive. An aggregate average for all of the objectives must meet at least a 1.5 to meet the minimum 50 percent payout threshold. Increments between rating levels will be interpolated on a linear basis to determine an actual incentive percentage. As in 2008, Mr. Girin’s bonus payout will be based on a percentage of his base salary, plus his mobility premium payments, as opposed to just his base salary as is the case with our other executives.

Long-Term Equity-Based Incentive Compensation
Generally. Long-term equity-based incentives typically comprise a significant portion of each named executive officer’s compensation package, consistent with our philosophy and principles discussed above. For 2008, equity-based compensation comprised 76 percent of the total compensation for our current President and Chief Executive Officer and ranged from 31 percent to 58 percent of the total compensation for our other named executive officers who remain executive officers of our company. Our compensation committee’s primary objective with respect to long-term equity-based incentives is to align the long-term interests of our executives with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return. As with most components of our executive compensation program, the compensation committee aims to provide our executives with long-term equity-based incentive opportunities that are at the 50th to 75th percentile of comparable positions in companies in our peer group data.
Currently, we provide our named executive officers (and our other executives and key employees) with stock options and restricted stock awards (or units). Both our board of directors and stockholders have approved the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, pursuant to which our named executive officers (as well as other executives and key employees) are eligible to receive equity-based compensation awards. For more information concerning the terms of this plan, we refer you to “Executive Compensation—Grants of Plan-Based Awards—ev3 Second Amended and Restated 2005 Incentive Stock Plan.” All equity-based compensation awards granted to our named executive officers during 2008 were made under our 2005 incentive stock plan, except for an inducement option award granted to our President and Chief Executive Officer in connection with his hiring in April 2008. For more information concerning the terms of this inducement award, we refer you to “Executive Compensation—Grants of Plan-Based Awards—Palmisano Non-Plan Inducement Option.”
To assist our compensation committee in granting, and our management in recommending the grant of, equity-based incentive awards, our compensation committee each year at its December meeting adopts long-term incentive grant guidelines for the following year. In addition to our long-term incentive grant guidelines, our board of directors has adopted a policy document entitled “Policy and Procedures Regarding Grants of Stock Options, Restricted Stock and Other Equity-Based Incentive Awards,” which includes policies that the board of directors and compensation committee intend to follow in connection with granting equity-based incentive awards.
Types of Equity Grants. Under our long-term incentive grant guidelines and our policy document, our compensation committee generally grants three types of equity awards: performance recognition grants, talent acquisition grants and special recognition grants.
Performance recognition grants are discretionary annual grants that are typically made in the first quarter of the year, in order to coordinate the timing with any annual base salary increases and any annual incentive plan payments. Performance recognition grants also may be made in connection with the promotion of an individual. With respect to the annual grants, in January at least two weeks prior to the January or February compensation committee meeting, our Human Resources department determines, on a preliminary basis, the recipients and the size of each recipient’s performance recognition grants based on our long-term incentive grant guidelines and our then current stock price. Under our long-term incentive grant guidelines, our named executive officers (as well as other recipients) receive a certain percentage of their base salary in stock options and restricted stock awards (or units). This is different from prior years where the guidelines provided that our executives and other recipients, depending upon their grade level, would receive a certain number of shares. We moved to grant guidelines based on a percentage of base salary as opposed to a fixed number of shares to be more consistent with the equity grant practices of the companies in our peer group and to compensate to some extent for the volatility in our stock price.
Once the value of equity-based incentive awards is determined based on the percentage of base salary, one-half of the value, with such value determined using the Black-Scholes model (which is representative of the FAS 123R expense that we will incur) is provided in stock options and the other one-half of the value is provided in restricted stock awards (or units). Typically, the number of shares of restricted stock awards (or units) is fewer than the number of shares that would have been covered by a stock option of equivalent target value. The actual number of stock options and restricted stock awards (or units) granted may then be pared back so that the estimated run rate dilution under our incentive stock plan is acceptable to our compensation committee (i.e., approximately three percent for 2009). The President and Chief Executive Officer next reviews the preliminary individual awards and may make discretionary adjustments. Final proposed individual awards are then determined by the Human Resources department based on our then current stock price. Such proposed individual awards are then presented to the compensation committee for approval. Approved awards are then issued, with the exercise price of the stock options equal to the closing sale price of our common stock on the date of grant. In determining the number of stock options or restricted stock awards (or units) to make to an executive as part of a performance recognition grant, previous awards, whether vested or unvested, granted to such individual have no impact.
Talent acquisition grants are made in the form of stock options and/or restricted stock awards (or units), and are used for new hires. These grants are recommended by our President and Chief Executive Officer (except in the case of a new President and Chief Executive Officer) and are considered and approved by our compensation committee as part of the compensation package of the executive at the time of hire (with the grant date and determination of fair market value and the exercise price delayed until the hire date).
Our compensation committee also from time to time considers and makes special recognition grants, based generally on the recommendation of our President and Chief Executive Officer. These grants, which are made solely in the form of restricted stock, are used to recognize special achievements or to create an incentive for an individual or team to achieve a critical business project or milestone.
Our compensation committee made talent acquisition grants, a promotional performance recognition grant and special recognition grants to one or more of our named executive officers during 2008, as described in more detail below under the heading “—2008 Equity Awards and Analysis.”
Stock Options. An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide recipients with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. The vesting of our stock options is generally time-based. Consistent with our historical practice, 25 percent of the shares underlying the stock option typically vest on the one-year anniversary of the date of grant (or if later, on the date of hire) and 1/36 of the shares underlying the stock option vest thereafter on the one-month anniversary of the date of grant (or date of hire). However, our compensation committee may from time to time grant options that vary from this vesting schedule, although none of the options granted during 2008 varied from our standard vesting. Our policy is to only grant options with an exercise price equal to 100 percent of the fair market value of our common stock on the date of grant.
A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.” This provides an incentive for an option holder to remain employed by us. In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase the market price of our stock. Other than option grants to our French employees (including Mr. Girin) which may not be granted during quarterly blackout periods, we do not have any program, plan or practice to time stock option or restricted stock grants to executives in coordination with the release of material non-public information.
Restricted Stock. Restricted stock awards (or units) are intended to retain key employees, including our named executive officers, through vesting periods. Restricted stock awards (or units) provide the opportunity for capital accumulation and more predictable long-term incentive value. For grants to recipients in the United States, we make restricted stock awards of shares of our common stock, while for grants to recipients outside of the United States, we generally use restricted stock units as a performance incentive, due to the adverse tax implications in many foreign countries of receiving restricted stock awards.
Restricted stock awards are shares of our common stock that are awarded with the restriction that the recipient continuously provides services to our company (whether as an employee or as a consultant) until the date of vesting. The purpose of granting restricted stock awards is, through employee ownership, to further encourage business decisions by our executives that may drive stock price appreciation. Recipients are allowed to vote restricted stock awards as a stockholder based on the number of shares held under restriction. The recipients are also awarded dividends on the restricted stock awards held if dividends are paid on the underlying shares of common stock. The specific terms of vesting of a restricted stock award depends upon whether the award is a performance recognition grant, talent acquisition grant or special recognition grant. Performance recognition grants of restricted stock awards are typically made in the first quarter of each year and vest and become non-forfeitable in four equal annual installments on November 15th of each year, commencing on the November 15th of the year of grant. Talent acquisition grants of restricted stock awards granted to new hires vest in a similar manner, except that the first installment is pro-rated, depending on the date of grant. The vesting of special recognition grants of restricted stock awards is often time-based, but in some cases, may be tied to the satisfaction of specified performance milestones, which are tailored to each grant. In rare instances, a stock grant will be non-forfeitable as of the date of grant, although no non-forfeitable grants were made during 2008.
Restricted stock units are similar to restricted stock awards, but with a few key differences. A restricted stock unit is a commitment by us to issue a share of our common stock for each restricted stock unit at the time the restrictions in the award agreement lapse. Restricted stock units are provided to employees who are not on the United States payroll because of the different tax treatment in many other countries. Restricted stock unit awards are eligible for dividend equivalent payments if and when we pay dividends. Due to the provisions of local law, restricted stock units issued to our French employees (including Mr. Girin) vest on a different schedule than the one described above for restricted stock awards. These restricted stock units first vest and become non-forfeitable as to 50 percent of the underlying shares on the second anniversary of the date of grant and thereafter vest, on a cumulative basis, as to 25 percent of the underlying shares on November 15th of each subsequent year.
2008 Equity Awards and Analysis. Our compensation committee made talent acquisition grants, a promotional performance recognition grant and special recognition grants to one or more of our named executive officers during 2008, but not annual performance recognition grants since such grants were made early in October 2007 in connection with our FoxHollow merger in lieu of grants that normally would have been made in January 2008.
Effective upon completion of our FoxHollow merger in October 2007, our board of directors awarded annual performance recognition grants to our named executive officers (as well as other employees) in lieu of grants that normally would have been made in January 2008. The board did this for three reasons. First, the board believed that a grant effective upon completion of the merger was important to reward our executives and employees for the completed transaction. Second, the board desired to provide executives additional incentives to integrate the two businesses. Third, the board desired to decrease the disparity in equity incentives held by the ev3 executives and those held by the former FoxHollow executives. As intended, no performance recognition grants were made in January 2008. In early 2009, performance recognition grants were once again made according to our usual schedule and process.
With respect to performance recognition grants made in connection with promotions, in July 2008, in connection with his promotion, Mr. Girin was granted an option to purchase 100,000 shares of our common stock and a restricted stock unit award covering 38,550 shares. Although Ms. Enxing Seng received a promotion in December 2008, her performance recognition grant for her promotion was delayed and made in connection with our performance recognition grants in early 2009.
Talent acquisition grants were made to Mr. Palmisano in April 2008 in connection with our hiring him as our President and Chief Executive Officer. No other talent acquisition grants were made to any named executive officer during 2008. At the request of Mr. Palmisano, his talent acquisition grant was made solely in the form of stock options rather than one-half in stock options and one-half in restricted stock. Mr. Palmisano desired to receive a larger stock option grant rather than a combination of stock options and restricted stock in order to align his interests more with our stockholders since options become valuable only if our stock price increases above the market value of our stock as of the date of grant, which was the first day of Mr. Palmisano’s employment with ev3, and he remains with our company during the vesting period. The compensation committee accommodated Mr. Palmisano’s request. However, due to a limitation in our incentive stock plan on the number of stock options that can be granted to any individual in any one calendar year, a portion of Mr. Palmisano’s stock options were granted outside our incentive stock plan as an inducement option in reliance upon an exception from the shareholder approval requirements of the Marketplace Rules of the NASDAQ Stock Market. Accordingly, Mr. Palmisano was granted an option to purchase 300,000 shares of our common stock under our incentive stock plan and an inducement option to purchase 754,000 shares of our common stock outside the terms of our incentive stock plan. The aggregate number of Mr. Palmisano’s stock options was determined based on a desire of Mr. Palmisano to have the right to purchase approximately one percent of our outstanding shares and confirmation from Mercer that such amount was reasonable in light of the data from our peer group.
Special recognition grants were made to Mr. Girin in March 2008 and to all of our executives, other than Mr. Palmisano, at the end of April 2008. In March 2008, our compensation committee made a special recognition grant of 17,500 restricted stock units to Mr. Girin (along with a discretionary retention cash bonus of $75,000 paid in February 2008), based, in part, on the recent success of our international business. The primary purpose of the special recognition grant to Mr. Girin was to retain him at time when the compensation committee determined that his continued service to our company was critical to our future success. At the end of April 2008, our compensation committee granted special recognition restricted stock awards (units, in the case of Mr. Girin) covering 30,000 shares of our common stock to all of our executives, other than Mr. Palmisano. The purpose of these grants was to retain and motivate these executives in light of the then recent CEO change. Other than the grant made to Mr. Girin, these retention restricted stock grants vested with respect to 4,374 shares on November 15, 2008 and will vest with respect to the remaining 25,626 shares in three equal annual installments of 8,542 shares on each of November 15, 2009, 2010 and 2011, or such earlier date that the closing sale price of our common stock equals or exceeds $19.46 per share. No other special recognition grants were made to any named executive officer during 2008.

Additional information concerning the long-term incentive compensation information for our named executive officers for 2008 is included in the Summary Compensation Table—2008. Additional information on long-term incentive awards is shown in the Grants of Plan-Based Awards—2008 Table and the Outstanding Equity Awards at Fiscal Year-End—2008 Table.
Executive Benefits and Perquisites and All Other Compensation
We provided several of our named executive officers certain executive benefits, perquisites and other compensation during 2008, including in particular Mr. Palmisano, Mr. Girin and Ms. Enxing Seng.
We provide Mr. Palmisano certain perquisites and personal benefits under his employment agreement, including a monthly housing allowance of $5,000, a monthly automobile allowance of $1,500 and reimbursement of weekly air travel expenses between his residences in Massachusetts and Florida and Plymouth, Minnesota. In addition, we have agreed to make additional payments to Mr. Palmisano to reimburse him on a gross-up basis to the extent these payments are subject to income taxes payable by Mr. Palmisano. Although we have not in the past provided our executives significant benefits and perquisites, we agreed to provide Mr. Palmisano these benefits in order to encourage him to accept our President and Chief Executive Officer position with our company, especially in light of the fact that he is not a resident of Minnesota and his family resides in Massachusetts and Florida. Our primary intent in providing these executive benefits to Mr. Palmisano was to accommodate Mr. Palmisano’s request to ease his financial burden of commuting between his residences and our corporate headquarters in Minnesota and living during the week in Minnesota. We believe based on compensation data gathered by Mercer in December 2008 that the executive benefits and perquisites that we provide Mr. Palmisano are for the most part consistent with those offered by other companies in our peer group.
We provide Mr. Girin certain international benefits, including as described earlier mobility premium payments under French tax laws relating to travel by Mr. Girin outside of France. We provide Mr. Girin the mobility premium payments in lieu of part of his base salary since such payments receive tax preferred status for Mr. Girin. Until mid-July 2008, we provided Mr. Girin a housing allowance and an automobile allowance since these benefits were customary for executives in France. In connection with his promotion in July 2008, we agreed to reimburse Mr. Girin for all reasonable expenses incurred in connection with his immediate family traveling to California twice per year to ease Mr. Girin’s time away from his family who reside in France. As mentioned earlier, in February 2008, we paid Mr. Girin a special retention cash bonus of $75,000 based in part on the recent success of our international business and to retain Mr. Girin at time when the compensation committee determined that his continued service to our company was critical to our future success. In addition, in April 2008, we paid Mr. Girin another special retention cash bonus of $39,575 based in part on the performance of our international business during first quarter 2008 and again for retention purposes. As discussed earlier, this amount, however, was deducted from Mr. Girin’s final payout under our 2008 annual incentive plan.
We provided Ms. Enxing Seng a $15,000 travel stipend in 2008 to help defray travel costs and expenses incurred by Ms. Enxing Seng’s family relating to travel in between Minneapolis, Minnesota and Irvine, California. During the beginning of 2008, Ms. Enxing Seng was required as part of her responsibilities to spend a significant amount of time in California to assist with integrating our peripheral vascular business with the FoxHollow business we acquired at the end of 2007. We provided the travel stipend to Ms. Enxing Seng as a gesture to recognize the stress of her increased travel schedule on her family.
The only other perquisite and personal benefit that we provide our named executive officers that are not available to all of our salaried employees generally are annual sales award trips for certain executives and their spouses, although none of the spouses of our named executive officers attended such trips in 2008. We encourage our CEO and business presidents to attend sales award trips in order to help build morale and for team building purposes. We recognize, however, that such out-of-town trips place increased demands on executive’s families and thus pay for travel expenses incurred by spouses of executives that choose to attend such trips. Our named executive officers also receive other benefits, which are also received by our other employees, including 401(k) matching contributions, ability to purchase shares of our common stock at a discount with payroll deductions under our employee stock purchase plan and health, dental and life insurance benefits. We do not provide pension arrangements or post-retirement health coverage for our employees, including our named executive officers. We also do not provide any nonqualified defined contribution or other deferred compensation plans.
Employment Agreements
Other than Mr. Palmisano, all of our employees, including our named executive officers, are employed at will. The only other employment agreements that we have entered into with our named executive officers are standard agreements that include non-compete, non-solicitation and confidentiality clauses and, in some cases, offer letters containing the principal terms of their employment, including position, base salary, annual bonus opportunity, initial equity grants and in some cases certain other benefits. The offer letters do not guarantee the executives any minimum time period of employment or any severance benefits upon a termination event. We have, however, entered into written change in control agreements with all of our executive officers and certain other personnel, which provide for certain cash and other benefits upon the termination of the executive officer’s employment with us in connection with a change in control, as described in more detail under the heading “Change in Control and Post-Termination Severance Arrangements—Severance Arrangements” below.
In connection with our hiring of Mr. Palmisano as our new President and Chief Executive Officer, we entered into an employment and change in control agreement with him in addition to our standard confidentiality, non-competition and non-solicitation agreement. We believed it was prudent to enter into a more formal agreement with Mr. Palmisano regarding the terms of his employment rather than an offer letter in light of his position as our top executive, for our business planning purposes and for Mr. Palmisano’s benefit for certain terms of his arrangement, such as severance, to be agreed upon in advance and documented in writing. The employment agreement has an initial term expiring on April 6, 2011, and contains a provision that automatically extends the term for additional one-year periods unless either party provides notice to the other of its intent not to extend the term of the agreement at least 90 days prior to the expiration of the then current term. The purpose of the one-year evergreen provision is to ensure that a written agreement remains in place at all times during Mr. Palmisano’s employment with us. The agreement further provides that if we provide notice of our intent not to renew the agreement, it shall be treated as a termination of Mr. Palmisano’s employment by us without cause, in which case Mr. Palmisano would be entitled to the severance benefits described in more detail under the heading “Change in Control and Post-Termination Severance Arrangements—Severance Arrangements” below. The purpose of this provision to provide Mr. Palmisano severance protection in the event we decide to terminate his employment regardless of the timing of any such decision.
Change in Control and Post-Termination Severance Arrangements
Change in Control Arrangements. To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established certain change in control arrangements, including provisions in our incentive stock plans and written agreements with executives and other key employees, to incentivize our executives to remain with our company in the event of a change in control or potential change in control. Pursuant to the terms of our current incentive stock plan and the individual award documents provided to recipients of awards under the plan, all stock options and stock grants under the plan become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of our company. For more information, we refer you to the information under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control—Change in Control Arrangements—Generally.” Thus, the immediate vesting of stock options and stock grants is triggered by the change in control, itself, and thus is known as a “single trigger” change in control arrangement. These arrangements provide important retention incentives during what can often be an uncertain time for employees and provide executives with additional monetary motivation to complete a transaction that our board of directors believes is in the best interests of our stockholders. If an executive were to leave prior to the completion of the change in control, non-vested awards held by the executive would terminate.
In addition, our named executive officers have entered into agreements with us that require us to provide them certain payment and benefits in the event of a change in control, most of which are payable only in the event their employment is terminated in connection with the change in control. The payments that are due upon the change in control are base pay owed through the date of the change in control and a pro rata portion of the executive’s bonus plan payment based on the number of months in the year worked prior to the change in control. The payments and benefits that are due upon a termination event in connection with the change in control are a lump sum cash payment equal to 12 months (36 months, in the case of our President and Chief Executive Officer) of the executive’s then-current base salary and the full amount of the executive’s bonus plan payment for the next 12 months (or 300 percent of his bonus plan payment, in the case of our President and Chief Executive Officer), with the amount of the bonus plan payment based on the assumption that all of the annual performance milestones will have been satisfied at target for such year. In addition, the executive also would be entitled to group health plan benefits for the executive and his or her dependents for up to 18 months (up to 36 months, in the case of our President and Chief Executive Officer) and reasonable outplacement services. To the extent any payments received by the executive under the agreement constitute parachute payments which result in an excise tax under Section 4999 of the Internal Revenue Code, the executive will receive a gross-up payment to cover such excise tax as well as applicable taxes on such gross-up payment. These arrangements, and a quantification of the payment and benefits provided under these arrangements, are described in more detail under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control—Change in Control Arrangements.”
Other than the receipt of the pro rata portion of the current annual bonus and the immediate acceleration of equity-based awards which we believe aligns our executives’ interests with those of our stockholders by allowing executives to participate fully in the benefits of a change in control as to all of their equity, in order for our named executive officers to receive any other payments or benefits as a result of a change in control of our company, there must be a termination of the executive’s employment, either by us without cause or by the executive for good reason. The termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise. Thus, these additional payments and benefits will not just be triggered by a change in control, but also will require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. As opposed to the pro rata portion of the current annual bonus and the immediate acceleration of equity-based awards, we believe that other change in control payments and benefits should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.
We believe that our change in control arrangements are an important part of our executive compensation program. We believe that these arrangements mitigate some of the risk that exists for executives working in a smaller company, where there is a meaningful likelihood that the company may be acquired. These arrangements are intended to attract and retain qualified executives who may have employment alternatives that may appear to them, in light of a possible change in control of our company, to be less risky absent these arrangements. We believe that relative to our overall value, our potential change in control benefits are relatively minor. We also believe based on compensation data gathered by Mercer in December 2008 that similar protections are provided by companies in our peer group and other companies with which we compete for executive talent, and thus believe we must continue to offer such protections in order to be competitive.
Severance Arrangements. We entered into several severance arrangements with our named executive officers in 2008 and in early 2009 as a result of several management changes. In April 2008, we entered into a separation agreement and release of claims with Mr. Corbett. In July 2008, we entered into a separation agreement and release of claims with Mr. Jenusaitis. In January 2009, we entered into a separation agreement and release of claims with Mr. Spangler. We also entered into consulting agreements with these executives to ensure smooth executive transitions. The terms of these agreements are described in more detail under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control—Severance Arrangements.” Although these named executive officers were employed by us “at will” and thus were not entitled to any severance or other payments upon their termination of employment, it has become our customary practice to enter into a separation agreement and release of claims and a consulting agreement with departing executives, especially if their termination of employment is at the request of ev3. Under these agreements, the executives were generally entitled to a severance payment that is paid either in lump sum, as with Mr. Corbett, or over time in the form of salary continuation, as with Mr. Spangler and Mr. Jenusaitis. The amount of the severance payment is determined based on a multiple (between one and one and one-half) of the executive’s base salary and either the full amount or a pro rata portion of the executive’s annual actual, target or maximum bonus, with higher level executives generally receiving more favorable severance payments. Departing executives with whom we enter into separation agreements also generally are entitled to payment of COBRA continuation coverage premiums for a limited time and reimbursement of outplacement services. In the case of Mr. Corbett, we also agreed to accelerate some of his unvested stock options and restricted stock and extend the exercise period of his stock options. In all cases, benefits are conditioned upon a general release of claims against us by the executive, which we believe is appropriate in light of the severance benefits being provided to the executive.
With respect to our other named executive officers, all of them, other than Mr. Palmisano, are employed “at will” and thus not entitled to any severance or other payments upon their termination of employment without cause or otherwise. As discussed above, however, if a named executive officer were to leave ev3, our compensation committee would exercise its business judgment in determining whether or not a separation arrangement, including any severance pay, was appropriate and would determine the terms of any separation arrangement in light of all relevant circumstances including the individual’s term of employment, past accomplishments and reasons for separation from our company. With respect to Mr. Palmisano, under the terms of his existing employment and change in control agreement, in the event we terminate Mr. Palmisano’s employment without cause or Mr. Palmisano terminates his employment for good reason, Mr. Palmisano will be entitled to receive, among other benefits, a lump sum severance payment equal to 150 percent of his then current base pay and a pro rata portion of his bonus to the extent the applicable performance objectives have been achieved. He also will be entitled to elect continuation coverage under COBRA for 18 months following the date of termination, the premiums for which will be paid by us, elect health care continuation coverage for an additional 18 months following such 18-month severance period and receive, for 18 months following the date of termination, all fringe benefits and perquisites to which he is entitled under the employment agreement and which may legally be provided by us to non-employees.
Tax and Accounting Implications
Deductibility of Compensation for Tax Purposes Under Section 162(m). Section 162(m) of the Internal Revenue Code limits the amount that a publicly held company may deduct for compensation paid to each of its chief executive officer and its next three most highly compensated officers (but excluding the CFO) to $1 million per year. However, this limitation does not apply, among other things, to compensation that satisfies the requirements of performance-based compensation under Section 162(m). Under IRS regulations, compensation received through the exercise of an option or stock appreciation right will be treated as performance-based compensation and will not be subject to the $1 million limit if the option or stock appreciation right and the plan pursuant to which it is granted satisfy certain requirements.
Compensation that would be recognized by our named executive officers upon exercise of any stock options issued under our 2005 incentive stock plan after July 1, 2005 and prior to October 4, 2007 would not constitute performance-based compensation under Section 162(m). Between July 1, 2005 and October 4, 2007, option awards under our 2005 incentive stock plan did not satisfy the requirements of performance-based compensation for purposes of Section 162(m) because our compensation committee during that period was not comprised solely of two or more independent, outside directors. On October 4, 2007 and since such date, our compensation committee or at least the subcommittee that approves equity grants has consisted solely of members who are “outside directors” under Section 162(m) of the Code. We contemplate that future option and other equity awards under our 2005 incentive stock plan will continue to satisfy the requirements of performance-based compensation under Section 162(m) of the Code.
Compensation paid under our annual incentive plan does not constitute performance-based compensation under Section 162(m). Since we have substantial net operating losses, we have not viewed as a priority the qualification of our annual incentive plan as a Section 162(m) plan.
In 2008, the only compensation we paid that exceeded the Section 162(m) deductibility limit was to Mr. Palmisano. However, because of our loss position during 2008, the loss of this tax deduction did not require us to pay any higher corporate taxes.
Nonqualified Deferred Compensation. We believe we have been operating in good faith compliance with the non-qualified deferred compensation rules in Section 409A of the Code. In December 2008, we amended our change in control agreements with our executive officers (other than Mr. Palmisano whose agreement was established in April 2008) to exempt any compensation paid to them under such agreements from the non-qualified deferred compensation rules.
Accounting for Equity-Based Compensation. When setting and analyzing each aspect of our executive compensation program, our compensation committee takes into account the accounting consequences (in accordance with FAS 123R of the program design and award levels. Our compensation committee reviews accounting cost models and structures our executive compensation program in a manner that it believes properly blends the cost and benefits of the program.
Consideration of Risk and Recoupment Policy
One of the responsibilities of our audit committee is to review and assess our business risk management process, including the adequacy of our overall control environment and controls in selected areas representing significant financial and business risk. In so doing, our audit committee oversees a fraud risk assessment of our company on an annual basis. As part of this annual risk assessment, we specifically analyze whether there is excessive pressure on our management to meet financial targets set up by our board of directors, such as too high a percentage of executives’ compensation tied to sales targets and profitability incentives, and whether management’s personal financial situation is threatened by our financial performance arising from significant portions of their compensation, such as annual bonuses and equity compensation, being contingent upon achieving aggressive targets for stock price, operating results, financial position or cash flow. In February 2009, our audit committee reported to our full board of directors the results of our most recent fraud assessment. Based in part on such results, our compensation committee believes that our executive incentive compensation arrangements do not encourage our executives to take unnecessary or excessive risks that could threaten the value of our company. While performance-based compensation constitutes a significant percentage of our executives’ overall total compensation and thereby the compensation committee believes motivates our executives to help fulfill our corporate mission and vision, including specific and focused company performance objectives, the non-performance based compensation, for most executives for most years, is also a sufficiently high percentage of overall total compensation that the compensation committee does not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation. In addition, a significant portion of executives’ performance-based compensation is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a three to four year period of time thereby focusing the executives on our company’s long-term interests.
Nonetheless, our compensation committee determined that it was prudent to review and adopt certain compensation practices that discourage unnecessary or excessive risk taking, such as a recoupment or “clawback” policy. In February 2009, our compensation committee approved a recoupment policy under which our compensation committee has the sole and absolute authority, to the full extent permitted by applicable law, to require that each executive officer agree to reimburse us for all or any portion of any cash bonus if: (1) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, (2) in the view of our compensation committee, the executive engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by us, and (3) a lower payment would have occurred based upon the restated financial results. In each such instance, we will, to the extent practicable and allowable under applicable laws, require reimbursement of any bonus in the amount by which the executive’s annual bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results, provided that we will not seek to recover bonuses paid more than one year prior to the date the applicable restatement is disclosed.
As a matter of best practice, we will continue to monitor our executive compensation program to ensure that it continues to align the interest of our executives with those of our long-term stockholders while avoiding unnecessary or excessive risk.
Stock Ownership
We have adopted certain policies with respect to equity compensation, all of which apply to our named executive officers, such as policies regarding insider trading that prohibit trading during periods immediately preceding the release of material non-public information. We permit our named executive officers to establish so-called Rule 10b5-1 trading plans, subject to our prior approval. Under the terms of our current restricted stock award certificates, as a condition of receiving restricted stock grants, recipients, including our named executive officers, must give instructions and authorization to our company and any brokerage firm determined acceptable to us for such purpose to sell on the recipient’s behalf a whole number of shares of our common stock from those shares of stock underlying the stock grant as indicated by the recipient or as we determine to be appropriate to generate cash proceeds sufficient to satisfy any applicable tax withholding obligation. Such instructions, however, may be revoked by the recipient if the recipient pays any applicable required tax withholding obligation in cash on or prior to the applicable due date.

Although we have not adopted any detailed stock retention or ownership guidelines, our corporate governance guidelines address ownership of our common stock by our named executive officers and encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management. We intend to consider whether to adopt more detailed stock retention or ownership guidelines for our executives and directors in 2009.

EXECUTIVE COMPENSATION
Compensation Committee Report
Our board of directors has delegated to our compensation committee the responsibility, among other things, to approve any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and any special or supplemental benefits or perquisites, and to administer our equity and incentive compensation plans applicable to our executive officers. Our board of directors has retained, however, the authority to approve the adoption of and any amendment to our compensation plans applicable to our executive officers, including incentive compensation plans and equity-based plans.
Our compensation committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this proxy statement with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement for filing with the Securities and Exchange Commission.
This report is dated as of March 30, 2009.
Compensation Committee
Daniel J. Levangie, Chair
Douglas W. Kohrs
John L. Miclot
Elizabeth H. Weatherman
Summary of Cash and Other Compensation
The following table provides summary information concerning all compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006.
SUMMARY COMPENSATION TABLE – 2008

						Non-Equity
						Incentive Plan	All Other
				Stock	Option	Compen-	Compen
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	sation(5)	-sation(6)	Total
Robert J. Palmisano(7)	2008	$441,153	$—	$—	$617,485	$451,809	$170,527	$1,680,974
President and Chief Executive Officer

James M. Corbett(8)	2008	337,764	—	776,322	1,251,653	—	1,334,908	3,700,647
Former Chairman, President	2007	439,479	—	633,365	1,085,497	94,759	4,666	2,257,766
and Chief Executive Officer	2006	380,000	—	375,487	864,496	173,402	4,066	1,797,451

Patrick D. Spangler(9)	2008	314,800	—	201,020	411,918	193,522	6,900	1,128,160
Former Senior Vice President and	2007	298,654	—	101,448	348,121	57,897	8,852	814,972
Chief Financial Officer	2006	258,750	—	—	263,799	109,882	8,702	641,133

Pascal E.R. Girin(10)	2008	365,198	114,575	359,767	396,888	267,735	194,801	1,698,964
Executive Vice President and	2007	355,617	64,820	133,662	290,273	73,790	108,858	1,027,020
President, Worldwide Neurovascular and International	2006	307,602	—	20,249	185,912	135,451	128,496	777,710

						Non-Equity
						Incentive Plan	All Other
				Stock	Option	Compen-	Compen
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	sation(5)	-sation(6)	Total
Stacy Enxing Seng	2008	325,973	—	313,591	361,611	200,915	21,900	1,223,990
Executive Vice President and	2007	307,498	—	233,564	312,603	50,127	11,010	914,802
President, U.S. Peripheral Vascular	2006	269,100	—	384,872	234,541	100,686	10,406	999,605

Gregory Morrison(11)	2008	240,901	—	194,118	215,821	123,751	6,900	781,491
Senior Vice President, Human Resources

Matthew Jenusaitis(12)	2008	226,830	—	168,057	237,944	—	451,399	1,084,230
Former Senior Vice President and	2007	315,177	—	82,803	362,981	59,361	9,232	829,554
President, Neurovascular Division

Paul Richard Lunsford(13)	2008	325,409	—	321,507	182,598	—	5,696	835,210
Former Senior Vice President and President, U.S. Commercial Operations

(1)	Includes amounts paid for accrued but previously unpaid time off.

(2)	For 2008, reflects a special retention bonus of $75,000 paid to Mr. Girin in February 2008 and a special retention bonus of $39,575 paid to Mr. Girin in April 2008. The amount of the April 2008 cash bonus, which bonus was based in part on the performance of our international business during first quarter 2008, was deducted from Mr. Girin’s payout under our 2008 annual performance incentive plan. For 2007, reflects the guaranteed portion of Mr. Girin’s bonus under our 2007 annual performance incentive plan.

(3)	Reflects the dollar amount recognized as stock-based compensation expense for financial statement reporting purposes with respect to the fiscal years ended December 31, 2008, 2007 and 2006, respectively, in accordance with FAS 123R for stock awards granted to each named executive officer in the applicable year and in previous years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value is determined based on the closing sale price of our common stock on the date of grant. Amounts in the table reflect the actual forfeiture by Mr. Corbett of 32,895 shares of our common stock underlying restricted stock awards upon his resignation in April 2008 and the actual forfeiture by Mr. Lunsford of 68,712 shares of our common stock underlying restricted stock awards upon his resignation in December 2008. In accordance with FAS 123R, we reversed in 2008 compensation expense relating to the forfeited stock awards that had been recognized for financial statement reporting purposes in 2007 and prior years. The amounts in the table reflect our accounting expense, and do not correspond to the actual value realized by the named executive officers.

(4)	Reflects the dollar amount recognized as stock-based compensation expense for financial statement reporting purposes with respect to the fiscal years ended December 31, 2008, 2007 and 2006, respectively, in accordance with FAS 123R for option awards granted to each named executive officer in the applicable year and in previous years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value is determined based on our Black-Scholes option pricing model. The amounts in the table reflect the actual forfeiture by Mr. Corbett of options to purchase 58,333 shares of our common stock upon his resignation in April 2008 and the actual forfeiture by Mr. Lunsford of options to purchase 92,917 shares of our common stock upon his resignation in December 2008. In accordance with FAS 123R, we reversed compensation expense relating to the forfeited stock options that had been recognized for financial statement reporting purposes in 2007. The amounts in the table reflect our accounting expense, and do not correspond to the actual value realized by the named executive officers. The following table provides the fair value of options granted to the named executive officers for compensation expense recognized during the fiscal year ended December 31, 2008, 2007 and 2006 and the related specific assumptions used in the valuation of each such option award:

	Grant Date				Expected
Grant	Fair Value	Risk Free	Expected	Expected	Dividend
Date	Per Share	Interest Rate	Life	Volatility	Yield
08/12/2008	$4.46	3.05%	3.85 years	44.6%	0
04/06/2008	3.18	2.39%	3.85 years	44.5%	0
10/04/2007	6.30	4.16%	3.85 years	42.7%	0
01/22/2007	7.12	4.77%	3.85 years	45.3%	0
04/03/2006	7.93	4.90%	4.0 years	51.2%	0
01/20/2006	6.99	4.34%	4.0 years	50.0%	0
07/01/2005	6.03	3.84%	4.0 years	50.0%	0

	Grant Date				Expected
Grant	Fair Value	Risk Free	Expected	Expected	Dividend
Date	Per Share	Interest Rate	Life	Volatility	Yield
05/26/2005	3.31	3.625%	4.0 years	44.9%	0
03/14/2005	6.57	3.83%	5.0 years	0.1%	0
02/01/2005	5.62	3.77%	5.0 years	0.1%	0
01/07/2005	5.59	3.71%	5.0 years	0.1%	0
07/29/2004	0.41	3.69%	5.0 years	0.1%	0
07/19/2004	0.41	3.69%	5.0 years	0.1%	0
05/07/2004	0.00	3.85%	5.0 years	0.1%	0

(5)	Represents amounts paid under our annual performance incentive plan, which is described in more detail under the heading “—Grants of Plan-Based Awards—ev3 Inc. Performance Incentive Plan” and under the heading “Compensation Discussion and Analysis.” For Mr. Girin, the amount shown for 2007 does not include the guaranteed portion of Mr. Girin’s bonus, which is reflected in the “Bonus” column. In addition, for Mr. Girin, the amount shown for 2008 does not include the portion of Mr. Girin’s bonus that was paid in April 2008 and based in part on the performance of our international business, which discretionary bonus is reflected in the “Bonus” column.

(6)	The amounts shown in this column for 2008 include the following with respect to each named executive officer:

							Perquisites
							and Other
	401(k)	International	Severance		Consulting		Personal	Tax
Name	Match	Benefits	Benefits		Payments		Benefits	Gross-ups	Total
Robert J. Palmisano	$6,900	$—	$—		$—		$92,322 (a)	$71,305 (b)	$170,527
James M. Corbett	—	—	1,304,908	(c)	30,000	(d)	—	—	1,334,908
Patrick D. Spangler	6,900	—	—		—		—	—	6,900
Pascal E.R. Girin	—	98,196 (e)	—		—		96,605 (f)	—	194,801
Stacy Enxing Seng	6,900	—	—		—		15,000 (g)	—	21,900
Gregory Morrison	6,900	—	—		—		—	—	6,900
Matthew Jenusaitis	3,570	—	442,829	(h)	5,000	(d)	—	—	451,399
Paul Richard Lunsford	5,696	—	—		—		—	—	5,696

(a)	Represents: (i) $33,822 in commuting expenses; (ii) a $45,000 housing allowance and (iii) a $13,500 automobile allowance.

(b)	Represents: (i) a tax gross-up of $26,900 for income tax incurred by Mr. Palmisano for reimbursement for commuting expenses, (ii) a tax gross-up of $34,158 for income tax incurred by Mr. Palmisano for his housing allowance; and (iii) a tax gross-up of $10,247 for income tax incurred by Mr. Palmisano for his automobile allowance.

(c)	Represents: (i) $1,282,500 in severance pay; (ii) $10,665 in reimbursement of health care coverage; and (iii) $11,743 in outplacement services paid to Mr. Corbett in connection with his separation of employment.

(d)	Represents payments for consulting services rendered by the executive after his separation of employment.

(e)	Represents mobility premium payments under French tax law relating to travel by Mr. Girin outside of France.

(f)	Represents: (i) a housing allowance of $42,282; (ii) an automobile allowance of $30,194; and (iii) $24,129 in reimbursement of family travel expenses.

(g)	Represents a $15,000 travel stipend intended to defray travel costs and expenses incurred by Ms. Enxing Seng’s family relating to travel between Minneapolis, Minnesota and Irvine, California.

(h)	Represents: (i) $437,327 in severance pay; (ii) $4,902 in reimbursement of health care coverage; and (iii) $600 in executive coaching services paid to Mr. Jenusaitis in connection with his separation of employment.

(7)	Mr. Palmisano was appointed as President and Chief Executive Officer effective April 6, 2008.

(8)	Mr. Corbett resigned as Chairman, President and Chief Executive Officer effective April 6, 2008.

(9)	Mr. Spangler resigned as Senior Vice President and Chief Financial Officer effective January 19, 2009.

(10)	Reflected in U.S. dollars but paid in Euros. Conversion into U.S. dollars based on conversion rates as of December 31, 2006, 2007 and 2008, respectively. Conversion rate as of December 31, 2006 was one Euro to $1.3132, as of December 31, 2007 was one Euro to $1.4603, and as of December 31, 2008 was one Euro to $1.4094.

(11)	Mr. Morrison was not included as a named executive officer in 2007 or 2006; and therefore, his information is only provided for 2008.

(12)	Mr. Jenusaitis resigned as Senior Vice President and President, Neurovascular Division effective July 18, 2008. Mr. Jenusaitis was not included as a named executive officer in 2006; and therefore, his information is only provided for 2008 and 2007.

(13)	Mr. Lunsford resigned as Senior Vice President and President, U.S. Commercial Operations effective December 5, 2008. Mr. Lunsford joined our company on October 12, 2007 and was not included as a named executive officer in 2007; and therefore, his information is only provided for 2008.
Employment Agreements – Generally. We typically execute employment offer letters in conjunction with the hiring or promotion of our named executive officers that describe annual base salary, eligibility for participation in our performance incentive plan and any talent acquisition equity-based compensation grants. The acceptance of our offer of employment by new employees is conditioned upon the execution of an employment agreement that includes non-compete, non-solicitation and confidentiality provisions. Our employment agreements with our named executive officers, other than Mr. Palmisano, do not contain any commitments regarding future salary increases or benefits, except for the timing of payment and a general description of benefits. Other than Mr. Palmisano, all of our named executive officers are employed at-will and are not guaranteed employment for any specified duration.
We executed employment offer letters with Mr. Girin and Ms. Enxing Seng in connection with their promotions during 2008. Under Mr. Girin’s offer letter, we agreed to pay him an annual base salary of 259,113 Euro, which is unchanged from his prior 2008 annual base salary and “expatriation premium” or “mobility premium” payments under French tax law based on the number of days which he will work outside of France on behalf of our company in the aggregate amount of up to 99,672 Euro. In addition, we agreed that Mr. Girin will be entitled to earn an annual target incentive bonus of up to 65 percent of his annual base salary and expatriation premium payments. Unlike his annual incentive bonus for 2007 performance, none of Mr. Girin’s annual incentive bonus for 2008 performance would be guaranteed. We also agreed to revise Mr. Girin’s change in control letter agreement to clarify that the definition of “base pay” used in that agreement will include Mr. Girin’s expatriation premium payments. Under Ms. Enxing Seng’s offer letter, we agreed to pay her an annual base salary of $356,000. In addition, we agreed that Ms. Enxing Seng will be entitled to earn an annual target incentive bonus of up to 65 percent of her annual base salary.
Employment Agreement – Robert J. Palmisano. In connection with the appointment of Mr. Palmisano as our President and Chief Executive Officer, we entered into an employment and change in control agreement and a confidentiality, non-competition and non-solicitation agreement with Mr. Palmisano in April 2008. The employment agreement provides that Mr. Palmisano will be paid a minimum annual base salary of $600,000, subject to further increases by our board of directors, and will be entitled to earn an annual bonus of up to 100 percent of his base salary based upon the achievement of performance objectives set by our compensation committee. Mr. Palmisano’s compensation under the employment agreement also includes a monthly housing allowance of $5,000 for housing in or near Plymouth, Minnesota, and a monthly automobile allowance of $1,500, each of which we have agreed to gross-up to the extent that such payments are subject to income taxes payable by Mr. Palmisano. We also have agreed to pay or reimburse Mr. Palmisano for expenses incurred for weekly air travel between his personal residences in Massachusetts and Florida and Plymouth, Minnesota and to the extent such payments are subject to income taxes payable by Mr. Palmisano, to make an additional payment to Mr. Palmisano to reimburse him for such income taxes on a gross-up basis.

The employment agreement has an initial term expiring April 6, 2011, and contains a provision that automatically extends the term for additional one-year periods unless either party provides notice to the other of its intent not to extend the term of the employment agreement at least 90 days prior to the expiration of the then current term. The employment agreement further provides that if we provide notice of our intent not to renew the agreement, it shall be treated as a termination of Mr. Palmisano’s employment by us without cause, in which case Mr. Palmisano would be entitled to the severance benefits described in more detail under the heading “—Potential Payments Upon Termination or Change in Control – Severance Arrangement – Robert J. Palmisano.” The employment agreement contains other severance provisions, as well as change in control provisions, which are described in more detail under the headings “—Potential Payments Upon Termination or Change in Control – Severance Arrangements – Robert J. Palmisano” and “—Potential Payments Upon Termination or Change in Control – Change in Control Arrangements – Robert J. Palmisano.” The confidentiality, non-competition and non-solicitation agreement contains customary perpetual confidentiality provisions as well as customary non-competition and non-solicitation covenants for the term of Mr. Palmisano’s employment and for one year following any termination of his employment.
Equity and Non-Equity Incentive Compensation and Other Bonus Payments. Our named executive officers received during 2008 grants of stock options and stock grants under the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan. These grants and the plan are described in more detail under the headings “Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.” Our named executive officers also received annual cash bonuses under the ev3 Inc. Employee Performance Incentive Compensation Plan for their 2008 performance. The bonus amounts and the plan are described in more detail under the heading “Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.” From time to time, we also award special discretionary bonuses to one or more of our named executive officers to reward extraordinary performance and/or for retention or other purposes. These bonuses may be paid in cash and/or equity-based awards, such as stock options and stock grants. In March 2008, our compensation committee made a special recognition grant of 17,500 restricted stock units to Mr. Girin and paid him a discretionary retention cash bonus of $75,000, based, in part, on the recent success of our international business, of which Mr. Girin heads. In April 2008, our compensation committee paid Mr. Girin another discretionary retention cash bonus of $39,575, based, in part, on the success of our international business during the first fiscal quarter 2008 and for retention purposes. The amount of the April 2008 bonus was deducted from the final payout that Mr. Girin was entitled to under our 2008 annual performance incentive plan.
Severance Payments. The “All Other Compensation” column of the Summary Compensation Table for 2008 includes amounts paid or accrued pursuant to severance arrangements with Mr. Corbett and Mr. Jenusaitis. The terms of these arrangements are described in more detail under the headings “—Potential Payments Upon Termination or Change in Control – Severance Arrangements – James M. Corbett” and “—Potential Payments Upon Termination or Change in Control – Severance Arrangements – Matthew Jenusaitis.” Since Mr. Spangler resigned after the end of 2008, amounts paid or accrued to him pursuant to his severance arrangement are not included in the Summary Compensation Table. The terms of Mr. Spangler’s severance arrangement are described in more detail under the heading “—Potential Payments Upon Termination or Change in Control – Severance Arrangements – Patrick D. Spangler.” We did not pay or accrue any severance benefits in connection with the separation of Mr. Lunsford’s employment.
Consulting Payments. The “All Other Compensation” column of the Summary Compensation Table for 2008 includes amounts paid to Mr. Corbett and Mr. Jenusaitis pursuant to consulting arrangements entered into in connection with their separation of employment from our company. The terms of these arrangements are described in more detail under the headings “—Potential Payments Upon Termination or Change in Control – Severance Arrangements – James M. Corbett” and “—Potential Payments Upon

Termination or Change in Control – Severance Arrangements – Matthew Jenusaitis.” Since Mr. Spangler resigned after the end of 2008, amounts paid to him pursuant to his consulting arrangement are not included in the Summary Compensation Table. The terms of Mr. Spangler’s consulting arrangement are described in more detail under the heading “—Potential Payments Upon Termination or Change in Control – Severance Arrangements – Patrick D. Spangler.” We did not enter into any consulting arrangement with Mr. Lunsford in connection with the separation of his employment.
Perquisites and Personal Benefits. As described above, we are required under Mr. Palmisano’s employment agreement to provide Mr. Palmisano certain perquisites and personal benefits, including a monthly housing allowance of $5,000, a monthly automobile allowance of $1,500 and reimbursement of weekly air travel expenses between his residences in Massachusetts and Florida and Plymouth, Minnesota. In addition, to the extent these payments to Mr. Palmisano are subject to income taxes payable by Mr. Palmisano, we have agreed to make additional payments to Mr. Palmisano to reimburse him for such income taxes on a gross-up basis.
We provide Mr. Girin certain international benefits, including as described earlier mobility premium payments under French tax laws relating to travel by Mr. Girin outside of France. We provide Mr. Girin the mobility premium payments in lieu of part of his base salary since such payments receive tax preferred status for Mr. Girin. Until mid-July 2008, we provided Mr. Girin a housing allowance and an automobile allowance since these benefits were customary for executives in France. In connection with his promotion in July 2008, we agreed to reimburse Mr. Girin for all reasonable expenses incurred in connection with his immediate family traveling to California twice per year to ease Mr. Girin’s time away from his family who reside in France.
As a result of her increased responsibility for the FoxHollow business acquired at the end of 2007 which was located in California, we provided Ms. Enxing Seng a $15,000 travel stipend in 2008 to help defray travel costs and expenses incurred by Ms. Enxing Seng’s family relating to travel in between Minneapolis, Minnesota and Irvine, California.
The only other perquisite and personal benefit that we provide our named executive officers that are not available to all of our salaried employees generally are annual sales award trips for certain executives and their spouses, although none of the spouses of our named executive officers attended such trips in 2008. Our named executive officers also receive other benefits, which are also received by our other employees, including 401(k) matching contributions, ability to purchase shares of our common stock at a discount with payroll deductions under our employee stock purchase plan and health, dental and life insurance benefits.
ev3 Inc. 401(k) Retirement Plan. Under the ev3 Inc. 401(k) Retirement Plan, participants, including named executive officers, may voluntarily request that we reduce his or her pre-tax compensation by up to 75 percent (subject to certain special limitations) and contribute such amounts to the 401(k) plan’s trust. We contribute matching contributions in an amount equal to 3 percent of the participant’s eligible earnings for a pay period, or if less, 50 percent of the participant’s pre-tax 401(k) contributions (other than catch-up contributions) for that pay period. The 401(k) plan also has a “true-up” provision, meaning that at the end of the plan year an eligible participant may receive an additional matching contribution by applying the plan’s matching contribution formula to the participant’s aggregate 401(k) contributions and eligible earnings for the entire plan year. Under the 401(k) plan, we may, in our sole discretion, also make profit sharing contributions on behalf of eligible participants for any plan year. For 2008, we did not make any discretionary profit sharing contributions under the 401(k) plan.
Pension, Post-Retirement and Non-qualified Deferred Compensation Plans. We do not provide pension arrangements or post-retirement health coverage for our employees, including our named executive officers. We also do not maintain any nonqualified defined contribution or other deferred compensation plans for our employees, including our named executive officers.
Indemnification Agreements. We have entered into agreements with all of our named executive officers under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our executive officers. We will be obligated to pay these amounts only if the executive officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the executive officer had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.
Grants of Plan-Based Awards
The following table provides information concerning grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2008. Non-equity incentive plan-based awards were granted to our named executive officers initially under the ev3 Inc. Executive Performance Incentive Plan and then under the ev3 Inc. Employee Performance Incentive Compensation Plan, which on July 31, 2008 replaced and superseded the ev3 Inc. Executive Performance Incentive Plan in its entirety. We do not grant equity incentive plan-based awards. Stock awards and option awards were granted under the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, with the exception of one option award that was granted to our President and Chief Executive Officer as an inducement grant outside such plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the notes to the table below or in the narrative following the table below. We did not grant an “equity incentive plan” awards within the meaning of the SEC rules during the fiscal year ended December 31, 2008.
GRANTS OF PLAN-BASED AWARDS — 2008

						All Other	All Other
						Stock	Option	Exercise	Grant Date
						Awards:	Awards:	or Base	Fair Value
			Estimated Future Payouts Under Non-			Number of	Number of	Price of	Stock and
		Board	Equity Incentive Plan Awards(2)			Shares of	Securities	Option	Option
	Grant	Approval	Threshold		Maximum	Stock or	Underlying	Awards	Awards
Name	Date	Date(1)	($)	Target ($)	($)	Units (#)(3)	Options(#)(4)	($/Sh)	($)(5)
Robert J. Palmisano	01/01/08	07/31/08	$333,000	$444,000	$666,000	—	—	$—	$—
	04/06/08	04/06/08	—	—	—	—	754,000	8.64	2,397,494
	04/06/08	04/06/08	—	—	—	—	300,000	8.64	953,910

James M. Corbett	01/01/08	12/27/07	—	380,000	760,000	—	—	—	—

Patrick D. Spangler	01/01/08	12/27/07	—	188,880	377,760	—	—	—	—
	01/01/08	07/31/08	141,660	188,880	283,320	—	—	—	—
	04/30/08	04/30/08	—	—	—	30,000 (6)	—	—	249,300

Pascal E.R. Girin	01/01/08	12/27/07	—	288,075	576,150	—	—	—	—
	01/01/08	07/31/08	236,162	314,882	472,323	—	—	—	—
	03/03/08	02/29/08	—	—	—	17,500 (7)	—	—	154,700
	04/30/08	04/30/08	—	—	—	30,000 (6)	—	—	249,300
	08/12/08	07/10/08	—	—	—	38,550 (8)	—	—	455,661
	08/12/08	07/10/08	—	—	—	—	100,000	11.82	445,670

Stacy Enxing Seng	01/01/08	12/27/07	—	194,186	388,373	—	—	—	—
	01/01/08	07/31/08	146,538	195,384	293,076	—	—	—	—
	04/30/08	04/30/08	—	—	—	30,000 (6)	—	—	249,300

Gregory Morrison	01/01/08	12/27/07	—	120,451	240,902	—	—	—	—
	01/01/08	07/31/08	90,338	120,451	180,676	—	—	—	—
	04/30/08	04/30/08	—	—	—	30,000 (6)	—	—	249,300

						All Other	All Other
						Stock	Option	Exercise	Grant Date
						Awards:	Awards:	or Base	Fair Value
			Estimated Future Payouts Under Non-			Number of	Number of	Price of	Stock and
		Board	Equity Incentive Plan Awards(2)			Shares of	Securities	Option	Option
	Grant	Approval	Threshold		Maximum	Stock or	Underlying	Awards	Awards
Name	Date	Date(1)	($)	Target ($)	($)	Units (#)(3)	Options(#)(4)	($/Sh)	($)(5)
Matthew Jenusaitis.	01/01/08	12/27/07	—	194,186	388,373	—	—	—	—
	04/30/08	04/30/08	—	—	—	30,000 (6)	—	—	249,300

P. Richard Lunsford	01/01/08	12/27/07	—	195,000	390,000	—	—	—	—
	01/01/08	07/31/08	146,250	195,000	292,500	—	—	—	—
	04/30/08	04/30/08	—	—	—	30,000 (6)	—	—	249,300
	07/30/08	07/30/08	—	—	—	—	20,000	9.66	72,846

(1)	In most cases, the grant date and the board approval date are identical. However, in the case of ev3’s non-equity incentive plan awards, the grant date, in each case, was effective as of January 1, 2008, the beginning of the relevant performance period, but the board approval date was different. See note (2) below. In addition, in the case of equity-based incentive awards granted to Mr. Girin, the grant date was not necessarily the board approval date since the grant date, in some cases, was the first trading day after 10 full trading days had elapsed after the public release of our then most recent financial results.

(2)	Represents amounts payable under our original annual performance incentive plan for 2008, which was approved by our board of directors in December 2007, and our revised annual performance incentive plan for 2008, which was approved by our board of directors in July 2008 and superseded and replaced the prior annual incentive plan awards. The threshold, target and maximum payouts for Mr. Palmisano under the revised 2008 plan have been prorated to reflect his April 2008 start date. For both Mr. Girin and Ms. Enxing Seng, their incentive targets under the revised 2008 plan changed from 60 percent to 65 percent effective as of the date of their respective promotions. The threshold, target and maximum payouts for each of Mr. Girin and Ms. Enxing Seng under the revised 2008 plan have been prorated to reflect such increased incentive targets and for Mr. Girin, his increased base compensation as a result of his promotion.

(3)	Represents restricted stock grants in the case of Messrs. Spangler, Morrison, Lunsford and Jenusaitis and Ms. Enxing Seng, and a restricted stock unit, in the case of Mr. Girin, granted under the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan.

(4)	Except for the option to purchase 754,000 shares of our common stock granted to Mr. Palmisano on April 6, 2008, represents options granted under the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan. All options have a ten-year term and vest over a four-year period, with 25 percent of the underlying shares vesting on the one-year anniversary of the date of grant and 1/36 of the remaining 75 percent of the underlying shares vesting during each of the next 36 months after the one-year anniversary date, in each case, so long as the individual remains an employee or consultant of our company.

(5)	We refer you to notes (3) and (4) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of stock awards and option awards.

(6)	Represents a restricted stock grant in the case of Messrs. Spangler, Morrison, Lunsford and Jenusaitis and Ms. Enxing Seng that vested with respect to 4,374 shares on November 15, 2008 and will vest with respect to the remaining 25,626 shares in three equal annual installments of 8,542 shares, on each of November 15, 2009, 2010 and 2011, or such earlier date that the closing sale price of our common stock as reported by the NASDAQ Global Select Market equals or exceeds $19.46 per share. Represents a restricted stock unit in the case of Mr. Girin that will vest with respect to 15,000 shares on May 16, 2010 and will vest with respect to 7,500 shares on November 15, 2010 and the remaining 7,500 shares on November 15, 2011, or such earlier date that the closing sale price of our common stock as reported by the NASDAQ Global Select Market equals or exceeds $19.46 per share.

(7)	Represents a restricted stock unit that will fully vest and 100 percent of the shares underlying the stock grant will be issued on March 1, 2010, so long as Mr. Girin remains an employee or consultant of our company.

(8)	Represents a restricted stock unit that will vest and 50 percent of the shares underlying the grant will be issued on August 12, 2010, an additional 25 percent of the shares underlying the grant will vest and be issued on November 15, 2010; and the remaining shares underlying the grant will vest and be issued on November 15, 2011, in each case so long as Mr. Girin remains an employee or consultant of our company.

ev3 Inc. Performance Incentive Plan.   Under the terms of the ev3 Inc. Employee Performance Incentive Compensation Plan, our named executive officers, as well as other executives of our company, earned annual cash bonuses based on our financial performance and individual objectives. The ev3 Inc. Performance Incentive Compensation Plan was approved by our board of directors on July 31, 2008 and replaced and superseded in its entirety the ev3 Inc. Executive Performance Incentive Plan. The material terms of the plans are described in detail under the heading “Compensation Discussion and Analysis —Executive Compensation Components —Short-Term Cash Incentive Compensation.”
ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan.   Under the terms of the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, our named executive officers, in addition to other employees and individuals, are eligible to receive equity-based compensation awards, such as stock options, stock appreciation rights, stock grants and stock unit grants. To date, only non-statutory stock options, stock grants and stock unit grants have been granted under the plan. The plan is administered by our compensation committee and contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits.
Under the terms of the plan, stock options must be granted with a per share exercise price equal to at least 100 percent of the fair market value of a share of our common stock on the date of grant. For purposes of the plan, the fair market value of our common stock is the closing sale price of our common stock, as reported by the NASDAQ Global Select Market. We set the per share exercise price of all stock options granted under the plan at an amount equal to 100 percent of the fair market value of a share of our common stock on the date of grant. The plan prohibits our board of directors to take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the exercise price of any outstanding stock options absent the approval of our stockholders.
Options become exercisable at such times and in such installments as may be determined by our board of directors or compensation committee, provided that most options may not be exercisable after 10 years from their date of grant. The vesting of our stock options is generally time-based and is as follows: 25 percent of the shares underlying the stock option on the one-year anniversary of the date of grant and 1/36 of the remaining 75 percent of the shares during each of the next 36 months after the one-year anniversary of the date of grant and in each case so long as the individual remains an employee or consultant of our company.
Currently, optionees must pay the exercise price of stock options in cash, except that our compensation committee may allow payment to be made (in whole or in part) by tender, or attestation as to ownership, of shares that are already owned by the grantee that are acceptable to the committee, by a “cashless exercise” effected through an unrelated broker through a sale on the open market, by a “net exercise” of the option, or by a combination of such methods. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the grantee but will reduce the number of shares of common stock issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of common stock will no longer be outstanding under an option (and will therefore not thereafter be exercisable) following the exercise of such option to the extent of (i) shares used to pay the exercise price of an option under the “net exercise,” (ii) shares actually delivered to the participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.
Under the terms of the grant certificates under which stock options have been granted to the named executive officers, if an officer’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will:

•	immediately terminate if the executive’s employment or service relationship with our company terminated for “cause”;

•	continue for a period of one year if the executive’s employment or service relationship with our company terminated as a result of his or her death or disability; or

•	continue for a period of 90 days if the executive’s employment or service relationship with our company terminated for any reason, other than for cause or upon death or disability.
“Cause” for purposes of the grant certificates means: (1) an optionee has engaged in conduct that in the judgment of the board of directors constitutes gross negligence, misconduct or gross neglect in the performance of the optionee’s duties and responsibilities, including conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the optionee at our expense; (2) an optionee has been convicted of or has pled guilty to a felony for fraud, embezzlement or theft; (3) an optionee has engaged in a breach of any of our policies for which termination of employment or service is a permissible consequence or an optionee has not immediately cured any performance or other issues raised by an optionee’s supervisor; (4) an optionee had knowledge of (and did not disclose to us in writing) any condition that could potentially impair the optionee’s ability to perform the functions of his or her job or service relationship fully, completely and successfully; or (5) an optionee has engaged in any conduct that would constitute “cause” under the terms of his or her employment or consulting agreement, if any.
Stock grants under the plan are generally restricted and assuming the recipient continuously provides services to our company (whether as an employee or as a consultant) vest typically over time. The specific terms of vesting of a stock grant depends upon whether the award is a performance recognition grant, talent acquisition grant or special recognition grant. Performance recognition grants are typically made in the first quarter of each year and vest and become non-forfeitable in four equal annual installments on November 15th of each year, commencing on the November 15th of the year of grant. Time-based talent acquisition grants granted to new hires or promoted employees, and time-based special recognition grants of restricted stock awards, vest in a similar manner, except that the first installment is pro-rated, depending on the date of grant.
Recipients of stock grants (other than restricted stock units) under the plan have the right to vote and receive cash dividends with respect to the shares subject to such stock grants, even if the stock grants are restricted or subject to forfeiture. Any stock dividends or other distributions of property made with respect to shares that remain subject to forfeiture are held by us and the recipient’s rights to receive such dividends or other property will be forfeited or will be nonforfeitable at the same time the shares of stock with respect to which the dividends or other property are attributable are forfeited or become nonforfeitable.
Under the terms of the grant certificates under which the restricted stock grants have been granted to the named executive officers, other than Mr. Girin, if a named executive officer ceases to be an employee or consultant of our company for any reason, then the officer will forfeit all of the unvested or restricted shares of our common stock subject to the stock grant. Under the terms of the grant certificate under which Mr. Girin is granted restricted stock units, if Mr. Girin ceases to be an employee or consultant of our company for any reason, other than his death, then he will forfeit all of the unvested or unissued shares of our common stock subject to the stock grant. If Mr. Girin ceases to be an employee or consultant of our company as a result of his death, then all of the unvested or unissued shares of our common stock subject to the stock grant will be immediately vested and issued to Mr. Girin’s heirs. Any shares of our common stock issued to Mr. Girin as a result of a restricted stock unit grant must be held by him for a minimum of two years after issuance.

As a condition of receiving restricted stock grants, recipients, including our named executive officers, must give instructions and authorization to our company and any brokerage firm determined acceptable to us for such purpose to sell on the recipient’s behalf a whole number of shares of our common stock from those shares of stock underlying the stock grant as indicated by the recipient or as we determine to be appropriate to generate cash proceeds sufficient to satisfy any applicable tax withholding obligation. Such instructions, however, may be revoked by the recipient if the recipient pays any applicable required tax withholding obligation in cash on or prior to the applicable due date.
As described in more detail under the heading “—Potential Payments Upon Termination or Change in Control,” if there is a change in control of our company, then, under the terms of the 2005 plan, all conditions to the exercise of all outstanding options and all issuance or forfeiture conditions on all outstanding stock grants and stock unit grants will be deemed satisfied; provided if any such issuance or forfeiture condition relates to satisfying any performance goal and there is a target for the goal, the issuance or forfeiture condition will be deemed satisfied generally only to the extent of the stated target.
Palmisano Non-Plan Inducement Option.   In April 2008, we granted Mr. Palmisano two options to purchase an aggregate of 1,054,000 shares of our common stock at an exercise price of $8.64 per share, the closing sale price of our common stock on the date of grant. One option, to purchase 300,000 shares of our common stock, was granted under the 2005 ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan. The other option, to purchase 754,000 shares of our common stock, was granted outside of the terms of our existing equity incentive plans, was approved by our compensation committee and was granted pursuant to an exemption from NASDAQ’s shareholder approval requirements under NASDAQ Marketplace Rule Section 4350(i)(1)(A)(iv). Each option vests 25 percent on the first anniversary of the grant date and the remaining 75 percent vests at a rate of 1/36th per month over the 36 months following the first anniversary of the grant date. As set forth above, however, the options will become fully vested and immediately exercisable in the event of a change in control of our company. The options have a term of 10 years from the date of grant.
Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding unexercised stock options, restricted stock or restricted stock units that have not vested for each of our named executive officers that remained outstanding at December 31, 2008. We did not have any “equity incentive plan” awards within the meaning of the SEC rules outstanding at December 31, 2008.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2008

	Option Awards				Stock Awards
	Number of				Number of
	Securities	Number of Securities			Shares or	Market Value
	Underlying	Underlying			Units of Stock	of Shares or
	Unexercised	Unexercised Options	Option	Option	That Have	Units That
	Options (#)	(#)	Exercise	Expiration	Not Vested	Have Not
Name	Exercisable	Unexercisable(1)	Price ($)	Date(2)	(#)(3)	Vested ($)(4)
Robert J. Palmisano	0	754,000 (5)	$8.64	04/06/2018	—	$—
	0	300,000	8.64	04/06/2018	—	—

James M. Corbett(6)	62,500	0	16.64	07/05/2010	—	—
	79,167	0	17.67	07/05/2010	—	—
	200,000	0	16.05	07/05/2010	—	—
	300,000	0	14.00	07/05/2010	—	—
	1,905	0	8.40	07/05/2010	—	—
	52,083	0	8.82	07/05/2010	—	—
	31,250	0	8.82	07/05/2010	—	—
	1,905	0	8.76	07/05/2010	—	—
	10,416	0	8.82	07/05/2010	—	—

	Option Awards				Stock Awards
	Number of				Number of
	Securities	Number of Securities			Shares or	Market Value
	Underlying	Underlying			Units of Stock	of Shares or
	Unexercised	Unexercised Options	Option	Option	That Have	Units That
	Options (#)	(#)	Exercise	Expiration	Not Vested	Have Not
Name	Exercisable	Unexercisable(1)	Price ($)	Date(2)	(#)(3)	Vested ($)(4)
	16,710	0	8.82	07/05/2010	—	—
	1,905	0	6.47	07/05/2010	—	—
	10,838	0	8.82	07/05/2010	—	—
	21,996	0	8.82	07/05/2010	—	—
	4,230	0	3.54	07/05/2010	—	—
	10,561	0	8.82	07/05/2010	—	—
	4,762	0	9.13	07/05/2010	—	—
	23,814	0	14.70	07/05/2010	—	—
	7,620	0	13.23	07/05/2010	—	—

Patrick D. Spangler(7)	14,583	35,417	16.64	03/31/2010	—	—
	17,969	19,531	17.67	03/31/2010	—	—
	18,229	6,771	16.05	03/31/2010	—	—
	56,375	9,625	14.00	03/31/2010	—	—
	70,313	4,687	8.82	03/31/2010	—	—
	—	—	—	—	50,298	306,818

Pascal E.R. Girin	0	100,000	11.82	08/12/2018	—	—
	14,583	35,417	16.64	10/04/2017	—	—
	23,958	26,042	17.67	01/22/2017	—	—
	18,229	6,771	16.05	01/20/2016	—	—
	75,167	12,833	14.00	07/01/2015	—	—
	6,527	139	8.82	01/07/2015	—	—
	5,000	0	8.82	07/19/2014	—	—
	30,600	0	8.82	08/15/2013	—	—
	—	—	—	—	132,410	807,701

Stacy Enxing Seng	10,938	26,562	16.64	10/04/2017	—	—
	19,167	20,833	17.67	01/22/2017	—	—
	14,583	5,417	16.05	01/20/2016	—	—
	84,624	14,448	14.00	07/01/2015	—	—
	23,958	1,042	8.82	02/01/2015	—	—
	8,159	174	8.82	01/07/2015	—	—
	2,916	0	8.82	07/19/2014	—	—
	12,500	0	8.82	05/07/2014	—	—
	15,300	0	8.82	04/07/2013	—	—
	27,097	0	8.82	08/07/2012	—	—
	8,574	0	3.54	06/20/2012	—	—
	12,860	0	8.82	06/20/2012	—	—
	—	—	—	—	55,484	338,452

Gregory Morrison	9,479	23,021	16.64	10/04/2017	—	—
	14,375	15,625	17.67	01/22/2017	—	—
	10,938	4,062	16.05	01/20/2016	—	—
	41,342	7,058	14.00	07/01/2015	—	—
	8,159	174	8.82	01/07/2015	—	—
	5,833	0	8.82	07/19/2014	—	—
	12,240	0	8.82	04/07/2013	—	—
	14,780	0	8.82	08/07/2012	—	—
	5,640	0	8.82	06/20/2012	—	—
	—	—	—	—	45,397	276,922

Matthew Jenusaitis	10,938	26,562	16.64	10/16/2009	—	—
	14,952	16,253	17.67	10/16/2009	—	—
	100,000	50,000	17.63	10/16/2009
	—	—	—	—	44,806	273,317

P. Richard Lunsford	27,083	0	18.49	03/05/2009	—	—

(1)	Except as otherwise noted, all stock options vest over a four-year period, with 25 percent of the underlying shares vesting on the one-year anniversary of the date of grant and 1/36 of the remaining 75 percent of the underlying shares vesting during each of the next 36 months after the one-year anniversary date. Upon the occurrence of a change in control, the unvested and unexercisable options described in this table may be accelerated and become fully vested and immediately exercisable as of the date of the change in control. For more information, we refer you to the discussion under the heading “—Potential Payments Upon Termination or Change in Control.”

(2)	All option awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with our company terminates. Pursuant to the terms of his separation and release agreement, the expiration dates of Mr. Corbett’s option awards were extended to July 5, 2010. For more information, we refer you to the discussion under the heading “—Potential Payments Upon Termination or Change in Control—Severance Arrangement—James M. Corbett.” In the case of Messrs. Spangler and Jenusaitis, the option expiration dates assume the expiration of their respective consulting agreements in accordance with their terms; and accordingly, the expiration of their option awards 90 days thereafter. For more information, we refer you to the discussion under the headings “—Potential Payments Upon Termination or Change in Control—Severance Arrangement—Patrick D. Spangler” and “—Potential Payments Upon Termination or Change in Control—Severance Arrangement—Matthew Jenusaitis.” In the case of Mr. Lunsford, his option expiration date is the 90th day after the separation of his employment with ev3.

(3)	The release dates and release amounts for the unvested restricted stock grants, in the case of Messrs. Spangler, Morrison and Jenusaitis and Ms. Enxing Seng, and restricted stock unit grants, in the case of Mr. Girin, are as follows:
•	Mr. Spangler: November 15, 2009 (18,136 shares), November 15, 2010 (18,136 shares) and November 15, 2011 (14,026 shares). If Mr. Spangler ceases as an independent consultant on December 31, 2009 as intended pursuant to the terms of his consulting agreement, shares scheduled to vest thereafter will not vest and will be forfeited by Mr. Spangler.

•	Mr. Girin: January 23, 2009 (10,965 shares), January 28, 2009 (1,250 shares), October 4, 2009 (10,965 shares), November 15, 2009 (5,482 shares), November 25, 2009 (1,250 shares), March 1, 2010 (17,500 shares), April 30, 2010 (15,000 shares), August 12, 2010 (19,275 shares), November 15, 2010 (28,103 shares) and November 15, 2011 (22,620 shares).

•	Ms. Enxing Seng: November 15, 2009 (25,790 shares), November 15, 2010 (17,040 shares) and November 15, 2011 (12,654 shares).

•	Mr. Morrison: November 15, 2009 (17,895 shares), November 15, 2010 (15,395 shares) and November 15, 2011 (12,107).

•	Mr. Jenusaitis: November 15, 2009 (16,076 shares), November 15, 2010 (16,076 shares) and November 15, 2011 (12,654 shares). If Mr. Jenusaitis ceases as an independent consultant on July 18, 2009 as intended pursuant to the terms of his consulting agreement, shares scheduled to vest thereafter will not vest and will be forfeited by Mr. Jenusaitis.

If there is a change in control of our company, then, under the terms of our existing equity incentive plan, all issuance or forfeiture conditions on all outstanding stock grants and stock unit grants will be deemed satisfied; provided if any such issuance or forfeiture condition relates to satisfying any performance goal and there is a target for the goal, the issuance or forfeiture condition will be deemed satisfied generally only to the extent of the stated target.

(4)	The market value of restricted stock or restricted stock units that had not vested as of December 31, 2008 is based on the closing sale price of our common stock on December 31, 2008 ($6.10).

(5)	This option was granted outside the terms of our existing equity incentive plan, was approved by the compensation committee of ev3’s board of directors, and was granted pursuant to an exemption from NASDAQ’s stockholder approval requirements under NASDAQ Marketplace Rule Section 4350(i)(1)(A)(iv).

(6)	In connection with the resignation of Mr. Corbett on April 6, 2008, all unvested stock awards and stock options held by Mr. Corbett as of that date which otherwise by their terms would have vested by April 6, 2010 were automatically accelerated (and in the case of the options, became exercisable) as of April 6, 2008. All unvested stock awards and stock options held by Mr. Corbett as of that date which otherwise by their terms would have vested after April 6, 2010 were terminated as of such date.

Options Exercised and Stock Vested During Fiscal Year
The following table provides information regarding the exercise of stock options and the vesting of restricted stock or restricted stock units during the fiscal year ended December 31, 2008 for each of our named executive officers on an aggregated basis.
OPTIONS EXERCISES AND STOCK VESTED — 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)(1)
Robert J. Palmisano	—	$—	—	$—
James M. Corbett	—	—	93,860	810,950
Patrick D. Spangler	—	—	13,968	81,294
Pascal E.R. Girin	—	—	2,500	22,450
Stacy Enxing Seng	—	—	21,621	125,834
Gregory Morrison	—	—	13,726	79,885
Matthew Jenusaitis	—	—	11,907	69,299
Paul Richard Lunsford	—	—	33,728	211,843

(1)	The aggregate dollar value realized upon vesting is equal to the market value of the underlying shares of our common stock, based on the closing sale price of our common stock on the date of vesting.
Potential Payments Upon Termination or Change in Control
Severance or Retirement Arrangements – Generally. All of our named executive officers, other than Robert J. Palmisano, are employed “at will” and are not entitled to any severance or other payments under any agreement or contract upon their termination of employment without cause or otherwise. In the event the employment of one of our named executive officers, other than Mr. Palmisano, was terminated, the compensation committee would exercise its business judgment in determining whether or not a separation arrangement, including any severance pay, was appropriate and would determine the terms of any separation arrangement in light of all relevant circumstances including the individual’s term of employment, past accomplishments and reasons for separation from our company. We do not have any retirement arrangements with our employees, including our named executive officers.
Severance Arrangement – Robert J. Palmisano. Under the terms of Mr. Palmisano’s employment and change in control agreement, in the event we terminate Mr. Palmisano’s employment without cause or Mr. Palmisano terminates his employment for good reason, Mr. Palmisano will be entitled to (1) receive any accrued and unpaid base salary and bonus, (2) receive the value of any accrued and unused vacation, (3) receive a single lump sum payment equal to (x) 150 percent of his then current base pay and (y) a pro rata portion of his bonus that would have been earned with respect to the year in which the termination event occurred had Mr. Palmisano remained employed through the end of the performance period to the extent the applicable performance objectives have been achieved, (4) elect continuation coverage under COBRA for 18 months following the date of termination, the premiums for which will be paid by us, (5) elect health care continuation coverage for an additional 18 months following such 18-month severance period and (6) receive, for 18 months following the date of termination, all fringe benefits and perquisites to which he is entitled under his agreement and which may legally be provided by us to non-employees, as well as the housing and car allowances described above (but, with respect to the housing allowance, only to the extent necessary to pay lease or rental obligations existing on the date of termination and in any case not to exceed the 18-month severance period). In the event Mr. Palmisano’s employment is terminated as a result of his disability or otherwise (other than by us without cause or by Mr. Palmisano for good reason), he will be entitled to receive accrued but unpaid base salary and bonus payments through the date of termination and unused vacation pay accrued through the date of termination. For purposes of Mr. Palmisano’s agreement, “cause” is defined as: (1) Mr. Palmisano’s gross misconduct; (2) willful and continued failure to perform substantially his duties after notice of such failure; or (3) his conviction of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to our company or which impairs his ability to perform substantially his duties. For purposes of the agreement, “good reason” is defined as: (1) a substantial change in status, position(s), duties or responsibilities; (2) a material reduction in base pay, a material reduction in the annual bonus plan payment opportunity; (3) our material breach of Mr. Palmisano’s employment and change in control agreement; or (4) our failure to obtain the assent to the agreement by any successor entity. Mr. Palmisano’s receipt of any severance payments and benefits is conditioned upon his execution of a waiver and release agreement. In the event any compensation with respect to Mr. Palmisano’s termination is subject to the six-month suspension under Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, such suspended payments will bear simple interest at the prime rate of interest as published by The Wall Street Journal’s bank survey as of the first day of the six-month period.
Severance Arrangement – James M. Corbett. In connection with his resignation as Chairman, President and Chief Executive Officer on April 6, 2008, we entered into a separation and release agreement with James M. Corbett. The separation and release agreement provides for the following, among other things:
•	payment by us to Mr. Corbett of a lump sum cash payment of $1,282,500, which represented 18 months of Mr. Corbett’s then annual base salary of $475,000 plus 150 percent of Mr. Corbett’s target bonus amount for 2008 (which was 80 percent of his base salary);

•	amendment to Mr. Corbett’s outstanding stock options and restricted stock awards to provide as follows:
•	with respect to Mr. Corbett’s outstanding stock options that had vested as of April 6, 2008, extension of the expiration date for the exercise of such options until July 5, 2010;

•	with respect to Mr. Corbett’s outstanding unvested stock options and restricted stock awards that otherwise would have vested by April 6, 2010, full acceleration of the vesting of such options as of April 6, 2008 and extension of the expiration date for the exercise thereof until July 5, 2010;

•	with respect to Mr. Corbett’s outstanding unvested stock options and restricted stock awards that otherwise would have vested after April 6, 2010, termination of such stock option and restricted stock awards in accordance with the terms of the applicable grant documentation; and

•	with respect to certain stock options previously transferred by Mr. Corbett to his former spouse (who is not now and has not been an employee of our company), adjustments in the same manner as the options held by Mr. Corbett as described above;
•	if timely elected, payment of COBRA continuation coverage premiums for a period of 18 months from the date of his resignation;

•	payment of outplacement services for a period of six months from the date of his resignation; and

•	transfer to Mr. Corbett of ownership of two company laptops and one Blackberry telephone.

The separation and release agreement includes a general release of claims against us by Mr. Corbett and an agreement by Mr. Corbett to cooperate with respect to any future investigations and litigation. Mr. Corbett remains bound by the confidentiality, assignment of inventions, non-competition, non-solicitation and similar provisions of his prior agreement with ev3.
In connection with Mr. Corbett’s resignation, we and Mr. Corbett also entered into a consulting agreement dated as of April 6, 2008 pursuant to which Mr. Corbett served as a consultant until October 6, 2008, reporting to our President and Chief Executive Officer. Mr. Corbett received $5,000 per month for up to 4 days (assuming 8 hours per day) of consulting services and was compensated at a rate of $156.25 per hour for any consulting services in excess of the foregoing. The consulting agreement also contained customary confidentiality provisions.
Severance Arrangement – Patrick D. Spangler. In connection with his resignation as Senior Vice President and Chief Financial Officer on January 9, 2009, we entered into a separation agreement and release of claims and a consulting agreement with Patrick D. Spangler. The separation and release agreement provides for the following, among other things:
•	payments by us to Mr. Spangler in an aggregate amount equal to his annual base salary of $314,800, paid in the form of salary continuation over the 12 months following his resignation;

•	payment by us to Mr. Spangler of a lump sum cash payment equal to $193,522, which represented Mr. Spangler’s annual performance incentive plan payout (which was 60 percent of his annual base salary) for 2008 in accordance with the terms of ev3’s 2008 performance incentive compensation plan;

•	if timely elected, payment of COBRA continuation coverage premiums for a period through no later than December 31, 2009; and

•	payment of outplacement services for a period of up to one year from the date of his resignation.
The separation and release agreement includes a general release of claims against us by Mr. Spangler and an agreement by Mr. Spangler to cooperate with respect to any future investigations and litigation. Mr. Spangler remains bound by the confidentiality, assignment of inventions, non-competition, non-solicitation and similar provisions of his prior agreement with ev3.
In connection with Mr. Spangler’s resignation, we and Mr. Spangler also entered into a consulting agreement dated as of January 20, 2009 pursuant to which Mr. Spangler is serving as a consultant to us until December 31, 2009, reporting to our President and Chief Executive Officer. Mr. Spangler receives $1,000 per month for up to 10 hours of consulting services per month and is compensated at a rate of $150 per hour for any consulting services in excess of the foregoing. The consulting agreement also contains customary confidentiality provisions.
Severance Arrangement – Matthew Jenusaitis. In connection with his resignation as Senior Vice President and President, Neurovascular Division on July 18, 2008, we entered into a separation and release agreement with Matthew Jenusaitis. The separation and release agreement provides for the following, among other things:

•	payment by us to Mr. Jenusaitis of an aggregate cash payment equal to his then annual base salary of $323,644, paid in the form of salary continuation over the 12 months following his resignation;

•	payment by us to Mr. Jenusaitis of a lump sum cash payment equal to $113,683, which represented Mr. Jenusaitis’ annual performance incentive plan payout (which was 60 percent of his annual base salary) prorated through the date of his resignation, paid at the same time other payouts under our annual performance incentive plan are paid;

•	if timely elected, payment of COBRA continuation coverage premiums through December 31, 2009;

•	payment of outplacement services for a period of three months from the date of his resignation;

•	transfer to Mr. Jenusaitis of ownership of one company laptop; and

•	limited administrative assistant services for up to six months for no more than 10 hours per month.
The separation and release agreement includes a general release of claims against us by Mr. Jenusaitis and an agreement by Mr. Jenusaitis to cooperate with respect to any future investigations and litigation. Mr. Jenusaitis remains bound by the confidentiality, assignment of inventions, non-competition, non-solicitation and similar provisions of his prior agreement with ev3.
In connection with Mr. Jenusaitis’ resignation, we and Mr. Jenusaitis also entered into a consulting agreement dated as of July 18, 2008 pursuant to which Mr. Jenusaitis is serving as a consultant to us until July 18, 2009, reporting to our President and Chief Executive Officer. Mr. Jenusaitis receives $1,000 per month for up to 10 hours of consulting services per month and is compensated at a rate of $150 per hour for any consulting services in excess of the foregoing. The consulting agreement also contains customary confidentiality provisions.
Change in Control Arrangements – Generally. Our stock incentive plans under which stock options, restricted stock and restricted stock units have been granted to our named executive officers contain “change in control” provisions. In addition, we have entered into agreements with our named executive officers that require us to provide compensation to them in the event of a “change in control” of our company and/or a termination of their employment in connection with, or within a certain period of time after, a change in control of our company. For purposes of the stock incentive plans and the change in control agreements, a “change in control” means:
•	the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of our assets, in one transaction or in a series of related transactions, to a third party;

•	any third party, other than a bona fide underwriter, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities (x) representing 50 percent or more of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors, or (y) resulting in such third party becoming an affiliate of our company, including pursuant to a transaction described in the next bullet below;

•	the consummation of any transaction or series of transactions under which we are merged or consolidated with any other company, other than a merger or consolidation which would result in our stockholders immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

•	the “continuity directors” cease for any reason to constitute at least a majority of our board of directors.
For purposes of this definition, a “continuity director” means an individual who, as of the date of the plan or change in control agreement, was a member of our board of directors, and any other individual who becomes a director subsequent to such date whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the continuity directors, but excluding for this purpose any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than our board of directors.
Change in Control Arrangements – Stock Incentive Plans. Under the terms of the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, if there is a change in control of our company, then, all conditions to the exercise of all outstanding options and all issuance or forfeiture conditions on all outstanding stock grants and stock unit grants will be deemed satisfied; provided if any such issuance or forfeiture condition relates to satisfying any performance goal and there is a target for the goal, the issuance or forfeiture condition will be deemed satisfied generally only to the extent of the stated target. Under the terms of the ev3 LLC 2003 Incentive Plan, if there is a change in control of our company, then, generally, we will require the successor entity or parent thereof to assume all outstanding options granted under the plan. In addition, the plan administrator may, in its discretion and in lieu of requiring such assumption, provide that all outstanding stock options will terminate as of the consummation of such change in control, and (1) accelerate the exercisability of, or cause all vesting restrictions to lapse on all outstanding options to a date at least 10 days prior to the date of the change in control and/or (2) provide that the holders of options will receive a cash payment in respect of cancellation of their options based on the amount (if any) by which the per share consideration being paid for the common stock in connection with the change in control exceeds the applicable exercise price, if any. Most of the outstanding unvested stock options and stock grants held by the named executive officers were granted under the 2005 plan and thus will become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of our company.
Robert J. Palmisano Employment and Change in Control Agreement. Under the terms of Mr. Palmisano’s employment and change in control agreement, in the event that following a change in control, we terminate Mr. Palmisano’s employment without cause or Mr. Palmisano terminates his employment for good reason, Mr. Palmisano will be entitled to (1) receive any accrued and unpaid base salary, (2) receive the value of any accrued and unused vacation, (3) receive a pro rata portion of his annual target bonus based on the number of months in the year worked prior to the change in control and based on the assumption that all of the annual performance milestones will have been satisfied at target for such year, (4) receive a lump sum payment equal to the sum of (x) 36 months of his then current base pay and (y) 300 percent of his annual target bonus based on the assumption that all of the annual performance milestones will have been satisfied at target for such year, (5) elect continuation coverage under COBRA for 36 months following the date of termination, the premiums for which will be paid by us, (6) elect health care continuation coverage for an additional 18 months following such 36-month severance period and (7) receive, for 36 months following the date of termination, all fringe benefits and perquisites to which he is entitled under his agreement and which may legally be provided by us to non-employees, as well as the housing and car allowances described above (but, with respect to the housing allowance, only to the extent necessary to pay lease or rental obligations existing on the date of termination and in any case not to exceed the 36-month severance period). In addition, upon a change in control, the agreement provides that all unvested stock options and stock awards will become fully vested and immediately exercisable.
Mr. Palmisano’s agreement also provides that in the event any payment or benefit provided by us to or for the benefit of Mr. Palmisano, either under the agreement or otherwise, will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make an additional lump sum payment to Mr. Palmisano that will be sufficient, after giving effect to all federal, state and other taxes and charges with respect to such payment, to make Mr. Palmisano whole for all taxes (including withholding taxes) imposed under Section 4999 of the Internal Revenue Code.
Mr. Palmisano’s agreement contains a slightly different change in control definition, which means a change in control of ev3 that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 whether or not our company is then subject to such reporting requirements, including:
•	the acquisition (other than from ev3) by any person, entity or group, subject to certain exceptions, of 20 percent or more of either the then-outstanding shares of our common stock or the combined voting power of our then-outstanding shares entitled to vote generally in the election of directors;

•	the “continuity directors” cease for any reason to constitute at least a majority of our board of directors; or

•	approval by our stockholders of any reorganization, merger or consolidation with respect to which persons who were our stockholders immediately prior to such transaction do not immediately thereafter own more than 50 percent of the combined voting power entitled to vote generally in the lection of directors of the surviving corporation’s then-outstanding voting securities, a liquidation or dissolution of our company or the sale of all or substantially all of our assets.
James M. Corbett Change in Control Agreement. Mr. Corbett’s change in control letter agreement entitled him, upon the occurrence of a change in control, to base pay owed to him through such date and a pro rata portion of his bonus plan payment based on the number of months in the year worked prior to the change in control. In addition, whether or not Mr. Corbett was offered future employment with the successor or the surviving subsidiary, Mr. Corbett would have been entitled to receive a lump sum payment equal to 18 months of his then-current base pay and an amount equal to 150 percent of his bonus plan payment for the current year. The amount of the bonus plan payment would have been based on the assumption that all of the annual performance milestones were satisfied for such year. However, if Mr. Corbett was employed by the successor or the surviving subsidiary, this cash payment would have been deferred until the earlier of the end of the six-month period or the date of Mr. Corbett’s termination following the change in control. Further, however, no such payment would have been due if Mr. Corbett’s employment was terminated during the six-month period for “cause” or by Mr. Corbett without “good reason.” For purposes of the agreement, “cause” was defined as: (1) Mr. Corbett’s gross misconduct; (2) his willful and continued failure to perform substantially his duties after notice of such failure; or (3) his conviction of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to our company or which impairs his ability to perform substantially his duties. For purposes of the agreement, “good reason” was defined as: (1) a substantial change in status, position(s), duties or responsibilities; (2) a reduction in base pay, a material change in the annual bonus plan payment expectations, or an adverse change in the form or timing of such payments; (3) our failure to provide Mr. Corbett similar benefits at a similar cost to those provided prior to the change in control; and (4) our requiring Mr. Corbett to be based more than 50 miles from where his office was located prior to the change in control.
In addition, under the agreement, upon the occurrence of a change in control, Mr. Corbett’s stock options or stock awards pursuant to our stock incentive plans would have been accelerated and all such options would have become fully vested and immediately exercisable. In addition, beginning on the date of termination following a change in control, Mr. Corbett also would have been entitled to group health plan benefits for himself and his dependents for up to 18 months and reasonable outplacement services with a cost of up to $40,000. To the extent any payments received by Mr. Corbett under the agreement would have constituted parachute payments which resulted in an excise tax under Section 4999 of the Internal Revenue Code, Mr. Corbett would have received a gross-up payment to cover such excise tax as well as applicable taxes on such gross-up payment. The agreement also provided that, in addition to any other indemnification obligations that we may have, if, following a change in control of our company, Mr. Corbett incurred damages, costs or expenses (including, without limitation, judgments, fines and reasonable attorneys’ fees) as a result of his service to our company or status as an officer of our company, we would have indemnified him to the fullest extent permitted by law, except to the extent that such damages, costs or expenses arose as a result of his gross negligence or willful misconduct.
Other Named Executive Officers Change in Control Agreements. The agreements with our other named executive officers entitle (or entitled, in case of Messrs. Spangler, Jenusaitis and Lunsford who are no longer executives of our company) each of them, upon the occurrence of a change in control, to base pay owed to the executive through such date and a pro rata portion of the executive’s target bonus plan payment based on the number of months in the year worked prior to the change in control. In addition, if the executive’s employment is terminated by us for any reason other than for cause and other than the executive’s death or is terminated by the executive for good reason and the termination of employment occurs within 24 months of the change in control or prior to the change in control if the termination was either a condition of the change in control or was at the request or insistence of a person related to the change in control, then the executive would be entitled to certain additional benefits. Such benefits include receipt of a lump sum cash payment equal to 12 months of the executive’s then-current base pay and the full amount of the executive’s bonus plan payment for the next 12 months, with the amount of the bonus plan payment based on the assumption that all of the annual performance milestones will have been satisfied at target for such year. In addition, the executive also would be entitled to group health plan benefits for the executive and his or her dependents for up to 18 months, reasonable outplacement services with a cost of up to $20,000 and the same indemnification rights and tax gross-up payment rights as found in Mr. Corbett’s agreement.
Potential Payments to Named Executive Officers. The following table describes the potential maximum payments to each of our named executive officers who was employed by ev3 on December 31, 2008 (i) in the event of their termination upon the occurrence of a change in control of our company or (ii) within 24 months following the change in control, their involuntary termination or termination by them with good reason. For purposes of this calculation, we have assumed that the change in control and termination event occurred on December 31, 2008 and the acquiring company elected not to assume any stock options or stock awards held by the named executive officers, resulting in the acceleration of their vesting under the terms of our stock plans. The following table does not include any accrued and unpaid base salary to which the executives also would be entitled.

		Dollar Amount of
	Description of Payments	Potential Maximum
Name	and Executive Benefits	Payments/Benefits
Robert J. Palmisano	Pro Rata Portion of 2008 Bonus(1)	$442,192
	Lump Sum Payment Based on Base Salary	1,800,000
	Lump Sum Payment Based on Annual Bonus Plan	1,800,000
	Unvested and Accelerated Stock Options(2)	—
	Unvested and Accelerated Restricted Stock(3)	—
	Group Health Plan Benefits(4)	30,124
	Accrued Paid Time Off(5)	49,601
	Housing Allowance(6)	180,000
	Automobile Allowance	54,000
	Fringe Benefit Tax Gross-up Payment(7)	168,771
	280G Tax Gross-up Payment(8)	1,872,566
	Total:	6,397,252

Patrick D. Spangler	Pro Rata Portion of 2008 Bonus(1)	188,880
	Lump Sum Payment Based on Base Salary	314,800
	Lump Sum Payment Based on Annual Bonus Plan(1)(9)	188,880
	Unvested and Accelerated Stock Options(2)	—
	Unvested and Accelerated Restricted Stock(3)	306,818
	Group Health Plan Benefits(4)	22,251
	Outplacement Services	20,000
	Accrued Paid Time Off(5)	28,218
	280G Tax Gross-up Payment(8)	—
	Total:	1,069,848

Pascal E.R. Girin(10)	Pro Rata Portion of 2008 Bonus(1)	314,882
	Lump Sum Payment Based on Base Salary	505,672
	Lump Sum Payment Based on Annual Bonus Plan(1)(9)	328,687
	Unvested and Accelerated Stock Options(2)	—
	Unvested and Accelerated Restricted Stock Units(3)	807,701
	Group Health Plan Benefits(4)	15,602
	Outplacement Services	20,000
	Accrued Paid Time Off(5)	46,477
	280G Tax Gross-up Payment(8)	—
	Total:	2,039,020

Stacy Enxing Seng	Pro Rata Portion of 2008 Bonus(1)	195,384
	Lump Sum Payment Based on Base Salary	356,000
	Lump Sum Payment Based on Annual Bonus Plan(1)(9)	231,400
	Unvested and Accelerated Stock Options(2)	—
	Unvested and Accelerated Restricted Stock(3)	338,452
	Group Health Plan Benefits(4)	22,251
	Outplacement Services	20,000
	Accrued Paid Time Off(5)	26,665
	280G Tax Gross-up Payment(8)	—
	Total:	1,190,153

Gregory Morrison	Pro Rata Portion of 2008 Bonus(1)	120,450
	Lump Sum Payment Based on Base Salary	240,901
	Lump Sum Payment Based on Annual Bonus Plan(1)(9)	120,450
	Unvested and Accelerated Stock Options(2)	—
	Unvested and Accelerated Restricted Stock(3)	276,922
	Group Health Plan Benefits(4)	22,251
	Outplacement Services	20,000
	Accrued Paid Time Off(5)	18,004
	280G Tax Gross-up Payment(8)	—
	Total:	818,979

(1)	Assumes performance milestones were satisfied at target. Amount for Mr. Palmisano is prorated to reflect his April 6, 2008 hire date. Amount for Mr. Girin is prorated to reflect his increased incentive target percentage and base compensation received in connection with his promotion in July 2008. For Mr. Girin, any calculations based on base salary include Mr. Girin’s mobility premium payments. Amount for Ms. Enxing Seng is prorated to reflect her increased incentive target percentage received in connection with her promotion in December 2008.

(2)	The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of December 31, 2008 ($6.10), and (ii) the exercise price of the options. The range of exercise prices of stock options held by our named executive officers included in the table as of December 31, 2008 was $3.54 to $17.67. Most of the stock options held by our named executive officers were out-of-the-money on December 31, 2008.

(3)	The value of the automatic acceleration of the vesting of restricted stock or restricted stock units held by a named executive officer is based on: (i) the number of unvested shares of restricted stock or restricted stock units held by such officer as of December 31, 2008, multiplied by (ii) the market price of our common stock on December 31, 2008 ($6.10).

(4)	The value of the group health plan benefits is based on premiums rates in effect in December 2008.

(5)	Represents amounts paid for accrued time off in excess of the accrual cap under our Paid Time Off Policy for U.S. Employees.

(6)	Mr. Palmisano would be entitled to a housing allowance, but only to the extent necessary to pay lease or rental obligations existing on the date of termination for up to 36 months. Amount assumes that Mr. Palmisano’s lease or rental obligations equal his housing allowance of $5,000 per month and extend for 36 months.

(7)	The value of the gross-up payment assumes a 35 percent U.S. federal income tax rate, a 6.25 percent state income tax rate and a 1.45 percent Medicare tax.

(8)	These payments are only payable in the case that the executive’s payments following a change in control result in excess parachute payments under Internal Revenue Code Section 280G. The named executive officers’ change in control agreements provide that any excise tax and gross-up payments will equal only that amount required to assure that the executive receives payment at least equal to the expected severance payment without the executive incurring golden parachute excise tax out of pocket. The estimated calculations incorporate the following tax rates: 280G excise tax rate of 20 percent, a statutory 35 percent federal income tax rate, a 1.45 percent Medicare tax rate and the applicable state income tax rate. In the case of a change in control with no termination of employment, none of the executives would receive payments in an amount that would require an excise tax gross-up.

(9)	Amount based on base salary and target bonus percentage in effect on December 31, 2008. Assumes performance milestones were satisfied at target.

(10)	Reflected in U.S. dollars but paid in Euros. Conversion into U.S. dollars based on conversion rates as of December 31, 2008. Conversion rate as of December 31, 2008 was one Euro to $1.4094. For purposes of determining the value of payments to Mr. Girin, it is assumed that any notice requirements under applicable law will have been satisfied.

RELATED PERSON RELATIONSHIPS AND TRANSACTIONS

Relationship with Warburg Pincus Entities
As of March 30, 2009, Warburg Pincus Entities beneficially owned approximately 29.4 percent of our outstanding common stock. Elizabeth H. Weatherman, one of our directors, is a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. As described in more detail below under the heading “—Holders Agreement,” Ms. Weatherman was elected to our board of directors as a board designee of the Warburg Pincus Entities and the Vertical Funds, as was Richard B. Emmitt, another one of our directors. Three of our current directors are executives of one or more portfolio companies of Warburg Pincus. Douglas W. Kohrs is President and Chief Executive Officer of Tornier B.V., a global orthopedic company. Daniel J. Levangie is President and Chief Executive Officer of Keystone Dental, Inc., a privately held dental implant medical device company, and a Managing Partner of Constitution Medical Investors, Inc., a Boston-based private investment firm focused on healthcare sector-related acquisitions. John L. Miclot is President and Chief Executive Officer of CCS Medical, Inc., a provider of home healthcare products, such as insulin pumps, incontinence products and respiratory equipment.
Holders Agreement
We are a party to a holders agreement along with certain of our stockholders, the Warburg Pincus Entities and the Vertical Fund, and certain of our directors, former directors, executive officers and former executive officers, including James M. Corbett, our former Chairman, President and Chief Executive Officer, and Stacy Enxing Seng, our Executive Vice President and President, U.S. Peripheral Vascular. Pursuant to the terms of this agreement, we are required to nominate and use our best efforts to have elected to our board of directors:
•	two persons designated by the Warburg Pincus Entities and the Vertical Funds if the Warburg Pincus Entities, the Vertical Funds and their affiliates collectively beneficially own 20 percent or more of our common stock; or

•	one person designated by the Warburg Pincus Entities and the Vertical Funds if the Warburg Pincus Entities, the Vertical Funds and their affiliates collectively beneficially own at least 10 percent but less than 20 percent of our common stock.
Mr. Emmitt and Ms. Weatherman are the initial designees under the holders agreement. The parties to the holders agreement also agreed to be subject to lock-up agreements in certain circumstances, including in up to two registration statements filed after our initial public offering.
Registration Rights Agreement
We are a party to a registration rights agreement with certain of our stockholders, former directors, former officers, officers and employees, including, among others, Warburg Pincus, The Vertical Group, James M. Corbett, our former Chairman, President and Chief Executive Officer, and Stacy Enxing Seng, who we refer to as the holders, with respect to shares of our common stock held by them. Pursuant to the registration rights agreement, we agreed to:
•	use our reasonable best efforts to effect up to two registered offerings of at least $10 million each upon the demand of the holders of not less than a majority of the shares of our common stock then held by the holders;

•	use our best efforts to effect up to three registrations of at least $1 million each on Form S-3, once we become eligible to use such form, if any holder so requests; and

•	maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete.
Pursuant to the registration rights agreement, the holders also have incidental or “piggyback” registration rights with respect to any registrable shares, subject to certain volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised.  We also agreed to use our best efforts to qualify for the use of Form S-3 for secondary sales.  We agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities.
Loans from Warburg Pincus to Our Former Executive Officers
Prior to the initial public offering of our common stock in June 2005, Warburg Pincus, our principal stockholder, entered into loan agreements with a number of our then officers and directors. The purpose of these full recourse loans was to fund the purchase of equity interests in ev3 LLC or its predecessors and were not arranged by such entities.
James M. Corbett, our former Chairman, President and Chief Executive Officer, is a party to two loan agreements with Warburg Pincus, both of which accrue interest at the rate of 3.46 percent per annum and matured on September 30, 2007 and February 20, 2008. As of December 31, 2008, the aggregate outstanding principal amount of these loans was $1,023,140, which also represents the largest aggregate principal amount outstanding during 2008. Accrued but unpaid interest on the loans was $227,139 as of December 31, 2008. Mr. Corbett did not pay any principal or interest during 2008. On April 4, 2008, Mr. Corbett and Warburg Pincus entered into an extension agreement which extended the maturity dates of the two loan agreements with Warburg Pincus to the earlier of (i) July 6, 2010 or (ii) the first date on which Mr. Corbett directly or indirectly exercises one or more stock options to purchase shares of our common stock beneficially owned by him or any such options which are converted or exchanged, whether in connection with a transaction or otherwise. However, if prior to the earlier of such dates, Mr. Corbett’s stock options are cashed-out or cancelled in connection with a transaction involving our company or any successor entity, Mr. Corbett has agreed to apply any and all net proceeds received by him as a result of such transaction to the repayment of the outstanding interest and principal then due and owing under the loans.
Product Sales to Warburg Pincus Portfolio Company
During 2008, we sold certain products to Beijing Lepu Medical Device, Inc., a privately held provider of drug eluting stents, for an aggregate price of $2.3 million. Funds affiliated with Warburg Pincus own 20 percent of Beijing Lepu Medical Device. Elizabeth H. Weatherman, one of our directors, is a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group.

Airplane Time-Sharing and Reimbursement Agreements
As a result of our merger with FoxHollow, we assumed the obligations of FoxHollow under a time-sharing agreement, effective as of September 1, 2005, between FoxHollow and JBS Consulting, LLC, an entity affiliated with John B. Simpson, Ph.D., M.D., who served as our vice chairman and chief scientist and a director of our company from October 4, 2008 through February 7, 2008, and a reimbursement agreement, also effective as of September 1, 2005, among FoxHollow, JBS Consulting and Dr. Simpson.
Under the terms of the time-sharing agreement, FoxHollow leased an airplane owned by JBS Consulting and a flight crew in exchange for FoxHollow’s payment of the aggregate incremental cost of each flight conducted at the request of FoxHollow, which costs include fuel, oil, lubricants and other additives, travel expenses of the crew, hangar and tie down costs away from the airplane’s base of operation in San Jose, California, insurance for each specific flight, landing fees, airport taxes, customs, in-flight food and beverages, passenger ground transportation, flight planning and an additional charge equal to 100 percent of fuel, oil, lubricants, and other additives. JBS Consulting then invoiced FoxHollow, net 30 days, for each flight’s costs at the end of the month.
Under the terms of the reimbursement agreement, after FoxHollow paid all of the invoiced costs, FoxHollow then invoiced, net 10 days, JBS Consulting and/or Dr. Simpson under the reimbursement agreement for reimbursement of all costs and expenses paid by FoxHollow for each flight’s costs, except for the cost of a first class fare equivalent commercial airline ticket for all flights when Dr. Simpson was aboard the airplane in connection with FoxHollow business and for the cost of a coach fare equivalent commercial airline ticket for all flights when any FoxHollow employee or director was aboard the airplane in connection with FoxHollow business.
We adopted a policy that only Dr. Simpson could use the airplane owned by JBS Consulting and that no other director, executive officer, employee or independent contractor of ev3 could use the airplane for business and/or personal use at any time without the prior consent of our then Chairman, President and Chief Executive Officer and only in the event that such use by the individual was necessitated by an urgent business need. Generally, under the policy, mere convenience of schedule or overlapping flight itineraries would not have constituted an urgent business need. We terminated the time-sharing agreement and reimbursement agreement after Dr. Simpson’s resignation in February 2008.
Director and Executive Officer Compensation
Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers and for information regarding employment, consulting, change in control, indemnification and other agreements we have entered into with our current and former directors and executive officers.
Policies and Procedures Regarding Related Party Transactions
Our board of directors has delegated to our audit committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for our audit committee to take an action with respect to a proposed related party transaction, the board or another committee of the board, may approve or ratify it. No member of the board or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.
Our policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries)

were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.
Prior to entering into or amending any related party transaction, the party involved must provide notice to our legal department of the facts and circumstances of the proposed transaction, including:
•	the related party’s relationship to us and his or her interest in the transaction;

•	the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

•	the purpose and benefits of the proposed related party transaction with respect to us;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
If the legal department determines the proposed transaction is a related party transaction, the proposed transaction will be submitted to the audit committee for consideration. In determining whether to approve a proposed related party transaction, the audit committee will consider, among other things, the following:
•	the purpose of the transaction;

•	the benefits of the transaction to us;

•	the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.
Under our policy, certain related party transactions as defined under our policy will be deemed to be pre-approved by the audit committee and will not be subject to these procedures.

PROPOSAL TWO — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm
The audit committee of our board of directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009. Although it is not required to do so, our board of directors is asking our stockholders to ratify the audit committee’s selection of Ernst & Young LLP. If our stockholders do not ratify the selection of Ernst & Young LLP, another independent registered public accounting firm will be considered by the audit committee of our board of directors. Even if the selection is ratified by our stockholders, the audit committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of our company and its stockholders.
Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions. They also will have the opportunity to make a statement if they wish to do so.
Audit, Audit-Related, Tax and Other Fees
The following table presents the aggregate fees for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2008 and December 31, 2007.

	Aggregate Amount Billed by
	Ernst & Young LLP
	2008	2007
Audit Fees(1)	$1,288,336	$1,755,559
Audit-Related Fees(2)	28,400	347,404
Tax Fees(3)	175,500	63,000
All Other Fees(4)	—	1,500

(1)	These fees consisted of the audit of our annual consolidated financial statements, including the audit of internal control over financial reporting, reviews of our consolidated condensed financial statements included in our quarterly reports on Form 10-Q and services provided in connection with our statutory and regulatory filings. For 2007, audit fees also included fees in connection with the review of our Form S-4 registration statement in connection with our acquisition of FoxHollow Technologies, Inc.

(2)	These fees consisted of review of accounting consultation services.

(3)	These fees consisted of tax compliance, tax advice and tax planning, including preparation of tax forms and consultation related to foreign tax matters. The audit committee of our board of directors has considered whether the provision of these services is compatible with maintaining Ernst & Young LLP’s independence and has determined that it is.

(4)	These fees consisted of a subscription to an on-line accounting research tool. The audit committee of our board of directors has considered whether the provision of these services is compatible with maintaining Ernst & Young LLP’s independence and has determined that it is.
Pre-Approval Policies and Procedures
The audit committee of our board of directors has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by Ernst & Young LLP to us, are pre-approved by our audit committee. All services rendered by Ernst & Young LLP to us during 2008 were permissible under applicable laws and regulations, and all such services provided by Ernst & Young LLP to us during such time, other than de minimis non-audit services allowed under applicable law, were approved in advance by our audit committee in accordance with the rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002.
Board Recommendation
The board of directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009.

OTHER MATTERS

Stockholder Proposals for 2010 Annual Meeting
Stockholder proposals intended to be presented in our proxy materials relating to our 2010 Annual Meeting of Stockholders must be received by us at our principal executive offices on or before December 14, 2009, unless the date of the meeting is delayed by more than 30 calendar days, and must satisfy the requirements of the proxy rules promulgated by the SEC.
Any other stockholder proposals to be presented at the 2010 Annual Meeting of Stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices not later than February 25, 2010 nor earlier than January 26, 2010; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, notice by the stockholder to be timely must be received not later than the 10th day following the day on which public announcement of the date of such meeting is first made. The proposal must contain specific information required by our bylaws, a copy of which may be obtained by writing to our Corporate Secretary or accessing the SEC’s EDGAR filing database at www.sec.gov. If a proposal is not timely and properly made in accordance with the procedures set forth in our bylaws, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.
Director Nominations for 2010 Annual Meeting
Our board of directors will consider recommendations submitted by our stockholders for the nomination of directors to be elected at the 2010 Annual Meeting of Stockholders. In accordance with procedures set forth in our bylaws, stockholders of record of our company may propose nominees for election to our board of directors only after providing timely written notice to our Corporate Secretary. To be timely, a stockholder’s notice to our Corporate Secretary must be delivered to or mailed and received at our principal executive offices not later than February 25, 2010 nor earlier than January 26, 2010; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, notice by the stockholder to be timely must be received not later than the 10th day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice. The notice must contain specific information required by our bylaws, a copy of which may be obtained by writing to our Corporate Secretary or accessing the SEC’s EDGAR filing database at www.sec.gov. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Our board of directors will consider only those stockholder recommendations whose submissions comply with these procedural requirements. Our board of directors will evaluate candidates recommended by stockholders in the same manner as those recommended by others.
Copies of 2008 Annual Report
We have sent or made electronically available to each of our stockholders a copy of our annual report on Form 10-K (without exhibits) for the year ended December 31, 2008. The exhibits to our Form 10-K are available by accessing the SEC’s EDGAR filing database at www.sec.gov. We will furnish a copy of any exhibit to our Form 10-K upon receipt from any such person of a written request for such exhibits upon the payment of our reasonable expenses in furnishing the exhibits.

This request should be sent to: ev3 Inc., 9600 54th Avenue North, Plymouth, MN 55442, Attn: Stockholder Information.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials and annual reports as permitted by the SEC. This means that only one copy of our proxy materials or annual report to stockholders may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Investor Relations Department, ev3 Inc., 9600 54th Avenue North, Plymouth, Minnesota 55442, telephone: (763) 398-7000. Any stockholder who wants to receive separate paper or electronic copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.
Proxy Solicitation Costs
The cost of soliciting proxies, including the preparation, assembly, mailing and making electronically available of proxies and soliciting material, as well as the cost of forwarding this material to the beneficial owners of our common stock will be borne by us. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, facsimile, e-mail or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.
Other Business
Our management does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting, except those described in this proxy statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the proxy will have discretionary authority to vote such proxy in accordance with their best judgment on the matters.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please exercise your right to vote as soon as possible by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or by using Internet or telephone voting as described on the proxy card.
By Order of the Board of Directors,
/s/ Kevin M. Klemz
Kevin M. Klemz
Senior Vice President, Secretary and Chief
Legal Officer
April 13, 2009
Plymouth, Minnesota

ev3 INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 26, 2009 2:00 p.m., CDT ev3 Inc. 9600 54th Avenue North Plymouth MN, 55442 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement for the Annual Meeting of Stockholders to be held on Tuesday, May 26, 2009 and the 2008 Annual Report to Stockholders are available at www.proxyvote.com. M12402 ev3 THE ENDOVARCULAR COMPANY ev3 INC. This proxy is solicited on behalf of the board of directors of ev3 Inc., for use at the Annual Meeting of Stockholders on May 26, 2009. By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint Robert J. Palmisano and Kevin M. Klemz, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matter which may properly come before the Annual Meeting of Stockholders to be held on May 26, 2009 and at any adjournment or postponement of the meeting. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. This proxy, when properly signed, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR all of the nominees for director and FOR Proposal 2 and, in the proxies’ discretion, upon such other matters as may properly come before the meeting. See reverse for voting instructions ev3 INC. ATTN: KEVIN KLEMZ 9600 54TH AVENUE NORTH PLYMOUTH MN 55442 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M12401 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ev3 INC. The Board of Directors recommends a vote FOR all nominees for director and FOR Proposal 2. 1. Election of the following three nominees as directors for a three-year term. Nominees: For Against Abstain 1a. Jeffrey B. Child 0 0 0 1b. John L. Miclot 0 0 0 1c. Thomas E. Timbie 0 0 0 For Against Abstain 2. To consider a proposal to ratify 0 0 0 the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009. This proxy when properly executed, will be voted as directed or, if no direction is given, will be voted FOR all nominees for director and FOR proposal 2. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date